     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1998
                                                REGISTRATION NO. 333-[         ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                             TRAMMELL CROW COMPANY

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          6510                  75-2721454
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                          2001 ROSS AVENUE, SUITE 3400
                              DALLAS, TEXAS 75201
                                 (214) 863-3000

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                                GEORGE L. LIPPE
                            CHIEF EXECUTIVE OFFICER
                             TRAMMELL CROW COMPANY
                          2001 ROSS AVENUE, SUITE 3400
                              DALLAS, TEXAS 75201
                                 (214) 863-3000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

         JEFFREY E. ELDREDGE                           JI HOON HONG
        VINSON & ELKINS L.L.P.                     SHEARMAN & STERLING
      3700 TRAMMELL CROW CENTER                    599 LEXINGTON AVENUE
           2001 ROSS AVENUE                      NEW YORK, NEW YORK 10022
         DALLAS, TEXAS 75201

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                           --------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                           --------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                        CALCULATION OF REGISTRATION FEE

       TITLE OF EACH CLASS OF                                  PROPOSED MAXIMUM       PROPOSED MAXIMUM
             SECURITIES                   AMOUNT TO BE          OFFERING PRICE            AGGREGATE              AMOUNT OF
          TO BE REGISTERED                REGISTERED(1)          PER SHARE(2)         OFFERING PRICE(2)      REGISTRATION FEE
Common Stock, $.01 par value            5,750,000 Shares           $30.9375             $177,890,625            $52,477.74

(1) Includes 750,000 shares that may be sold pursuant to an over-allotment option granted to the Underwriters.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low prices of the Common Stock on July 15, 1998, as reported on the New York Stock Exchange.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus"), and the other to be used in connection with a concurrent offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical in all respects except that they contain different front cover pages.

    The form of the U.S. Prospectus is included herein and is followed by the front cover page to be used in the International Prospectus that differs from the front cover page in the U.S. Prospectus. The front cover page for the International Prospectus included herein is labeled "Alternative Front Cover Page for International Prospectus."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS (SUBJECT TO COMPLETION)
            , 1998

                                5,000,000 SHARES
                             TRAMMELL CROW COMPANY

                                  COMMON STOCK
                                 --------------
 OF THE 5,000,000 SHARES OF COMMON STOCK (THE "SHARES") BEING OFFERED ,
SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S.
     UNDERWRITERS AND        SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE
       UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITING." ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY (THE
        "OFFERING") ARE BEING SOLD BY CERTAIN STOCKHOLDERS (THE "SELLING
         STOCKHOLDERS") OF TRAMMELL CROW COMPANY (THE "COMPANY"). SEE
       "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE
              ANY PROCEEDS FROM THE SALE OF SHARES BY THE SELLING
        STOCKHOLDERS. THE COMMON STOCK IS LISTED ON THE NEW YORK STOCK
          EXCHANGE UNDER THE SYMBOL "TCC." ON JULY 16, 1998, THE LAST
            REPORTED SALE PRICE OF THE COMMON STOCK ON THE NEW YORK
           STOCK EXCHANGE COMPOSITE TRANSACTIONS TAPE WAS $31.125
                 PER SHARE. IN 1991, THE COMPANY'S REAL ESTATE
              SERVICES BUSINESS WAS SEPARATED FROM THE COMMERCIAL
                REAL ESTATE ASSET BASE OWNED BY THE COMPANY'S
                 PREDECESSOR. THE COMPANY CONTINUED TO OPERATE
                    THE REAL ESTATE SERVICES BUSINESS WHILE
                    OWNERSHIP OF THE COMMERCIAL REAL ESTATE
                   ASSET BASE WAS SEGREGATED INTO A NUMBER
                     OF SEPARATE ENTITIES DISTINCT FROM THE
                      COMPANY, WITH INDEPENDENT MANAGEMENT
                                AND OPERATIONS.
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.
                               -----------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                            PRICE $          A SHARE
                              -------------------

                                                                            UNDERWRITING        PROCEEDS TO
                                                          PRICE TO         DISCOUNTS AND          SELLING
                                                           PUBLIC          COMMISSIONS(1)     STOCKHOLDERS(2)
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................          $                   $                   $
TOTAL(3)...........................................          $                   $                   $

---------
  (1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

  (2) BEFORE DEDUCTING EXPENSES OF THE OFFERING PAYABLE BY THE SELLING
      STOCKHOLDERS AND THE COMPANY, ESTIMATED AT $          .

  (3) THE SELLING STOCKHOLDERS HAVE GRANTED TO THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 750,000 ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC, LESS UNDERWRITING DISCOUNTS AND COMMISSIONS, FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND
      COMMISSIONS, AND PROCEEDS TO THE SELLING STOCKHOLDERS WILL BE $          ,
      $          AND $          , RESPECTIVELY. SEE "UNDERWRITING."
                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SHEARMAN & STERLING, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT THE
DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT             , 1998 AT THE
OFFICES OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY DEAN WITTER
        BANCAMERICA ROBERTSON STEPHENS
              BT ALEXQ BROWN
                                                    DONALDSON, LUFKIN & JENRETTE

            , 1998.

                               [ARTWORK TO COME]

                              -------------------

    Certain persons participating in this Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, and may bid for, and purchase shares of Common Stock in the open market. For a description of these activities, see "Underwriting."

    No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                            ------------------------

    For investors outside of the United States: No action has been or will be taken in any jurisdiction by the Company or any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

                            ------------------------

    In this Prospectus references to "dollar" and "$" are to United States dollars, and the term "United States" or "U.S." means the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           4
Risk Factors...............................................................................................          13
The Company................................................................................................          20
Use of Proceeds............................................................................................          24
Dividend Policy............................................................................................          24
Market for Common Stock....................................................................................          24
Selected Consolidated Financial Data.......................................................................          25
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          28
Business...................................................................................................          38
Management.................................................................................................          55
Certain Transactions.......................................................................................          68
Principal and Selling Stockholders.........................................................................          74
Description of Capital Stock...............................................................................          77
Shares Eligible for Future Sale............................................................................          82
Certain U.S. Federal Tax Considerations for Non-U.S. Holders of Common Stock...............................          83
Underwriting...............................................................................................          86
Legal Matters..............................................................................................          89
Experts....................................................................................................          89
Additional Information.....................................................................................          89
Index to Financial Statements..............................................................................         F-1

                            ------------------------

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN THIS PROSPECTUS UNDER THE CAPTIONS "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." PROSPECTIVE INVESTORS IN THE COMMON STOCK SHOULD CAREFULLY CONSIDER THE SPECIFIC MATTERS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 12 AS WELL AS THE OTHER INFORMATION AND DATA CONTAINED IN THIS PROSPECTUS. THE COMPANY IS A DELAWARE CORPORATION THAT WAS FORMED IN AUGUST 1997 TO BECOME THE SUCCESSOR TO TRAMMELL CROW COMPANY, A TEXAS CLOSE CORPORATION (THE "PREDECESSOR COMPANY"). PRIOR TO THE COMPANY'S INITIAL PUBLIC OFFERING IN DECEMBER, 1997 (THE "INITIAL PUBLIC OFFERING"), A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY WAS MERGED WITH AND INTO THE PREDECESSOR COMPANY (THE "REINCORPORATION MERGER"), WITH THE PREDECESSOR COMPANY SURVIVING THE MERGER AS A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO THE "COMPANY" IN THIS PROSPECTUS ARE TO THE COMPANY AND ITS CONSOLIDATED SUBSIDIARIES AS THEY EXIST FOLLOWING THE REINCORPORATION MERGER AND CERTAIN OTHER TRANSACTIONS EFFECTED SIMULTANEOUSLY WITH THE REINCORPORATION MERGER (COLLECTIVELY, THE "REINCORPORATION TRANSACTIONS"). SEE "THE COMPANY--REINCORPORATION TRANSACTIONS." ALL REFERENCES TO "EBITDA, AS ADJUSTED" IN THIS PROSPECTUS ARE TO EARNINGS BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, ROYALTY AND CONSULTING FEES AND PROFIT SHARING. MANAGEMENT BELIEVES THAT EBITDA, AS ADJUSTED, CAN BE A MEANINGFUL MEASURE OF THE COMPANY'S OPERATING PERFORMANCE, CASH GENERATION AND ABILITY TO SERVICE DEBT. HOWEVER, EBITDA, AS ADJUSTED, SHOULD NOT BE CONSIDERED AS AN ALTERNATIVE TO: (I) NET EARNINGS (DETERMINED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")); (II) OPERATING CASH FLOW (DETERMINED IN ACCORDANCE WITH GAAP); OR (III) LIQUIDITY. THERE CAN BE NO ASSURANCE THAT THE COMPANY'S CALCULATION OF EBITDA, AS ADJUSTED, IS COMPARABLE TO SIMILARLY TITLED ITEMS REPORTED BY OTHER COMPANIES. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS IS NOT EXERCISED.

                                  THE COMPANY

COMPANY OVERVIEW

    Trammell Crow Company is one of the largest diversified commercial real estate services companies in the United States. Through the Company's 150 offices in the United States and Canada, the Company is organized to deliver a comprehensive range of service offerings to clients which include leading multinational corporations, institutional investors and other users of real estate services. In addition, the Company has a strategic alliance with Trammell Crow International, which has eight offices in Europe, Asia and South America. The Company has established itself as a market leader in each of its primary businesses. The Company is the largest commercial property manager in the United States and has held that position for the past nine years. In 1996 the Company was one of the top five brokerage firms in the United States, measured in terms of the number of transactions facilitated, and was the largest provider of facilities management services (the Company's primary infrastructure management product), measured in terms of square feet of property managed. In 1996 the Company was also the fourth largest commercial property developer in the United States, measured in terms of square feet under construction. The Company, which is headquartered in Dallas, Texas, was founded in 1948 by Mr. Trammell Crow. From its founding through the 1980's, the Company's primary business was the development and management of industrial, office and retail projects. In 1991, the Company was reconstituted as a real estate services company. This reconstitution entailed the separation of the Company's commercial real estate asset base and related operations from its real estate services business. The Company continued to operate the real estate services business while ownership of the commercial real estate asset base was segregated into a large number of separate entities distinct from the Company, with independent management and operations. Many of these entities are managed by subsidiaries of Crow Realty Investors, L.P., which is wholly owned by certain affiliates and descendants of Mr. Trammell Crow. See "Risk Factors--Dealings with and Reliance on Affiliates;

Potential Conflicts of Interest." For the year ended December 31, 1997, the Company's total revenues were $313.6 million (an increase of 22.7% over the prior year), and its EBITDA, as adjusted, was $59.5 million (an increase of 21.7% over the prior year). The Company incurred a net loss of $14.0 million for the year ended December 31, 1997, compared to net income of $12.1 million for the year ended December 31, 1996. The net loss in 1997 was primarily due to the non-cash, non-recurring charge to income of $33.1 million related to options granted under the Assumed Option Plan and a $4.4 million non-recurring charge to income resulting from the settlement of claims by certain former employees arising out of a terminated stock appreciation rights plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    As a means of addressing the comprehensive real estate service requirements of its diverse group of clients, the Company is organized into five principal lines of business. The Company's property management services business provides services relating to all aspects of building operations, tenant relations and oversight of building improvement processes, primarily for building owners who do not occupy the properties managed by the Company. The brokerage services business advises buyers, sellers, landlords and tenants in connection with the sale and leasing of office, industrial and retail space and land. The infrastructure management business entails providing comprehensive day-to-day occupancy related services, principally to large corporations which occupy commercial facilities in multiple locations. These services include administration, day-to-day maintenance and repair of client occupied facilities and strategic functions such as space planning, relocation coordination, facilities management and portfolio management. The development and construction services business includes financial planning, site acquisition, procurement of approvals and permits, design and engineering coordination, construction bidding and management and tenant finish coordination, project close-out and user move coordination, general contracting and project finance advisory services. The Company's retail services business provides tenant representation, disposition, development and financial services to national and global retail customers.

COMPETITIVE ADVANTAGES

    The Company believes that it holds several important competitive advantages in the real estate services industry.

    COMPREHENSIVE SERVICE OFFERINGS. The Company offers a comprehensive menu of services designed to provide its clients with single-point solutions to all of their commercial real estate services needs. The Company believes that its broad service offerings give it a critical advantage in an industry where many competitors offer fewer services. By offering a full array of services, the Company is able to maximize the effect it has on its clients' businesses while becoming highly integrated into its clients' operations. Further, the Company's comprehensive service offerings decrease the Company's economic exposure to a downturn in any one of its primary businesses.

    CLIENT FOCUS. The Company is organized to meet all of its clients' real estate services needs. This orientation has commonly allowed the Company to commence client relationships by offering a single service and later expand these relationships through an understanding of the client's business and its highly specific service requirements. Moreover, the Company has carefully selected the criteria--such as industry, geographic location and property type--which it applies in actively seeking new client engagements in each of its core businesses, thereby concentrating its efforts in areas where it can provide maximum value-added services.

    GEOGRAPHIC SCOPE. The Company's 150 offices in the United States and Canada have allowed the Company to develop and maintain extensive knowledge of local real estate markets across the United States and Canada. Approximately 89% of the Company's employees are based in markets other than Dallas, Texas, where the Company's executive offices are located. In addition, the Company has a strategic alliance with Trammell Crow International, which has eight offices in Europe, Asia and South America. The broad geographic scope provided by this local office network allows the Company to serve as a single-source, full service provider to multinational corporations and institutional investors with real estate interests that span regional and national boundaries. The broad geographic service area covered by the Company also tends to limit its exposure to an economic downturn in any single market, which provides it with a competitive advantage over regional firms that operate in a more limited number of geographic areas.

    TECHNOLOGY. The Company is developing extensive technology applications to better meet customer needs, principally through enhanced sharing of vital market information and through proprietary applications designed to provide significantly enhanced control over clients' real estate related expenses. In addition, the Company has developed a centralized call center strategy designed to provide responses to customer needs 24 hours a day. This service leverages human assets and technology to deliver required support and coverage to properties that were previously managed from several distinct service locations. The Company began call center operations on May 1, 1998. The Company has also developed the architecture for a proprietary total occupancy cost management system using applications that are connected and distributed across the Company's local area and wide area networks. This system is designed to provide centralized and comprehensive cost studies and analyses on building portfolios to customers.

    MANAGEMENT/PERSONNEL. The Company believes that a key component of its success is the experience and quality of its management team and the employees that comprise the network through which the Company serves its clients. The Company's 7 member executive committee has an average of approximately 15 years of experience with the Company. Moreover, the Company has experienced very low turnover among this senior management group. The Company believes this low turnover is linked to its collegial internal culture and a long-standing effort to promote talented individuals from within the organization. The Company also believes that its growth strategy, incentive-based compensation and the high level of ownership by Company insiders provides further motivation to achieve a high level of performance. Immediately following the Offering, total employee ownership of outstanding Common Stock will be in excess of 43%. See "Risk Factors--Recruiting and Retention of Qualified Personnel" and "--Control by Existing Stockholders."

BUSINESS

    PROPERTY MANAGEMENT SERVICES

    The Company is the largest commercial property manager in the United States and has held that position for the past nine years (based upon information contained in NATIONAL REAL ESTATE INVESTOR'S annual "Top Property Manager Survey"). The Company's property management service business currently serves approximately 540 clients and 16,200 tenants nationwide through its locally based property management teams present in 70 markets. The Company managed 204 million square feet of commercial property at the end of 1997, and its 1997 property management revenues were $87.8 million, down from $91.0 million in 1993. This decline in revenues over the past five years has been outpaced by the increase in revenues from the Company's other primary businesses. In 1993, revenues from property management constituted 52% of the Company's total revenue, but by 1997 they represented just 28% of the Company's total revenues. As part of its growth strategy, in 1998 the Company acquired: (i) James Norman & Company, a real estate services firm with operations concentrated in Seattle's central business district office and retail markets; (ii) Tooley & Company, Inc., a California real estate services company primarily engaged in office management and leasing; and (iii) a portion of the businesses of Faison & Associates and Faison Enterprises, Inc. (the "Faison Acquisition"), which are engaged in the development, leasing and management of office and retail properties in the Midatlantic and Southeast regions of the United States. As a result of these acquisitions, the Company added approximately 52.1 million square feet to its property management portfolio. Included in the managed property portfolio acquired in the Faison Acquisition was approximately 31.2 million square feet of retail space, making the Company one of the largest non-REIT managers of retail property in the United States.

    BROKERAGE SERVICES

    The Company has historically been an active provider of commercial brokerage services, and in recent years its brokerage business has expanded significantly from an already substantial base. Over the past five years the Company's revenues from brokerage services have increased by 92.6%, from $47.3 million in 1993 to $91.1 million in 1997, representing 29.0% of the Company's total 1997 revenues. In 1996, the Company was ranked as one of five top brokerage firms nationally by COMMERCIAL PROPERTY NEWS, measured in terms of the number of transactions facilitated. In 1997, the Company facilitated approximately 6,000 sales and lease transactions. The Company currently employs 414 brokers, having added 179 brokerage professionals with an average of approximately 10 years of experience since the beginning of 1996. In order to enhance its brokerage business, in May 1998 the Company acquired Fallon, Hines & O'Connor, Inc., a Boston-based commercial real estate brokerage, consulting and advisory firm with 30 brokerage professionals.

    INFRASTRUCTURE MANAGEMENT SERVICES

    Through its wholly-owned subsidiary Trammell Crow Corporate Services, Inc., the Company is a leading provider of infrastructure management services to major corporations in the United States and Canada. According to COMMERCIAL PROPERTY NEWS, in 1995 the Company was the largest provider of facilities management services (the Company's primary infrastructure management product) in terms of square feet of property managed. The Company has established multi-year relationships with its infrastructure management services clients, often providing dedicated personnel on-site and integrating its accounting and management information systems with those of its clients. The Company's infrastructure management revenues have grown from $16.4 million in 1993 to $68.7 million in 1997, representing 21.9% of the Company's total 1997 revenues. As of June 30, 1998, the Company had approximately 1,200 employees who serviced 61 infrastructure management clients in approximately 16,000 properties encompassing over 119 million square feet. The Company has developed expertise in providing infrastructure management services to clients in the financial services, healthcare, oil and gas and technology/communications industries. In an effort to expand its services to the higher education industry, in February 1998 the Company formed Trammell Crow Higher Education Services, Inc. ("TCHES"), a wholly-owned subsidiary of the Company. Thereafter, TCHES entered into an agreement (the "UPenn Contract") with the University of Pennsylvania ("UPenn"), pursuant to which TCHES became the exclusive provider of certain infrastructure management services with respect to designated properties and grounds of UPenn. In addition, in June 1998, the Company acquired substantially all of the assets of CORE Resource, Inc., a Detroit-based real estate services company. The Company's goal in effecting this acquisition was to combine its resources and management experience with the expertise of the former Core employees to become a leading provider of infrastructure management services in the automotive industry.

    DEVELOPMENT AND CONSTRUCTION SERVICES

    Since 1991, the Company has focused its efforts in the commercial real estate development business on providing development and construction services to third party build-to-suit customers and investors in office, industrial and retail projects. While the Company has decreased its economic exposure to the cyclical nature of the real estate investment markets by shifting to a service oriented approach, it has retained the capability to implement active and sizeable development programs, primarily on behalf of its clients, but also for its own account. Based upon information contained in the NATIONAL REAL ESTATE INVESTOR'S 1997 Development Survey, in 1996 the Company was the fourth largest commercial property developer in the United States, measured by square feet under construction. In 1997, revenues from the Company's development and construction business were $50.8 million (consisting of $40.1 million in service revenues, $0.5 million in income from investments in unconsolidated subsidiaries and $10.2 million in gain on disposition of real estate), representing 16.2% of the total revenues for the Company. Since 1993, the Company has developed and redeveloped approximately 45.9 million square feet of projects with aggregate project costs of approximately $2.6 billion. In 1997, the Company started approximately 12.3 million square feet of development projects with an estimated aggregate cost of $858.4 million. In connection with the Faison Acquisition, the Company entered into a development program with Faison Enterprises, Inc. which the Company believes will strengthen its position in the regional mall construction and development business.

    RETAIL SERVICES

    The Company's retail services business focuses on providing comprehensive real estate services to major retailers and retail real estate owners. In 1996, the Company formed a subsidiary, Trammell Crow Retail Services, Inc. ("TCRS"), to consolidate the focus of the Company's retail services management group and to take better advantage of market growth opportunities. The Company believes that by providing its full array of real estate services through TCRS, it is able to better serve its national retail customers (who demand specialized property and market knowledge) and compete with other service providers whose sole focus is a retail customer base. In furtherance of its goal to be the leading national retail real estate company, in August 1997 the Company acquired Doppelt & Company (the "Doppelt Acquisition"), which specializes in supplementing or, in some cases, replacing the real estate departments of retail company clients such as OfficeMax, TJX and General Nutrition Centers, by providing tenant representation and lease disposition services. The Company's revenues from retail services in 1997 were $5.3 million, representing 1.7% of the Company's total revenues for 1997. After giving pro forma effect to the Doppelt Acquisition as of January 1, 1997, the Company's revenues from its retail service business in 1997 would have been $10.3 million. In addition, the Company believes that the Faison Acquisition will establish the Company as one of the leading providers of retail services in the Southeastern United States and will provide the Company with a platform and expertise for expansion of its retail services business.

GROWTH STRATEGY

    The Company intends to continue to pursue growth opportunities by capitalizing upon its existing areas of expertise, its long-standing client relationships and the broad industry trends now affecting the market. Key elements of its growth strategy are as follows:

    EXPAND CLIENT RELATIONSHIPS. Since the Company's existing clients have substantial real estate and occupancy costs in numerous locations, the Company believes that they represent the most immediate opportunity to increase revenues and earnings through cross-selling the services offered by the Company. The Company has made numerous successful efforts to capitalize on this opportunity, including the establishment of a national client initiative which targets potential client engagements based upon a customer profile that considers criteria such as the industry, geographic location and type of property used by the client. Based on a review conducted in late 1995, the Company focused its efforts on expanding the base of business generated from its most strategically significant customers. Of the 152 discrete assignments secured from the Company's 15 most strategically significant customers in 1997, 21 were awarded in cities where the Company previously did not serve the client making the assignment. Through June 30, 1998, these 15 customers have awarded 45 new business assignments to the Company in 1998.

    EXPAND THE BREADTH OF SERVICE OFFERINGS. Since its reconstitution as a real estate services company in 1991, the Company has continuously sought to expand and enhance its breadth of service offerings, principally through internal measures such as the creation of new service businesses. For example, based on its long-standing position as a premier property management company, the Company was well positioned to take advantage of the trend toward outsourcing of real estate services. This led to creation of the Company's infrastructure management business, which provided 21.9% of the Company's total revenues in 1997, up from 9.4% in 1993.

    CO-INVESTMENT. The Company also focuses on expansion of its efforts to make selective co-investments of capital alongside corporate and institutional clients. Through this effort, the Company leverages its relationships with these clients and uses its extensive knowledge of the real estate industry to create new opportunities to invest capital. The Company believes that its knowledge of local real estate markets and its experience in each of its primary service businesses provide it with an advantage in identifying and evaluating investment opportunities. The Company seeks co-investments that generate investment returns while still allowing the Company to earn fees in exchange for services provided in the development, operation and management of the project.

    ACQUISITIONS AND JOINT VENTURES. In addition to pursuing internal growth, the Company is committed to a strategy of selective acquisitions of complementary businesses. The Company bases this strategy on its belief that the traditionally fragmented real estate services industry is experiencing rapid consolidation as customers' seek service providers who can meet their broad range of real estate needs. The Company believes that few real estate service providers can meet the demands of large corporate and institutional customers, and that many smaller companies are facing pressure to combine with other service providers to remain competitive. Seeking to capitalize on this consolidation trend, since August, 1997 the Company has completed the acquisition of six businesses based in Seattle, Los Angeles, Cleveland, Detroit, Boston and Charlotte for an aggregate consideration of approximately $127.2 million plus certain contingent payments and Common Stock options. In addition, since October 1997, the Company has entered into several joint venture development programs with investors in commercial real estate. See "The Company--Recent Developments" and "Business--Development and Construction Services" and "--Retail Services." The Company continuously surveys the marketplace for other potential acquisitions which might further enhance the quality or the breadth of services it can offer clients.

                              RECENT DEVELOPMENTS

    An important component of the Company's growth strategy is the selective acquisition of complementary real estate services businesses. In 1998, the Company has actively pursued this part of its growth strategy and has consummated the following acquisitions:

    In March 1998, the Company purchased all of the issued and outstanding capital stock of Tooley & Company, Inc., a California real estate services company primarily engaged in office management and leasing (the "Tooley Acquisition"), adding an office property management portfolio of approximately
9.7 million square feet and approximately 190 employees located in Los Angeles, Orange County, San Diego and San Francisco.

    In March 1998, the Company also acquired substantially all of the assets of James Norman & Company, a 30 employee property management and brokerage firm with operations concentrated in Seattle's central business district office and retail markets (the "Norman Acquisition").

    In May 1998, the Company acquired substantially all of the assets of Fallon, Hines & O'Connor, Inc., a Boston-based commercial real estate brokerage, consulting and advisory firm with 52 employees (the "FHO Acquisition").

    In June 1998, the Company acquired substantially all of the assets of CORE Resources, Inc., a provider of infrastructure management services to the automotive industry located in Detroit, Michigan (the "Core Acquisition").

    In July 1998, the Company acquired certain of the assets of Faison & Associates and Faison Enterprises, Inc., which are engaged in the development, leasing and management of office and retail properties in the Midatlantic and Southeast regions of the United States. As a result of the Faison Acquisition, the Company added over 1,200 employees and approximately 40.0 million square feet to its property management portfolio, including approximately 31.2 million of retail space, making the Company one of the largest non-REIT managers of retail property in the United States. The Company believes the Faison Acquisition will strengthen its position in the regional mall construction and development business, will establish the Company as one of the leading providers of retail property management services in the

Southeast and will provide the Company with a platform and expertise for expansion of its retail services business.

    The Tooley Acquisition, the Norman Acquisition, the FHO Acquisition, the Core Acquisition and the Faison Acquisition are collectively referred to in this Prospectus as the "Recent Acquisitions." See "The Company--Recent Developments."

                                  THE OFFERING

    All of the shares of Common Stock offered hereby are being sold by the Selling Stockholders. Of the 5,000,000 shares being offered hereby, 3,677,077 are being offered by current and former employees of the Company and 1,322,923 shares are being offered by Crow Family Partnership, L.P. See "Principal and Selling Stockholders."

Common Stock offered(1)......................  5,000,000 shares
Common Stock to be outstanding after the
  Offering(2)................................  34,141,414 shares
Use of Proceeds..............................  No proceeds will be received by the Company.
New York Stock Exchange Symbol...............  TCC

------------------------

(1) Excludes up to 750,000 shares subject to an over-allotment option granted by the Selling Stockholders to the Underwriters.

(2) Based upon the number of shares outstanding on July 9, 1998. Excludes an aggregate of: (i) 2,376,069 shares issuable upon exercise of options with an exercise price of $3.85 per share granted by the Predecessor Company pursuant to its 1997 Stock Option Plan (the "Assumed Option Plan" or the "1997 Option Plan") and assumed by the Company in connection with the Reincorporation Transactions, all of which vested upon the closing of the Initial Public Offering and became exercisable 30 days thereafter; (ii) 2,515,622 shares issuable upon exercise of options with a weighted average exercise price of $18.65 per share granted under the Company's 1997 Long-Term Incentive Plan (the "Long-Term Incentive Plan"); (iii) 2,819,256 shares reserved for future grants or awards under the Long-Term Incentive Plan and (iv) 926,152 shares reserved for issuance under the Company's Employee Stock Purchase Plan. See "Management--Long-Term Incentive Plan" and "--Assumed Option Plan," "--Employee Stock Purchase Plan").

                                  RISK FACTORS

    Prospective investors should consider the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION

    The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements and notes thereto of the Company included elsewhere in this Prospectus.

                                                   YEAR ENDED DECEMBER 31,                          THREE MONTHS ENDED MARCH 31,
                              ------------------------------------------------------------------  ---------------------------------
                                                                                       1997 PRO                           1998 PRO
                                1993       1994       1995       1996        1997      FORMA(1)     1997        1998      FORMA(1)
                              ---------  ---------  ---------  ---------  ----------  ----------  ---------  ----------  ----------
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Property management
  services..................  $  90,954  $  99,609  $  92,970  $  90,179  $   87,756  $  153,942  $  22,024  $   24,887  $   39,418
Brokerage services..........     47,299     48,652     61,960     72,095      91,053     132,884     16,935      25,533      31,749
Infrastructure management
  services..................     16,401     27,063     38,681     50,836      68,719      74,851     14,569      22,890      24,487
Development and construction
  services..................     14,377     12,792     20,382     22,732      40,054      49,220      5,206       8,891      12,835
Retail services.............      1,306      1,966      1,510      2,393       5,318      10,293        325       2,727       2,727
Income from unconsolidated
  subsidiaries..............        465      3,141        114        594         512         512         58       2,415       2,415
Gain on disposition of real
  estate....................     --          4,646      5,026      6,630      10,241      10,241      1,124         866         866
Other.......................      3,759      3,039      6,559      9,996       9,986      12,802      1,857       2,042       2,477
                              ---------  ---------  ---------  ---------  ----------  ----------  ---------  ----------  ----------
Total revenues..............    174,561    200,908    227,202    255,455     313,639     444,745     62,098      90,251     116,974
Salaries, wages and
  benefits..................    106,606    115,330    130,248    137,794     161,425     258,730     37,339      50,516      67,708
Non-recurring compensation
  costs.....................     --         --         --         --          33,085      --         --          --          --
Commissions.................     15,856     20,788     23,730     27,119      39,121      40,702      7,003      10,953      12,282
General and
  administrative............     35,365     35,282     40,671     41,421      55,884      73,434     10,303      15,097      20,648
Profit sharing..............      8,292     16,562     15,893     20,094      23,514         597      2,570      --          --
Other.......................      4,255      7,284      8,526      9,087      17,997      23,448      2,259       3,117       6,284
                              ---------  ---------  ---------  ---------  ----------  ----------  ---------  ----------  ----------
Operating costs and
  expenses..................    170,374    195,246    219,068    235,515     331,026     396,911     59,474      79,683     106,922
                              ---------  ---------  ---------  ---------  ----------  ----------  ---------  ----------  ----------
Income (loss) before income
  taxes.....................      4,187      5,662      8,134     19,940     (17,387)     47,834      2,624      10,568      10,052
Income tax expense
  (benefit).................      1,854      2,636      3,793      7,826      (3,367)     18,847      1,023       4,239       4,033
                              ---------  ---------  ---------  ---------  ----------  ----------  ---------  ----------  ----------
Income (loss) before
  extraordinary gain........      2,333      3,026      4,341     12,114     (14,020)     28,987      1,601       6,329       6,019
Extraordinary gain..........        188        782     --         --          --          --         --          --          --
                              ---------  ---------  ---------  ---------  ----------  ----------  ---------  ----------  ----------
Net income (loss)...........  $   2,521  $   3,808  $   4,341  $  12,114  $  (14,020) $   28,987  $   1,601  $    6,329  $    6,019
                              ---------  ---------  ---------  ---------  ----------  ----------  ---------  ----------  ----------
                              ---------  ---------  ---------  ---------  ----------  ----------  ---------  ----------  ----------
EARNINGS (LOSS) PER
  SHARE(2):
Basic.......................                                              $     (.42) $      .86             $      .19  $      .18
Diluted.....................                                              $     (.42) $      .81             $      .18  $      .17

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING(2):
Basic.......................                                              33,583,467  33,711,295             33,899,574  34,027,402
Diluted.....................                                              33,583,467  35,845,808             36,115,203  36,252,806

OTHER DATA:
EBITDA, as adjusted(3)......  $  16,969  $  29,686  $  32,033  $  48,915  $   59,522  $   69,837  $   7,172  $   13,648  $   16,299
Cash provided by (used in)
  operating activities......      7,556     15,907     10,648     25,148      (4,978)     18,714    (15,819)    (41,577)    (42,624)
Cash provided by (used in)
  investing activities......     (1,974)    (2,748)      (646)    (5,019)    (21,322)   (114,168)    (1,266)    (22,395)     (1,341)
Cash provided by (used in)
  financing activities......     (4,412)        93     (5,457)    (1,779)     64,542     157,328        487      32,390       9,323

                                                                                                           MARCH 31,
                                                                                                              1998
                                                                  DECEMBER 31,                       ----------------------
                                              -----------------------------------------------------                 PRO
                                                1993       1994       1995       1996       1997      ACTUAL     FORMA(4)
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................  $  22,358  $  35,610  $  40,155  $  58,505  $  96,747  $  65,165   $  63,163
Total assets................................     55,774     99,867    114,315    194,314    326,236    360,519     436,488
Long-term debt..............................      8,425      9,762      7,065     12,361      2,430     34,655     105,720
Notes payable on real estate held for
  sale......................................     --         22,914     13,182     67,810     76,623     93,039      93,039
Deferred compensation.......................     14,661     21,468     25,883     20,963      8,391      3,809       3,809
Total liabilities...........................     43,767     85,516     95,090    160,018    169,305    198,880     270,849
Minority interest...........................         27        278      3,932      3,294     19,859     18,073      18,073
Stockholders' equity........................     11,980     14,074     15,293     31,002    137,072    143,566     147,566

------------------------------

(1) Gives effect to the Doppelt Acquisition, the Tooley Acquisition, the Norman Acquisition, the FHO Acquisition, the Core Acquisition, the Faison Acquisition, the Reincorporation Transactions and the sale of 5,750,000 shares of Common Stock by the Company in the Initial Public Offering and the receipt and application of the net proceeds therefrom, as though they had occurred on January 1, 1997, but excludes the non-cash, non-recurring charge to income of $33.1 million related to options granted under the Assumed Option Plan, and a $4.4 million, non-recurring charge to income resulting from the settlement of claims by certain former employees arising out of a terminated stock appreciation rights plan. See "The Company--Initial Public Offering," "--Recent Developments" "--Reincorporation Transactions", "Business--Retail Services" and "Pro Forma Consolidated Financial Statements."

(2) Earnings per share and weighted average common shares outstanding for the years prior to 1997 and for the three months ended March 31, 1997 are not relevant due to the change in capital structure effected in connection with the Reincorporation Transactions in 1997. See "The Company--Reincorporation Transactions."

(3) EBITDA, as adjusted, represents earnings before interest, income taxes, depreciation and amortization, royalty and consulting fees, profit sharing, the non-cash, non-recurring charge to income related to the stock option granted under the Assumed Option Plan and the non-recurring charge to income resulting from the settlement of claims by certain former employees arising out of a terminated stock appreciation rights plan. Management believes that EBITDA, as adjusted, can be a meaningful measure of the Company's operating performance, cash generation and ability to service debt. However, EBITDA, as adjusted, should not be considered as an alternative either to: (i) net earnings (determined in accordance with GAAP); (ii) operating cash flow (determined in accordance with GAAP); or (iii) liquidity. There can be no assurance that the Company's calculation of EBITDA, as adjusted, is comparable to similarly titled items reported by other companies.

(4) As adjusted to give effect to the FHO Acquisition, the Core Acquisition and the Faison Acquisition as though they had occurred on March 31, 1998. See "The Company--Recent Developments" and "Pro Forma Consolidated Financial Statements."

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY AND SHOULD CONSIDER, AMONG OTHER THINGS, THE RISKS INHERENT IN AND AFFECTING THE COMPANY'S BUSINESS DESCRIBED BELOW AND THROUGHOUT THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTY. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND OTHER FACTORS DISCUSSED ELSEWHERE IN THIS PROSPECTUS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" BELOW.

DEALINGS WITH AND RELIANCE ON AFFILIATES; POTENTIAL CONFLICTS OF INTEREST

    For the year ended December 31, 1997, the Company's largest customer in terms of revenues was Crow Realty Investors, L.P. d/b/a Crow Investment Trust, which is wholly owned by certain affiliates and descendants of Mr. Trammell Crow. Crow Investment Trust accounted for approximately 6.8% of the Company's revenues for such period. Although the Company believes that its transactions with Crow Investment Trust and related parties are on terms no less favorable to the Company than those that could have been obtained from third parties, there can be no assurance that these parties will continue to transact business with the Company or that their ownership positions with the Company will not influence the terms on which they transact business with the Company in the future. This relationship, coupled with the significant ownership of Common Stock and the conduct of other significant real estate-related activities by Crow Investment Trust and other affiliates and descendants of Mr. Trammell Crow outside the Company, could give rise to conflicts of interest.

    Among other investment or development activities, Crow Investment Trust and its affiliates engage in the business of acquiring and developing office, industrial and retail facilities, whether as single projects or through multiple project investment fund vehicles, and perform asset or portfolio management services for these projects. In some instances these activities are directly competitive with the Company's activities. There can be no assurance that the respective activities of the Company and Crow Investment Trust will not cause a conflict with a major customer of the Company or create confusion in the various real estate or capital markets in which they both do business.

    The Company has implemented a policy requiring any material transaction (or series of related transactions) between the Company and related parties to be approved by a majority of the directors who have no beneficial or economic interest in such related party ("disinterested directors"), upon such directors' determination that the terms of the transaction are no less favorable to the Company than those that could have been obtained from unrelated third parties. The policy defines a material related party transaction (or series of related transactions) as one involving a purchase, sale, lease or exchange of property or assets or the making of any investment with a value to the Company in excess of $1 million or a service agreement (or series of related agreements) with an annual value in any fiscal year in excess of $1 million. There can be no assurance that this policy will insure that all transactions between the Company and related parties are on terms that are no less favorable to the Company than those that could have been obtained from unrelated third parties. See "Certain Transactions."

TRADE NAME LICENSE

    As part of the Reincorporation Transactions, the Company and CFH Trade-Names, L.P. ("CFH"), an affiliate of Crow Investment Trust, entered into a License Agreement (the "License Agreement"), pursuant to which, subject to certain quality standards and other limitations summarized below, the Company was granted the perpetual right to use the name "Trammell Crow" throughout the world in all areas of business except the residential real estate business. In conjunction therewith, CFH agreed to cause Trammell Crow International (a real estate services company with eight offices in Europe, Asia and South America) to cease using the name "Trammell Crow" within three years after the date of the License

Agreement, and also to cease using that name in any market within 12 months after the Company or any of its subsidiaries opens an office in that market. This perpetual license may be revoked if (a) the Company fails to maintain the type and quality of performance of services and the type and quality of goods and products that meet the standards of services and goods and products historically set by the licensor or the Predecessor Company for their affiliated entities; or (b) infringes or attempts to infringe any of the licensor's intellectual property rights that are the subject of the License Agreement. A loss of the right to use the Trammell Crow name would have a material adverse effect on the Company's business, financial condition and results of operations. Certain existing uses of this name by affiliates of CFH will continue to be permitted under the terms of the License Agreement. Although the License Agreement contains provisions which are designed to limit the possible confusion that may be caused in the marketplace by affiliates of CFH conducting business activities under such names or other names similar to "Trammell Crow," there can be no assurance that such activities will not create such confusion or reduce the value associated with the Trammell Crow name. See "Business--Trademarks" and "Certain Transactions-- Royalty Agreement and License Agreement."

CONTROL BY EXISTING STOCKHOLDERS

    Immediately after the Offering, directors, officers and other employees of the Company and its affiliates will own in excess of 62% of the Common Stock outstanding and, thus, will be able to control the affairs and policies of the Company and be able to approve or disapprove any matters submitted to a vote of the stockholders, including the election of directors. Such concentration of ownership could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock" and "Principal and Selling Stockholders."

RAPID GROWTH

    The Company intends to continue to pursue an aggressive growth strategy by increasing revenues from existing clients, expanding the breadth of its service offerings, seeking selective co-investment opportunities and pursuing strategic acquisitions. The Company expects that any significant growth will continue to place demands on its managerial, administrative, operational and financial resources. The Company's future success and profitability will depend, in part, on its ability to attract and retain qualified managers and other personnel, successfully implement enhancements to its management and operating systems and secure adequate financing for capital expenditures. There can be no assurance that the Company will be able to successfully manage any significant expansion of its operations or secure adequate financing on terms favorable to the Company, if at all. See "Business."

ACQUISITIONS

    The Company has consummated five acquisitions in 1998. See "The Company--Recent Developments." As part of its overall strategy, the Company intends to pursue other strategic acquisitions. There can be no assurance that the Company will be able to identify and acquire businesses on terms favorable to the Company. A substantial portion of the Company's capital resources could be used for such acquisitions. Moreover, the Company may require additional debt or equity financing for such acquisitions, which may not be available on terms favorable to the Company, if at all. Any such acquisitions are accompanied by the risks commonly encountered in such transactions, including the diversion of management attention to the assimilation of the operations and personnel of the acquired businesses, difficulties in maintaining employment relationships with the employees of an acquired business, potential adverse short-term effects on the Company's operating results, integration of financial and other administrative systems, amortization of any acquired intangible assets and the maintenance of uniform standards, controls, procedures and policies. In addition, the acquired businesses' customers could cease to do business with the Company. Potential conflicts between the Company's preexisting customers and those of an acquired business could threaten the Company's relationship with such customers and impair its ability to realize the intended benefits of an acquisition. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions or that carrying out such acquisitions will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business."

REAL ESTATE INVESTMENT AND CO-INVESTMENT ACTIVITIES

    As of June 30, 1998, the Company was involved as a principal in 75 real estate investments with an aggregate estimated transaction value of approximately $851.1 million and in which the Company had invested approximately $47.8 million. The Company's participation as a principal in real estate investments could increase fluctuations in the Company's net earnings and cash flow. The Company's investments and co-investments also inherently involve the risk of loss of the Company's investment. Moreover, in certain of these investments, the Company will not have complete discretion to control the timing of the disposition of such investments and, as a result, the recognition of any related gain or loss. In the ordinary course of the Company's development and construction business, the Company also assumes recourse obligations for construction financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

    The Company competes in several market segments within the commercial real estate industry, each of which is highly competitive on a national and a local level. Depending on the market segment, the Company faces competition from other real estate services providers, consulting firms and in-house corporate real estate and infrastructure management departments. Some of the Company's principal competitors in certain of these market segments have capabilities and financial resources equal to or greater than those of the Company and a broader global presence. Many of the Company's competitors are local or regional firms which are smaller than the Company on an overall basis, but may be substantially larger than the Company on a local or regional basis. While the Company does not believe that any of its competitors is dominant in the market segments in which the Company operates, the providers of real estate services that compete with the Company on a national level include LaSalle Partners Incorporated, CB Commercial/Koll Management Services, Cushman & Wakefield, Inc. and Insignia Financial Group. The Company has faced increased competition in recent years which has, in some cases, resulted in lower service fees, or compensation arrangements more closely aligned with the Company's performance in rendering services to its clients. In recent years, there has also been a significant increase in the number of REITs which self-manage their real estate assets. Continuation of this trend could decrease the demand for services offered by the Company, and thereby increase competition. In general, the Company expects the industry to become increasingly competitive in the future. There can be no assurance that such competition will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Competitive Environment."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Upon completion of the Offering, the Company will have 34,141,414 shares of Common Stock outstanding. The 5,000,000 shares sold in the Offering (5,750,000 if the U.S. Underwriters exercise in full the over-allotment option) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for shares held by "affiliates" of the Company. Of the shares issued to certain stockholders of the Company upon consummation of the Reincorporation Transactions, 23,142,038 which will continue to be held by such stockholders (or their transferees) immediately following the Offering are deemed to be "restricted securities," as that term is defined in Rule 144 under the Securities Act ("Rule 144"). Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. Substantially all of such shares will be eligible for sale under Rule 144 on

December 1, 1998. Holders of approximately      of such shares have entered into
lock-up agreements for the benefit of the Company and the Underwriters, which are effective for the period beginning on July 17, 1998 and ending 120 days from the date of this Prospectus.

    The Company filed registration statements on Form S-8 with respect to 2,423,769 shares of Common Stock which underlie options granted under the Assumed Option Plan, all of which became exercisable 30 days following the closing of the Initial Public Offering, and 5,334,878 shares of Common Stock reserved for issuance under the Long-Term Incentive Plan, including 2,515,622 shares underlying options which were outstanding as of July 9, 1998. Shares so registered could be sold in the public market by such holders at any time on or after the date such options become exercisable. All holders of options issued under the Assumed Option Plan have executed lock-up agreements for the benefit of the Company and the Underwriters which are effective for the period beginning on July 17, 1998 and ending 120 days from the date of this Prospectus. See "Shares Eligible for Future Sale--Lock-up Arrangement."

    Certain stockholders of the Company have the right to request the Company to file, beginning November 24, 1998, one or more registration statements under the Securities Act with respect to the resale by such stockholders of all shares of Common Stock owned at that time by such stockholders. Shares so registered could be sold in the public market by such stockholders at any time on or after the date such registration statement is declared effective. These stockholders have agreed for the benefit of the Company and the Underwriters that they will not exercise such registration rights for a period beginning on July 17, 1998 and ending 120 days from the date of this Prospectus. See "Description of Capital Stock-- Registration Rights of Certain Holders."

    No prediction can be made as to the effect, if any, that future sale of such shares, or the availability of such shares for future sale, will have on the market price for the Common Stock. See "Shares Eligible for Future Sale."

RECRUITING AND RETENTION OF QUALIFIED PERSONNEL

    The Company's continued success is dependent to a significant degree upon the efforts of all of its executive officers and key employees. The loss or unavailability of the services of any of its key personnel could have a material adverse effect on the Company. As the Company continues to grow, its success will be largely dependent upon its ability to attract and retain qualified personnel in all areas of its business, particularly management. There can be no assurance that the Company will be able to continue to hire and retain a sufficient number of qualified personnel to support its planned growth. If the Company is unable to attract and retain such qualified personnel, it may be forced to limit its growth, and its business and operating results could be adversely affected. See "Management."

RELIANCE ON MAJOR CLIENTS AND CONTRACT RETENTION

    A significant portion of the Company's revenues are derived from relatively few clients. The Company's ten largest clients accounted for approximately 21.9% of the Company's total revenues during 1997, with the five largest clients accounting for 6.8%, 3.2%, 2.8%, 2.4% and 1.5%, respectively. The loss of one or more of the Company's major clients could have a material adverse effect on the Company.

    The Company is substantially dependent on revenue received for services performed under property management and infrastructure management contracts. For the year ended December 31, 1997, revenue from property management and infrastructure management contracts constituted approximately 28.0% and 21.9%, respectively, of the Company's total revenue. Most of the Company's property management contracts are cancelable for any reason upon 30 days notice by either party. The Company's infrastructure management service contracts are typically for initial terms of three to five years with options to renew. Accordingly, contracts representing a significant percentage of the Company's revenues are terminable on short notice or may be scheduled to expire in any one year. While the Company has been successful in retaining and renewing a significant portion of its contracts, there can be no assurance that the Company will continue to be successful. Moreover, increased competition could cause the Company's contracts to be renewed on less favorable terms. Failure of the Company to continue to retain and renew its contracts on favorable terms could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company has experienced and expects to continue to experience quarterly variations in revenues and net income as a result of many factors, including the timing of transactions, the commencement of new contracts, revenue mix and the timing of additional selling, general and administrative expenses to support new business activities. While the effects of seasonality on the Company's business may be obscured by the addition of new clients or new programs for existing clients, the Company's revenues tend to be lower in the first three quarters of the fiscal year because its clients have demonstrated a tendency to close transactions toward the end of their fiscal years (typically the calendar year), which causes the Company to earn a significant portion of its revenues under transaction-oriented service contracts in the last quarter of the fiscal year. In addition, an increasing percentage of the Company's property management and infrastructure management contracts provide for bonus payments if the Company achieves certain performance targets. Such incentive payments are generally earned in the fourth quarter. Over the last two years, the percentage of the Company's annual revenues earned in the first, second, third and fourth quarters were, respectively, 20%, 22%, 26% and 32% in 1997 and 22%, 21%, 26% and 31% in
1996. The Company plans its capital and operating expenditures based on its expectations of future revenues and, if revenues are below expectations in any given quarter, the Company may be unable to adjust capital or operating expenditures in a timely manner to compensate for any unexpected revenue shortfall, which could have an immediate material adverse effect on the Company's business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations and Seasonality."

ECONOMIC CONDITIONS

    Periods of economic slowdown or recession, rising interest rates or declining demand for real estate could adversely affect certain portions of the Company's business. Such economic conditions could result in a general decline in rents which in turn would adversely affect revenue from property management fees (which in most cases are calculated as a percentage of the revenue generated by the property under management) and commissions or fees derived from property sales and leases (which are typically based on the sale price or lease revenue commitment, respectively). Such conditions could also lead to a decline in sale prices as well as a decline in availability of and demand for capital invested in commercial real estate and related assets. A decline in the availability of capital for real estate-related investment would reduce development activity, thereby potentially reducing the Company's development revenues and other revenues that are derived in part from development activity (for example, project leasing and property management revenues).

    The condition of the real estate market tends to be cyclical and related to the condition of the economy as a whole or, at least, to the perceptions of investors and users as to the economic outlook. The sharp downturn in the commercial real estate market in the early 1990s has caused and may continue to cause some property owners to dispose of their properties or to lose them through foreclosures. A change in the ownership of properties, including acquisition of properties by self-managed REITs, may be accompanied by a change in property and investment management firms and could cause the Company to lose property and investment management agreements or make the agreements retained less profitable. See "Business."

YEAR 2000 COMPLIANCE

    Many currently installed computer systems are not capable of distinguishing dates occurring during and after the year 2000 from those occurring in earlier years. As a result, in less than two years, computer systems and/or software used by many companies in a very wide variety of applications will experience operating difficulties unless they are modified or upgraded to adequately process information involving, related to or dependent upon the century change. Significant uncertainty exists concerning the scope and magnitude of problems associated with the century change. The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures and has established a project team to assess Year 2000 risks. The project team is coordinating the identification and implementation of changes to computer hardware and software applications that will attempt to ensure availability and integrity of the Company's information systems and the reliability of its operational systems. The Company is also assessing the potential overall impact of the impending century change on its business, results of operations and financial position.

    The Company is currently reviewing its information and operational systems and manufacturing processes in order to identify and modify those products, services or systems that are not Year 2000 compliant. However, there can be no assurance that the Company will timely identify and remediate all significant Year 2000 problems, that remedial efforts will not involve significant time and expense, or that such problems will not have a material adverse effect on the Company's business, results of operations or financial position.

    The Company also faces risk to the extent that suppliers of products, services and systems purchased by the Company and others with whom the Company transacts business do not comply with Year 2000 requirements. If any such third parties cannot provide the Company with products, services or systems that meet the Year 2000 requirements on a timely basis, or if Year 2000 issues prevent such third parties from timely delivering products or services required by the Company, the Company's results of operations could be materially adversely affected. To the extent Year 2000 issues cause significant delays in, or cancellation of, decisions to purchase the Company's products or services, the Company's business, results of operations and financial position would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000."

ENVIRONMENTAL LIABILITY

    Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In the Company's role as a property manager, it could be held liable as an operator for such costs. Such liability may be imposed without regard to the legality of the original actions and without regard to whether the Company knew of, or was responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, the Company could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. Further, any failure by the Company to disclose environmental issues could subject the Company to liability to a buyer or lessee of the property. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The operator of a site also may be liable under common law to third parties for damages and injuries resulting from hazardous substances or environmental contamination at a site, including liabilities related to the presence of asbestos-containing materials. There can be no assurance that any of such liabilities to which the Company or any of its affiliates may become subject will not have a material adverse effect on the Company's business and results of operations. See "Business--Environmental Liability."

ANTI-TAKEOVER CONSIDERATIONS

    STAGGERED BOARD OF DIRECTORS. The Board of Directors is divided into three classes serving staggered terms currently expiring in 1999, 2000 and 2001. The staggered terms of directors may limit the ability of holders of Common Stock to change control of the Company even if a change of control were in such stockholders' best interests. This limitation may discourage offers or other bids for the Common Stock at a premium over the market price thereof. See "Description of Capital Stock--Anti-takeover Provisions."

    CERTIFICATE OF INCORPORATION. The anti-takeover effect of certain provisions of the Company's Certificate of Incorporation (the "Certificate of Incorporation") may have the effect of delaying, deterring or preventing a takeover of the Company that stockholders purchasing shares in the Offering may consider to be in their best interest. The Company's Certificate of Incorporation requires that stockholders follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other business to be conducted at any stockholders' meeting. In addition, the Certificate of Incorporation authorizes the Board of Directors to issue up to 30,000,000 shares of preferred stock of the Company, par value $0.01 per share ("Preferred Stock"), having such rights, preferences and privileges as designated by the Board of Directors, without stockholder approval. The issuance of such Preferred Stock could inhibit a change of control. See "Description of Capital Stock--Preferred Stock."

    DELAWARE ANTI-TAKEOVER STATUTE. Section 203 of the Delaware General Corporation Law (the "DGCL"), which is applicable to the Company, restricts certain business combinations with interested stockholders upon their acquiring 15% or more of the Common Stock. This statute may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company, even if such event would be beneficial to the Company's stockholders. See "Description of Capital Stock--Anti-takeover Provisions." This statute would not prohibit the Company from entering into a business combination with any stockholder who would otherwise have been deemed to become an "Interested Stockholder" as a result of the Reincorporation Transactions. See "Description of Capital Stock-- Section 203 of the Delaware General Corporation Law."

GOVERNMENT REGULATION

    The Company and its brokers, salespersons and, in some instances, property managers are regulated by the states in which they do business. These regulations include licensing procedures, prescribed fiduciary responsibilities and anti-fraud provisions. The Company's activities are also subject to various federal and state fair advertising, trade, housing and real estate settlement laws and regulations and are affected by laws and regulations relating to real estate and real estate finance and development. In particular, a number of states and localities have imposed environmental controls and zoning restrictions on the development of real estate. The Company is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that the properties in which it holds an equity interest are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Prospectus, including without limitation statements containing the words "believes," "anticipates," "expects" and words of similar import, are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such matters include, among others, those set forth in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." In addition, the Company's ability to achieve certain results is subject to other factors affecting the Company's business that are beyond the Company's control, including but not limited to general economic conditions and the effect of government regulation on the conduct of the Company's business. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such statements or to publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company's expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

                                  THE COMPANY

BACKGROUND

    The Company is a Delaware corporation that was formed in August 1997 to become the successor to Trammell Crow Company, a Texas close corporation. In 1948 Mr. Trammell Crow founded the Predecessor Company which consisted of a collection of affiliated partnerships and corporations doing business as "Trammell Crow Company" until 1991. From the Predecessor Company's founding through the 1970s, the Predecessor Company's primary business consisted of the development and management of industrial warehouses. In the 1980s, the Predecessor Company broadened its commercial property asset base by expanding into retail and office projects, while continuing to develop its industrial property business. By 1989, the Predecessor Company had evolved into the largest commercial real estate developer in the United States, with industrial, office and retail projects that were valued at more than $11 billion.

    Following a severe recession in the United States commercial real estate industry in the late 1980s, the Predecessor Company determined that a restructuring was necessary to continue the historic growth of its business despite the adverse changes in the industry. This restructuring, completed in 1991, entailed the separation of the Predecessor Company's commercial real estate asset base and related operations from its real estate services business. The Predecessor Company, existing as a Texas close corporation with a total capitalization of $18 million following the restructuring, continued to operate the real estate services business while ownership of the commercial real estate asset base was segregated into a large number of separate entities distinct from the Predecessor Company, with independent management and operations. While the Company no longer has an ownership interest in the commercial real estate asset base, the entities owning such assets are collectively one of the Company's largest post-restructuring service customers. See "Risk Factors--Dealings with and Reliance on Affiliates; Potential Conflicts of Interest."

RECENT DEVELOPMENTS

    An important component of the Company's growth strategy is the selective acquisition of complementary real estate services businesses. In 1998, the Company has actively pursued this part of its growth strategy and has consummated the following acquisitions:

    In March, 1998, the Company purchased Tooley & Company, Inc., a California real estate services company primarily engaged in office management and leasing. In exchange for the stock of Tooley, the Company paid a cash purchase price of approximately $23.4 million to BCB Holdings, LLC ("BCB"), a Delaware limited liability company whose members are William L. Tooley, Craig Ruth and Robert N. Ruth. The Company has also agreed to pay to BCB up to an additional $3.0 million if Tooley achieves certain performance targets in the future and to make certain payments to BCB based upon the future performance of certain of Tooley's projects. In connection with the acquisition, each of Messrs. Tooley, Ruth and Ruth entered into employment agreements with the Company. Pursuant to the terms of their respective employment agreements, the Company paid to William L. Tooley and Craig Ruth an aggregate of $1.0 million at closing in exchange for certain covenants not to compete. At the closing of the Tooley Acquisition, a former employee of Tooley received options to purchase 31,858 shares of Common Stock at an exercise price of $28.25 per share (the fair market value of the Common Stock on the date of grant), which vest ratably over a five-year term, and options to purchase an additional 8,437 shares of Common Stock at an exercise price of $28.25 per share, which vest ratably over a three-year term.

    In May, 1998, the Company acquired the business of Fallon, Hines & O'Connor, Inc., a Boston, Massachusetts-based commercial real estate brokerage, consulting and advisory firm ("Fallon, Hines & O'Connor"). In exchange for substantially all of the assets of Fallon, Hines & O'Connor, the Company paid approximately $30.6 million in cash and agreed to pay up to an additional $6.0 million in cash and grant certain stock options if the acquired business meets certain performance thresholds. The Company also paid an aggregate of $2.0 million to the principals of Fallon, Hines & O'Connor in exchange for certain covenants not to compete. The Company considers Fallon, Hines & O'Connor to be one of the premier brokerage firms in the Northeast and believes that the addition of 30 brokerage professionals through this acquisition, including the principals of Fallon, Hines & O'Connor, enhances its existing brokerage business.

    In July, 1998, the Company acquired a portion of the businesses of Faison & Associates ("Faison") and Faison Enterprises, Inc. ("Faison Enterprises"), which are engaged in the development, leasing and management of office and retail properties in the Midatlantic and Southeast regions of the United States. In exchange for the acquired business, the Company paid $36.1 million in cash and delivered a $2.0 million promissory note that bears interest at an annual rate of 6.0%. The note matures on April 30, 2000 and is payable in eight equal quarterly installments. In connection with the closing, Mr. Faison and Faison Enterprises purchased an aggregate of 127,828 shares of Common Stock for $4.0 million. In addition, the Company entered into a development program with Faison Enterprises pursuant to which the Company has agreed to grant Faison Enterprises the right to develop certain retail development projects identified through the Company's operations purchased in the Faison Acquisition. If any of such projects are accepted by Faison Enterprises, the Company will be entitled to receive up to a 40% interest in the distributions that Faison Enterprises receives from such projects. If the Company receives any such interests in 1999, it is required to award 50% of such interests to certain key Faison employees other than Mr. Faison. The Company is obligated to pay Faison Enterprises an additional $1.0 million if retail development construction starts funded through the development program exceed certain levels in 1999 and 2000. Faison Enterprises also entered into a long-term management contract with the Company with respect to the properties developed under this program and certain other properties controlled by Mr. Faison. In connection with the Faison Acquisition, the Company entered into employment agreements with four key employees, including Mr. Faison, and in connection with such employment agreements the Company paid an aggregate of $1.0 million in exchange for certain covenants not to compete. The Company granted options to purchase an aggregate of 69,963 shares of Common Stock at an exercise price of $32.875 per share (the fair market value of the Common Stock on the date of grant) to employees of the acquired business who were retained after the closing. At the closing, Mr. Faison was elected to serve as a Class III Director on the Company's Board of Directors with a term expiring at the Company's annual meeting of stockholders in 2000.

    In March 1998, the Company acquired substantially all of the assets of James Norman & Company, a real estate services firm with operations concentrated in Seattle's central business district office and retail markets ("Norman"). In addition, in June 1998 the Company acquired substantially all of the assets of Core, a Detroit-based real estate services company that focuses on providing infrastructure management services to the automotive industry.

INITIAL PUBLIC OFFERING

    On December 1, 1997, the Company closed its Initial Public Offering of 5,750,000 shares of Common Stock. Of the approximately $90.2 million in net proceeds which the Company raised from the Initial Public Offering: (i) approximately $31.0 million was used to repay all outstanding indebtedness under a credit facility that was terminated upon the closing of the Initial Public Offering; (ii) approximately $26.3 million was used for development purposes;
(iii) approximately $8.4 million was used to repay other indebtedness of the Company (including approximately $4.7 million owed to retired Profit Sharing Plan participants); and (iv) approximately $1.6 million was paid to J. McDonald Williams, Chairman of the Company's Board of Directors, in connection with the termination of the Company's consulting arrangements with Mr. Williams (see "--Reincorporation Transactions"). The remaining proceeds were used for working capital.

REINCORPORATION TRANSACTIONS

    In connection with the Initial Public Offering, the Company and TCC Merger Sub, Inc., a wholly owned subsidiary of the Company ("Merger Sub"), entered into a series of transactions to convert the legal form in which the Predecessor Company's business and operations were held from a Texas close corporation to a Delaware corporation. As part of these transactions, Merger Sub was merged (the "Reincorporation Merger") with and into the Predecessor Company. As a result of the Reincorporation Merger, the Predecessor Company survived as a wholly-owned subsidiary of the Company and the Predecessor Company's shareholders immediately prior to the effective time of the Reincorporation Merger (the "Effective Time") received, in the aggregate, 25,502,964 shares of Common Stock. Contemporaneously with the consummation of the Reincorporation Merger, the Company, Crow Family Partnership, L.P. ("Crow Family"), CFH and J. McDonald Williams entered into a Stockholders Agreement. See "Description of Capital Stock--Stockholders' Agreement."

    The Company and CFH entered into a License Agreement (the "License Agreement") immediately prior to the closing of the Initial Public Offering. Pursuant to the terms of the License Agreement, and subject to certain quality standards, the Company was granted the right to use the name "Trammell Crow" in any business in any region around the world except for the residential real estate business. The license granted pursuant to the License Agreement (the "Trade Name License") is perpetual, subject to the Company's continued use and compliance with certain quality standards and CFH's right to terminate upon the occurrence of certain bankruptcy events. The Company is not obligated to pay any fees under the License Agreement. However, in exchange for the grant of the Trade Name License, the Company issued 2,295,217 shares of Common Stock to CFH immediately prior to the closing of the Initial Public Offering. See "Certain Transactions--Royalty Agreement and License Agreement."

    Following the initial capitalization of the Company, the issuance of shares of Common Stock in the Reincorporation Merger and the issuance of shares of Common Stock in exchange for the Trade Name License, the Predecessor Company's shareholders immediately prior to the Effective Time received, in the aggregate 27,799,181 shares of Common Stock, constituting approximately 82.02% of the outstanding Common Stock after giving effect to the Initial Public Offering.

    On August 1, 1997, the Predecessor Company granted to certain of its employees options to acquire an aggregate of 1,626 shares of its common stock, which constituted all shares authorized under the Assumed Option Plan. At the Effective Time, the Company assumed the Predecessor Company's obligations with respect to all such options, thereby becoming obligated to issue 2,423,769 shares of Common Stock at an exercise price per share of $3.85. All of such options vested upon the closing of the Initial Public Offering and became exercisable 30 days thereafter. No additional options will be granted under the Assumed Option Plan. Because the exercise price established for each assumed option at the time it was granted was less than the initial price to the public in Initial Public Offering, the Company recognized a non-cash, non-recurring charge to earnings of $33.1 million in the fourth quarter of its 1997 fiscal year. As of July 9, 1998, 47,700 shares of Common Stock had been issued upon exercise of such options, and the Company was obligated to issue up to an aggregate of 2,376,069 shares of Common Stock upon the exercise of the remainder of such options. See "Management--Assumed Option Plan."

    Concurrent with the closing of the Initial Public Offering, the Company granted options under the Long-Term Incentive Plan to acquire an aggregate of 2,348,455 shares of Common Stock to certain employees. The exercise price for such stock options was $17.50 per share, the initial price to the public in the Initial Public Offering. The stock option grants include grants to each of the executive officers of the Company to acquire 58,529 shares and a grant to Mr. Williams to acquire 40,965 shares. The options vest ratably over a three-year period. "See Management--Long-Term Incentive Plan."

    At the Effective Time, the Royalty Agreement (the "Royalty Agreement") between CFH (as assignee of Crow Family) and the Predecessor Company and all consulting arrangements entered into between the Predecessor Company and each of Crow Family and J. McDonald Williams were terminated. In September, 1997, prior to the assignment of the Royalty Agreement to CFH, the Predecessor Company made a cash payment in an aggregate amount of approximately $1,405,000 to Crow Family in partial satisfaction of accrued royalty and consulting expenses. The Royalty Agreement was terminated immediately prior to the closing of the Initial Public Offering. On April 1, 1998, the Predecessor Company paid CFH and Crow Family an amount equal to $2,712,775 in the aggregate, representing all amounts owed by the Company to CFH and Crow Family under the Royalty Agreement and such consulting arrangements. In connection with the Initial Public Offering, the Predecessor Company paid Mr. Williams approximately $1.6 million in satisfaction of all of its obligations to Mr. Williams under his consulting arrangements with the Company. See "Certain Transactions--Royalty Agreement and License Agreement" and "--Consulting Arrangements."

    In connection with the Initial Public Offering, the Company determined to no longer grant to any past, present or future employees any profit participation interests under its 1995 Profit Sharing Plan, as amended (the "Profit Sharing Plan"). In September and October 1997, the Predecessor Company made cash payments in an aggregate amount of approximately $11.3 million to Profit Sharing Plan participants in reduction of deferred compensation payables. The payment of these deferred compensation amounts triggered an obligation on the part of certain Profit Sharing Plan participants to repay certain loans owed to the Predecessor Company in an aggregate amount of approximately $0.7 million. At the closing of the Initial Public Offering, the Predecessor Company had accrued deferred compensation balances under the Profit Sharing Plan of approximately $33.6 million, which included approximately $4.7 million (including $0.3 million of interest) owed to retired Profit Sharing Plan participants that was paid with a portion of the proceeds from the Initial Public Offering. Since the Initial Public Offering, the Company has paid approximately $6.4 million of such remaining balances and has offset another $12.5 million against amounts owed to the Company by participants in the Profit Sharing Plan. The Company anticipates that it will pay the remaining balances of approximately $10.0 million in roughly equal quarterly installments in 1998 and 1999. The Company maintains its obligation to pay to certain participants amounts relating to their interests in certain of the Company's projects. See "Management--Profit Sharing Plan."

    In October 1997, the Predecessor Company declared and paid dividends to its stockholders in an aggregate amount of approximately $6.8 million.

    Immediately following the Effective Time, the Company issued to Doppelt & Company ("Doppelt") 342,857 shares of Common Stock (the "Doppelt Shares"). The Doppelt Shares were issued in payment of the $6,000,000 promissory note issued by the Predecessor Company to Doppelt in connection with the Doppelt Acquisition. See "Business--Retail Services."

    The transactions described above are collectively referred to in this Prospectus as the "Reincorporation Transactions." The Company undertook these transactions and the Initial Public Offering to facilitate access to capital markets, provide greater flexibility for acquisitions and create long-term liquidity for its stockholders.

                                USE OF PROCEEDS

    All of the shares being offered hereby are being offered by the Selling Stockholders. Consequently, the Company will receive no proceeds from the Offering.

                                DIVIDEND POLICY

    The Board of Directors intends to retain earnings to finance its growth and for general corporate purposes and, therefore, does not anticipate paying any dividends in the foreseeable future. Any future payment of dividends will be at the discretion of the Board of Directors and will depend upon the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors, including the terms of the Company's indebtedness. Provisions in agreements governing the Company's long-term indebtedness limit the amount of dividends that the Company may pay to its stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    Since 1994, the Predecessor Company has declared annual cash dividends which were paid during the first six months of each year and were based upon the Predecessor Company's earnings in the prior year. The aggregate amount of dividends paid to the Predecessor Company's shareholders during the years ended December 31, 1994, 1995 and 1996 were $1,672,000, $2,475,000 and $2,890,000, respectively. In April 1997, the Predecessor Company paid dividends based on 1996 earnings in the aggregate amount of approximately $8,200,000. In October 1997, the Predecessor Company declared and paid dividends in an aggregate amount of approximately $6,826,000 based on earnings through September 30, 1997. See "The Company--Reincorporation Transactions."

                            MARKET FOR COMMON STOCK

    The Common Stock was listed on the New York Stock Exchange ("NYSE") on November 25, 1997 under the symbol "TCW." On June 3, 1998, the Common Stock began trading under the symbol "TCC." At July 9, 1998, 34,141,414 shares were held by 234 stockholders of record. The following table sets forth the high and low sales prices per share of Common Stock as reported on the NYSE Composite Transaction Tape on a quarterly basis for the periods indicated.

                                                                            HIGH        LOW
                                                                          ---------  ---------
1997
  Fourth Quarter........................................................  $  25.750  $  20.250

1998
  First Quarter.........................................................  $  30.875  $  22.688
  Second Quarter........................................................  $  37.563  $  25.500
  Third Quarter (through July 16).......................................  $  33.500  $  30.375

    A recently reported sale price of the Company's common stock on the NYSE is set forth on the cover page of this Prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected financial data set forth below have been derived from the pro forma consolidated financial statements of the Company and from the historical consolidated financial statements of the Company included elsewhere in this Prospectus. The historical consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, whose reports thereon appear elsewhere in this Prospectus. The pro forma data is unaudited but, in the opinion of management, all pro forma adjustments necessary to reflect the effects of the Acquisitions, the Reincorporation Transactions and the Initial Public Offering have been made. The selected financial data at March 31, 1998, and for the three months ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company and reflect all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the financial position and results of operations for these periods.

    The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements and notes thereto of the Company contained elsewhere in this Prospectus.

                                                                 YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------
                                                                                                           1997 PRO
                                       1993          1994          1995          1996          1997        FORMA(1)
                                    -----------   -----------   -----------   -----------   -----------   -----------
                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Property management services......  $    90,954   $    99,609   $    92,970   $    90,179   $    87,756   $   153,942
Brokerage services................       47,299        48,652        61,960        72,095        91,053       132,884
Infrastructure management
  services........................       16,401        27,063        38,681        50,836        68,719        74,851
Development and construction
  services........................       14,377        12,792        20,382        22,732        40,054        49,220
Retail services...................        1,306         1,966         1,510         2,393         5,318        10,293
Income from unconsolidated
  subsidiaries....................          465         3,141           114           594           512           512
Gain on disposition of real
  estate..........................      --              4,646         5,026         6,630        10,241        10,241
Other.............................        3,759         3,039         6,559         9,996         9,986        12,802
                                    -----------   -----------   -----------   -----------   -----------   -----------
Total revenues....................      174,561       200,908       227,202       255,455       313,639       444,745
Salaries, wages and benefits......      106,606       115,330       130,248       137,794       161,425       258,730
Non-recurring compensation
  costs...........................      --            --            --            --             33,085       --
Commissions.......................       15,856        20,788        23,730        27,119        39,121        40,702
General and administrative........       35,365        35,282        40,671        41,421        55,884        73,434
Profit sharing....................        8,292        16,562        15,893        20,094        23,514           597
Other.............................        4,255         7,284         8,526         9,087        17,997        23,448
                                    -----------   -----------   -----------   -----------   -----------   -----------
Operating costs and expenses......      170,374       195,246       219,068       235,515       331,026       396,911
                                    -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before income
  taxes...........................        4,187         5,662         8,134        19,940       (17,387)       47,834
Income tax expense (benefit)......        1,854         2,636         3,793         7,826        (3,367)       18,847
                                    -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before extraordinary
  gain............................        2,333         3,026         4,341        12,114       (14,020)       28,987
Extraordinary gain................          188           782       --            --            --            --
                                    -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss).................  $     2,521   $     3,808   $     4,341   $    12,114   $   (14,020)  $    28,987
                                    -----------   -----------   -----------   -----------   -----------   -----------
                                    -----------   -----------   -----------   -----------   -----------   -----------

EARNINGS (LOSS) PER SHARE(2):
Basic.............................                                                          $      (.42)  $       .86
Diluted...........................                                                          $      (.42)  $       .81

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING(2):
Basic.............................                                                           33,583,467    33,711,295
Diluted...........................                                                           33,583,467    35,845,808

OTHER DATA:
EBITDA, as adjusted(3)............  $    16,969   $    29,686   $    32,033   $    48,915   $    59,522   $    69,837
Cash provided by (used in)
  operating activities............        7,556        15,907        10,648        25,148        (4,978)       18,714
Cash provided by (used in)
  investing activities............       (1,974)       (2,748)         (646)       (5,019)      (21,322)     (114,168)
Cash provided by (used in)
  financing activities............       (4,412)           93        (5,457)       (1,779)       64,542       157,328

                                         THREE MONTHS ENDED MARCH 31,
                                    ---------------------------------------
                                                                 1998 PRO
                                       1997          1998        FORMA(1)
                                    -----------   -----------   -----------

STATEMENT OF OPERATIONS DATA:
Property management services......  $    22,024   $    24,887   $    39,418
Brokerage services................       16,935        25,533        31,749
Infrastructure management
  services........................       14,569        22,890        24,487
Development and construction
  services........................        5,206         8,891        12,835
Retail services...................          325         2,727         2,727
Income from unconsolidated
  subsidiaries....................           58         2,415         2,415
Gain on disposition of real
  estate..........................        1,124           866           866
Other.............................        1,857         2,042         2,477
                                    -----------   -----------   -----------
Total revenues....................       62,098        90,251       116,974
Salaries, wages and benefits......       37,339        50,516        67,708
Non-recurring compensation
  costs...........................      --            --            --
Commissions.......................        7,003        10,953        12,282
General and administrative........       10,303        15,097        20,648
Profit sharing....................        2,570       --            --
Other.............................        2,259         3,117         6,284
                                    -----------   -----------   -----------
Operating costs and expenses......       59,474        79,683       106,922
                                    -----------   -----------   -----------
Income (loss) before income
  taxes...........................        2,624        10,568        10,052
Income tax expense (benefit)......        1,023         4,239         4,033
                                    -----------   -----------   -----------
Income (loss) before extraordinary
  gain............................        1,601         6,329         6,019
Extraordinary gain................      --            --            --
                                    -----------   -----------   -----------
Net income (loss).................  $     1,601   $     6,329   $     6,019
                                    -----------   -----------   -----------
                                    -----------   -----------   -----------
EARNINGS (LOSS) PER SHARE(2):
Basic.............................                $       .19   $       .18
Diluted...........................                $       .18   $       .17
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING(2):
Basic.............................                 33,899,574    34,027,402
Diluted...........................                 36,115,203    36,252,806
OTHER DATA:
EBITDA, as adjusted(3)............  $     7,172   $    13,648   $    16,299
Cash provided by (used in)
  operating activities............      (15,819)      (41,577)      (42,624)
Cash provided by (used in)
  investing activities............       (1,266)      (22,395)       (1,341)
Cash provided by (used in)
  financing activities............          487        32,390         9,323

                                                                                                               MARCH 31, 1998
                                                                   DECEMBER 31,                            -----------------------
                                          --------------------------------------------------------------                   PRO
                                             1993         1994         1995         1996         1997        ACTUAL      FORMA(4)
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............  $   22,358   $   35,610   $   40,155   $   58,505   $   96,747   $   65,165   $  63,163
Total assets............................      55,774       99,867      114,315      194,314      326,236      360,519     436,488
Long-term debt..........................       8,425        9,762        7,065       12,361        2,430       34,655     105,720
Notes payable on real estate held for
  sale..................................      --           22,914       13,182       67,810       76,623       93,039      93,039
Deferred compensation...................      14,661       21,468       25,883       20,963        8,391        3,809       3,809
Total liabilities.......................      43,767       85,516       95,090      160,018      169,305      198,880     270,849
Minority interest.......................          27          278        3,932        3,294       19,859       18,073      18,073
Stockholders' equity....................      11,980       14,074       15,293       31,002      137,072      143,566     147,566

------------------------------

    Summarized operating data by business line for the year ended December 31, 1997 (in thousands):

                                                                                    DEVELOPMENT
                                      PROPERTY                    INFRASTRUCTURE        AND
                                     MANAGEMENT     BROKERAGE       MANAGEMENT      CONSTRUCTION    RETAIL         TOTAL
                                     -----------   -----------   ----------------   -----------   -----------   -----------
Service revenues...................  $   87,756    $   91,053        $    68,719    $   40,054    $     5,318   $   292,900
Income from unconsolidated
  subsidiaries.....................      --            --              --                  512        --                512
Gain on disposition of real
  estate...........................      --            --              --               10,241        --             10,241
Other..............................       6,678           189                193         1,678          1,248         9,986
                                     -----------   -----------           -------    -----------   -----------   -----------
Total revenues.....................      94,434        91,242             68,912        52,485          6,566       313,639
Operating costs and expenses(5)....     104,070       100,041             70,800        48,797          7,318       331,026
                                     -----------   -----------           -------    -----------   -----------   -----------
Income (loss) before income
  taxes............................  $   (9,636)   $   (8,799)       $    (1,888)   $    3,688    $      (752)  $   (17,387)
                                     -----------   -----------           -------    -----------   -----------   -----------
                                     -----------   -----------           -------    -----------   -----------   -----------
EBITDA, as adjusted(3).............  $   16,421    $   10,639        $     8,471    $   22,520    $     1,471   $    59,522

    Summarized operating data by business line for the quarters ended March 31, 1997 and 1998 (in thousands):

                                             PROPERTY MANAGEMENT                                  INFRASTRUCTURE MANAGEMENT
                                                                              BROKERAGE
                                          -------------------------   -------------------------   -------------------------
                                             1997          1998          1997          1998          1997          1998
                                          -----------   -----------   -----------   -----------   -----------   -----------
Service revenues........................  $    22,024   $    24,887   $    16,935   $    25,533   $    14,569   $    22,890
Income from unconsolidated
  subsidiaries..........................      --            --            --            --            --            --
Gain on disposition of real estate......      --            --            --            --            --            --
Other...................................        1,407         1,487           144            68           150            34
                                          -----------   -----------   -----------   -----------   -----------   -----------
Total revenues..........................       23,431        26,374        17,079        25,601        14,719        22,924
Operating costs and expenses............       19,971        21,546        17,472        23,240        14,085        20,858
                                          -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before income taxes.......  $     3,460   $     4,828   $      (393)  $     2,361   $       634   $     2,066
                                          -----------   -----------   -----------   -----------   -----------   -----------
                                          -----------   -----------   -----------   -----------   -----------   -----------
EBITDA, as adjusted(3)..................  $     4,872   $     5,342   $     1,049   $     2,798   $     1,396   $     2,387

                                               DEVELOPMENT AND
                                                CONSTRUCTION                   RETAIL                       TOTAL
                                          -------------------------   -------------------------   -------------------------
                                             1997          1998          1997          1998          1997          1998
                                          -----------   -----------   -----------   -----------   -----------   -----------
Service revenues........................  $     5,206   $     8,891   $       325   $     2,727   $    59,059   $    84,928
Income from unconsolidated
  subsidiaries..........................           58         2,415       --            --                 58         2,415
Gain on disposition of real estate......          158           581           966           285         1,124           866
Other...................................          152           425             4            28         1,857         2,042
                                          -----------   -----------   -----------   -----------   -----------   -----------
Total revenues..........................        5,574        12,312         1,295         3,040        62,098        90,251
Operating costs and expenses............        6,807        11,411         1,139         2,628        59,474        79,683
                                          -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before income taxes.......  $    (1,233)  $       901   $       156   $       412   $     2,624   $    10,568
                                          -----------   -----------   -----------   -----------   -----------   -----------
                                          -----------   -----------   -----------   -----------   -----------   -----------
EBITDA, as adjusted(3)..................  $      (485)  $     2,350   $       340   $       771   $     7,172   $    13,648

------------------------------

(1) Gives effect to the Doppelt Acquisition, the Tooley Acquisition, the Norman Acquisition, the FHO Acquisition, the Core Acquisition, the Faison Acquisition, the Reincorporation Transactions and the sale of 5,750,000 shares of Common Stock by the Company in the Initial Public Offering and the receipt and application of the net proceeds therefrom, as though they had occurred on January 1, 1997, but excludes the non-cash, non-recurring charge to income of $33.1 million related to options granted under the Assumed Option Plan, and a $4.4 million non-recurring charge to income resulting from the settlement of claims by certain former employees arising out of a terminated stock appreciation rights plan. See "The Company--Initial Public Offering," "--Recent Developments" and "--Reincorporation Transactions" and "Business-- Retail Services," and "Pro Forma Consolidated Financial Statements."

(2) Earnings per share and weighted average common shares outstanding for the years prior to 1997 and for the three months ended March 31, 1997 are not relevant due to the change in capital structure effected in connection with the Reincorporation Transactions in 1997. See "The Company--Reincorporation Transactions."

(3) EBITDA, as adjusted, represents earnings before interest, income taxes, depreciation and amortization, royalty and consulting fees, profit sharing, the non-cash, non-recurring charge to income related to the stock option granted under the Assumed Option Plan and the non-recurring charge to income resulting from the settlement of claims by certain former employees arising out of a terminated stock appreciation rights plan. Management believes that EBITDA, as adjusted, can be a meaningful measure of the Company's operating performance, cash generation and ability to service debt. However, EBITDA, as adjusted, should not be considered as an alternative either to: (i) net earnings (determined in accordance with GAAP); (ii) operating cash flow (determined in accordance with GAAP); or (iii) liquidity. There can be no assurance that the Company's calculation of EBITDA, as adjusted, is comparable to similarly titled items reported by other companies.

(4) As adjusted to give effect to the FHO Acquisition, the Core Acquisition and the Faison Acquisition as though they had occurred on March 31, 1998. See "The Company--Recent Developments" and "Pro Forma Consolidated Financial Statements."

(5) Includes a non-cash, non-recurring charge to compensation expense of $33,085,000 related to options granted under the Assumed Option Plan as follows: Property Management--$13,554,000; Brokerage--$10,431,000; Infrastructure Management--$4,095,000; Development and
    Construction--$3,815,000; and Retail--$1,190,000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, the Summary Financial Data and the other information included elsewhere in this Prospectus.

OVERVIEW

    Trammell Crow Company is one of the largest diversified commercial real estate service firms in the United States. As a means of addressing the comprehensive real estate service requirements of its diverse group of clients, the Company is organized into five principal lines of business. The Company's property management services business includes serving the clients' needs with respect to all aspects of building operations, tenant relations and oversight of building improvement processes, primarily for building owners who do not occupy the properties managed by the Company. The brokerage services business includes advising buyers, sellers, landlords and tenants in connection with the sale and leasing of office, industrial and retail space and land. The infrastructure management business entails providing comprehensive day-to-day occupancy related services, principally to large corporations which occupy commercial facilities in multiple locations. These services include administration, day-to-day maintenance and repair of client occupied facilities and strategic functions such as space planning, relocation coordination, facilities management and portfolio management. The development and construction services business includes financial planning, site acquisition, procurement of approvals and permits, design and engineering coordination, construction bidding and management and tenant finish coordination, project close-out and user move coordination, general contracting and project finance advisory services. The retail services business includes tenant representation, disposition, development and financial services to national and global retail customers.

    The Company has benefited from the recovery of the real estate market in the early 1990's. The Company's annual revenues increased to $313.6 million in 1997 from $227.2 million in 1995. This revenue growth was achieved during a period when the composition of the Company's revenues shifted significantly as the Company increased the role which brokerage, infrastructure management, development and construction and retail services play in its overall strategy. From 1995 to 1997, revenues from property management services decreased by approximately 5.6%, and as a percentage of the Company's total revenues, they declined from 40.9% to 28.0%. Over this same period, revenues from brokerage, infrastructure management, development and construction (including gain on disposition of real estate and income from unconsolidated subsidiaries) and retail services increased from a combined 56.2% of total revenues to 68.8% of total revenues.

    The Company's revenue streams consist primarily of recurring payments made pursuant to service contracts and variable transaction-oriented payments. The Company typically receives base monthly fees from clients for services provided in its property management business. A majority of the fees generated by the Company's infrastructure management business are contractual and recurring in nature. The fees generated in the Company's brokerage and retail service businesses are typically paid in connection with the consummation of a transaction such as the purchase or sale of commercial property or the execution of a lease. The Company typically earns fees for development and construction services which are based upon a negotiated percentage of a project's cost, and the Company may receive incentive bonuses for completing a development project under budget and within certain critical time deadlines. Although the fees generated by the Company's brokerage service and development and construction service businesses are not typically recurring in nature, a majority of the aggregate revenues generated by these businesses in 1997 was earned in the performance of services relating to properties included in the Company's approximately 240 million square foot property management and leasing portfolio. In 1997, the percentage of the Company's total revenues generated by each of its property management, brokerage, infrastructure management, development and construction and retail service businesses was 28.0%, 29.0%, 21.9%, 16.2% and 1.7%, respectively.

    A majority of the Company's revenues that are not generated by its primary businesses are generated by an insurance agency subsidiary and are based upon commissions on insurance written on properties included in the Company's property management and leasing portfolio and on workmen's compensation insurance for the Company's employees. In 1997, this subsidiary generated revenues of $4.2 million.

    The Company's operating expenses consist of salaries, wages and benefits, commissions, general and administrative expenses, rent, depreciation and amortization expense, interest, profit sharing, royalty and consulting fees and minority interest. Salaries, wages and benefits and commissions constitute a majority of the Company's total operating costs and expenses.

    Since 1991 the Company has maintained a profit sharing plan for key employees (the "Profit Sharing Plan"). Each participant in the Profit Sharing Plan has an account that is adjusted annually to reflect the participant's percentage of the earnings of a profit sharing unit or a designated project, cash distributions and other matters. Distributions to participants may only be made from available cash (as defined in the Profit Sharing Plan), and any difference between the amount expensed and the amount paid to the participants is recorded as deferred compensation. The Company's Board of Directors approves the amount of earnings before profit sharing which will be available to profit sharing participants. In September and October 1997, the Company made distributions of approximately $11.3 million in the aggregate in partial payment of deferred compensation balances. In connection with the Initial Public Offering, the Company terminated any future profits participation under the Profit Sharing Plan and partially terminated ongoing participation in existing projects. Of the approximately $33.6 million deferred compensation balance under the Profit Sharing Plan as of the time of the Initial Public Offering, approximately $4.7 million (including interest of $0.3 million) was paid in January 1998 to retired Profit Sharing Plan participants from the proceeds of the Initial Public Offering. Since the Initial Public Offering, the Company has paid approximately $6.4 million of such remaining balances and has offset another $12.5 million against amounts owed to the Company by participants in the Profit Sharing Plan. The Company anticipates that it will pay the remaining balances of approximately $10.0 million in roughly equal quarterly installments in 1998 and 1999. Profit sharing expense attributable to projects, to the extent profit participation in projects was not terminated prior to the closing of the Initial Public Offering, will continue to accrue until the projects are sold by the Company. Management believes that the termination of any future profits participation under the Profit Sharing Plan should have a positive effect on the Company's net income. Payment of deferred compensation balances during 1998 and 1999 should decrease the Company's net cash flow.

    Prior to consummation of the Reincorporation Transactions, two significant stockholders of the Company received royalty and consulting fees under certain agreements totaling approximately 12.0% of earnings before profit sharing. Expense under these arrangements aggregated $6.2 million, $4.0 million and $2.4 million in 1997, 1996 and 1995, respectively. The royalty agreement and consulting arrangements were terminated in connection with the Initial Public Offering. In January 1998, the Company paid approximately $1.6 million to J. McDonald Williams as a result of the termination of the consulting arrangements. Management expects that the termination of the royalty agreement and consulting arrangements should have a positive effect on the Company's net income. See "Certain Relationships and Related Transactions."

    Over the last three years, an average of 32.6% of the Company's income before income taxes (adjusted in 1997 to add back the non-cash charge related to the options granted under the Assumed Option Plan and the expense related to the settlement of claims by certain former employees arising out of the termination of a Stock Appreciation Rights Plan) has been generated in the fourth quarter, due primarily to a calendar year-end focus by the commercial real estate industry on the completion of transactions. In addition, an increasing percentage of the Company's property management and infrastructure management contracts provide for bonus payments if the Company achieves certain performance targets. Such incentive payments are generally earned in the fourth quarter. In contrast, the Company's non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant on a quarterly basis. See "--Quarterly Results of Operations and Seasonality."

    The Company's revenues and net income (adjusted in 1997 to add back the non-cash charge related to the options granted under the Assumed Option Plan, the expense related to the settlement of claims by certain former employees arising out of the termination of a Stock Appreciation Rights Plan and the related tax effects) have each grown at a compound annual rate of 17% and 67%, respectively, over the past three years. While the Company has primarily used internally generated funds to achieve this growth, it intends to continue to pursue an aggressive growth strategy by expanding client relationships, expanding the breadth of its service offerings, making selective co-investments with its clients and pursuing selective strategic acquisitions. The Company believes that its ability to pursue acquisitions will be greatly enhanced by its ability to use external sources of capital, including the public capital markets and the commercial banking industry, to finance such acquisitions. As part of its strategy to pursue selective strategic acquisitions, the Company has consummated the Recent Acquisitions. See "The Company--Recent Developments."

RESULTS OF OPERATIONS

    The following table sets forth items from the Company's Consolidated Statements of Operations for each of the three years in the period ended December 31, 1997, and for each of the three month periods ended March 31, 1997 and 1998, as a percent of revenue for the periods indicated.

                                                                                                       THREE MONTHS ENDED
                                                                         YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                     -------------------------------  --------------------
                                                                       1995       1996       1997       1997       1998
                                                                     ---------  ---------  ---------  ---------  ---------
Revenues:
  Property management services.....................................       40.9%      35.3%      28.0%      35.4%      27.6%
  Brokerage services...............................................       27.3       28.2       29.0       27.2       28.2
  Infrastructure management services...............................       17.0       19.9       21.9       23.5       25.4
  Development and construction services............................        9.0        8.9       12.8        8.4        9.9
  Retail services..................................................        0.7        0.9        1.7        0.5        3.0
  Income from unconsolidated subsidiaries..........................        0.1        0.2        0.2        0.2        2.7
  Gain on sale of real estate......................................        2.2        2.6        3.3        1.8        1.0
  Other............................................................        2.8        4.0        3.1        3.0        2.2
                                                                     ---------  ---------  ---------  ---------  ---------
      Total revenues...............................................      100.0%     100.0%     100.0%     100.0%     100.0%
Expenses:
  Salaries, wages & benefits.......................................       57.3%      53.9%      62.0%      60.1%      55.9%
  Commissions......................................................       10.4       10.6       12.5       11.3       12.2
  General and administrative.......................................       17.9       16.2       17.8       16.6       16.7
  Profit sharing...................................................        7.0        7.9        7.5        4.2        0.0
  Other............................................................        3.8        3.6        5.7        3.6        3.5
                                                                     ---------  ---------  ---------  ---------  ---------
      Total operating costs and expenses...........................       96.4%      92.2%     105.5%      95.8%      88.3%
                                                                     ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes..................................        3.6%       7.8%      (5.5)%       4.2%      11.7%
Income tax expense (benefit).......................................        1.7        3.1       (1.1)       1.6        4.7
                                                                     ---------  ---------  ---------  ---------  ---------
Net income (loss)..................................................        1.9%       4.7%      (4.4)%       2.6%       7.0%
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

    REVENUES. The Company's total revenues grew $28.2 million, or 45.4%, to $90.3 million in the first quarter of 1998 from $62.1 million in the first quarter of 1997.

    Property management services revenue, which represented 27.6% of the Company's total revenue in the first quarter of 1998, increased $2.9 million, or 13.2%, to $24.9 million in the first quarter of 1998 from $22.0 million in the first quarter of 1997. This increase was primarily due to a general increase in market rents and a decrease in vacancies, resulting in higher revenues for properties managed, which led to higher management fees to the Company since fees are generally based on a percentage of property revenues. In addition, square feet under management increased over the prior period primarily due to the Tooley Acquisition.

    Brokerage services revenue, which represented 28.2% of the Company's first quarter 1998 total revenue, increased $8.6 million, or 50.9%, to $25.5 million in the first quarter of 1998 from $16.9 million in the first quarter of 1997. The revenue growth resulted from an increase in the number of brokerage transactions fueled by an increase of 48% in the average number of brokers employed during the first quarter of 1998, as compared to the first quarter of 1997, coupled with a general increase in market rents.

    Infrastructure management services revenues, which represented 25.4% of the Company's first quarter 1998 total revenue, increased $8.3 million, or 56.8%, to $22.9 million in the first quarter of 1998 from $14.6 million in the first quarter of 1997. The revenue growth resulted primarily from the addition of two significant new customers in the financial services industry, and expansion of services provided to two other major customers.

    Revenues from development and investment activities (comprised of development and construction service fees, gain on disposition of real estate and income from unconsolidated subsidiaries) totaled $12.2 million in the first quarter of 1998, which represented 13.5% of the Company's first quarter 1998 total revenue. These revenues increased $5.8 million, or 90.6%, from $6.4 million in the first quarter of 1997. This revenue growth was primarily due to an increase in incentive development fees earned on significant transactions in the first quarter of 1998, and income from unconsolidated subsidiaries resulting from sale of the underlying real estate.

    Retail services revenue, which represented 3.0% of the Company's first quarter 1998 total revenue, increased $2.4 million, or 800%, to $2.7 million in the first quarter of 1998 from $0.3 million in the first quarter of 1997, primarily as a result of the acquisition of Doppelt in August 1997.

    OPERATING COSTS AND EXPENSES. The Company's operating costs and expenses increased by $20.2 million, or 33.9%, to $79.7 million in the first quarter of 1998 from $59.5 million in the first quarter of 1997. A 35.4% increase in salaries, wages, and benefits is primarily due to the increased staffing required for the infrastructure management services business, as well as increases in staffing in other parts of the Company to support growth. Additionally, compensation increased in the first quarter of 1998 from the comparable period in 1997 due to the impact of the new compensation structure adopted in connection with the Initial Public Offering. The increase in commissions of 57.1% corresponds to the growth in the Company's brokerage services revenues. The increase in general and administrative expenses is primarily due to a $2.0 million increase in rent, travel and overhead costs of the infrastructure management services business to accommodate the growth in the number of employees, coupled with a company-wide increase in administrative costs resulting from the overall increase in number of employees. The Company had no profit sharing expense in the first quarter of 1998 as compared to $2.6 million in the first quarter of 1997, as the future profits participation under the Company's Profit Sharing Plan were terminated in connection with the Initial Public Offering. Additionally, the Company had no royalty or consulting expenses in the first quarter of 1998 as compared to $0.5 million in the first quarter of 1997, because certain royalty and consulting arrangements to which the Company was a party were terminated in connection with the Initial Public Offering. Interest expense increased in the first quarter of 1998 as a result of interest expensed on real estate development projects that were completed and operated in 1998.

    INCOME BEFORE INCOME TAXES. The Company's income before income taxes increased $8.0 million, to $10.6 million in the first quarter of 1998 from $2.6 million in the first quarter of 1997 due to the factors described above.

    NET INCOME. Net income increased $4.7 million, to $6.3 million in the first quarter of 1998 from $1.6 million in the first quarter of 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES. The Company's total revenues grew $58.1 million, or 22.7%, to $313.6 million in 1997 from $255.5 million in 1996.

    Property management services revenue, which represented 28.0% of the Company's total revenue in 1997, decreased $2.4 million, or 2.7%, to $87.8 million in 1997 from $90.2 million in 1996. This decrease was primarily due to an overall decrease in the number of square feet under management, and a relative increase in the number of square feet under management constituted by industrial properties, which typically generate lower property management revenues per square foot than office, retail and other commercial property types.

    Brokerage services revenue, which represented 29.0% of the Company's 1997 total revenue, increased $19.0 million, or 26.4%, to $91.1 million in 1997 from $72.1 million in 1996. The revenue growth resulted from the increase in tenant representation fees and in investment sales revenue resulting from implementation of the Company's strategy to aggressively pursue these business lines. The Company added approximately 100 brokers in 1997 to support this growth.

    Infrastructure management services revenues, which represented 21.9% of the Company's 1997 total revenues, increased $17.9 million, or 35.2%, to $68.7 million in 1997 from $50.8 million in 1996. The revenue growth resulted primarily from the addition of new customers. Additionally, the Company was able to expand project management and facility management services provided to existing customers.

    Revenues from development and investment activities (comprised of development and construction service fees, gain on disposition of real estate and income from unconsolidated subsidiaries) totalled $50.8 million in 1997, which represented 16.2% of the Company's 1997 total revenue. These revenues increased $20.8 million, or 69.3%, from $30.0 million in 1996. This revenue growth was primarily due to a $7.4 million increase in development fees from $9.3 million in 1996 to $16.7 million in 1997 and an increase in construction management services fees of $2.5 million to $11.0 million in 1997 from $8.5 million in 1996. Additionally, gain on sale of real estate increased $3.6 million, or 54.5%, from $6.6 million in 1996 to $10.2 million in 1997.

    Retail services revenue, which represented 1.7% of the Company's 1997 total revenue, increased $2.9 million, or 121%, to $5.3 million in 1997 from $2.4 million in 1996, primarily as a result of the acquisition of Doppelt in August 1997.

    OPERATING COSTS AND EXPENSES. The Company's operating costs and expenses increased by $95.5 million, or 40.6%, to $331.0 million in 1997 from $235.5 million in 1996. The increase in operating costs is primarily due to non-recurring charges resulting from the completion of the Initial Public Offering in December 1997. The 41.1% increase in salaries and benefits is primarily due to the $33.1 million non-cash charge related to the options granted under the Assumed Option Plan. The remaining increase in salaries is due to the increased staffing required for the infrastructure management services business. The increase in commissions is due to the growth in the Company's brokerage services and retail services businesses resulting from an increase in the number of brokers. Approximately $4.4 million of the increase in general and administrative expense relates to the non-recurring charge to income resulting from the settlement of claims by certain former employees arising out of a terminated Stock Appreciation Rights Plan. The remaining increase in general and administrative expenses represents approximately $2.3 million in operating expenses relating to rental properties which were not operational in 1996 and the increased expenditures associated with the Company's technological support systems. The Company's profit sharing expense increased by $3.4 million, or 16.9%, to $23.5 million in 1997 from $20.1 million in 1996 due to the increase in earnings available for profit sharing. Other operating costs increased due to $3.1 million of interest expense on real estate held for sale that became operational in 1997, a $1.6 million expense accrued in connection with the termination of the consulting arrangement with Mr. Williams and increased amortization as a result of the Doppelt Acquisition.

    In 1998, the Company anticipates that the decrease in operating expenses attributable to the termination of future profits participation under the Profit Sharing Plan and royalty and consulting agreements will be partially offset by an increase in compensation expense due to the impact of the new compensation structure adopted in connection with the Initial Public Offering.

    INCOME (LOSS) BEFORE INCOME TAXES. The Company's income before income taxes decreased $37.3 million, to a loss of $17.4 million in 1997 from a profit of $19.9 million in 1996 due to the factors described above.

    NET INCOME (LOSS). Net income decreased $26.1 million, to a loss of $14.0 million in 1997 from a profit of $12.1 million in 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUES. The Company's total revenue grew $28.3 million, or 12.4%, to $255.5 million in 1996 from $227.2 million in 1995.

    Property management services revenue, which represented 35.3% of the Company's total revenue in 1996, decreased $2.8 million, or 3.0%, to $90.2 million in 1996 from $93.0 million in 1995. This decrease was primarily due to the net reduction in square footage of property management assignments and a relative increase in the number of square feet under management constituted by industrial properties, which typically generate lower property management revenues per square foot than office, retail and other commercial property types. Recognizing a trend toward a consolidation of service providers utilized by large institutional owners and investors, the Company implemented a national marketing program focused on its large customers. The Company believes the implementation of this strategic initiative increased square footage under management for these customers by 11.3 million square feet, or 12.9%, to 99.1 million square feet in 1996 from 87.8 million square feet in 1995.

    Brokerage services revenue, which represented 28.2% of 1996 total revenues, increased $10.1 million, or 16.4%, to $72.1 million in 1996 from $62.0 million in 1995. This revenue growth resulted primarily from an increase in tenant representation fees of $3.6 million, or 29.0%, to $16.0 million in 1996 from $12.4 million in 1995 and the increase in investment sales revenue of $4.0 million, or 56.5%, to $11.1 million in 1996 from $7.1 million in 1995. The Company believes that this revenue growth is attributable to the continuation of a strategic initiative to expand its marketing services beyond project leasing to include tenant representation, investment sales and land sales. This strategy resulted in an increase in the aggregate number of brokers by 40, or 20.5%, to 235 in 1996 from 195 in 1995.

    Infrastructure management services revenue, which represented 19.9% of the Company's total revenues in 1996 increased $12.1 million, or 31.4%, to $50.8 million in 1996 from $38.7 million in 1995. The revenue growth resulted primarily from the addition of new customers and expansion of services provided to existing customers. In addition, in September 1996, the Company acquired the remaining outstanding stock of Primaris Corporate Services, Ltd., a Canadian provider of infrastructure management services. This acquisition, accounted for under the purchase method, increased revenues by approximately $0.9 million in 1996.

    Revenues from development and investment activities (comprised of development and construction service fees, gain on disposition of real estate and income from unconsolidated subsidiaries), which represented 11.7% of 1996 total revenue, increased $4.5 million or 17.4%, to $30.0 million in 1996 from $25.5 million in 1995. The revenue growth was primarily due to increases in gross profit on general contracting services of $1.0 million, or 34.8%, to $3.9 million in 1996 from $2.9 million in 1995, a decrease in development fees of $0.5 million, or 5.8%, to $8.5 million in 1996 from $9.0 million in 1995 and an increase in gain on sale of real estate of $1.6 million, or 31.9%, to $6.6 million in 1996 from $5.0 million in 1995. Income from unconsolidated subsidiaries increased $0.5 million or 421%, to $0.6 million in 1996 from $0.1 million in 1995. In general, these service revenues are affected by the timing of development transactions.

    OPERATING COSTS AND EXPENSES. The Company's operating costs and expenses increased by $16.4 million, or 7.5%, to $235.5 million in 1996 from $219.1 million in 1995. The increase in operating costs and expenses is primarily due to increased salaries, wages and benefits (associated with the increased staffing required for the infrastructure management service business) and increased commissions (associated with increased brokerage services revenues). The Company's profit sharing increased by $4.2 million, or 26.4%, to $20.1 million in 1996 from $15.9 million in 1995 due to the increase in profitability. As a percentage of total revenue, operating costs and expenses declined to 92.2% in 1996 from 96.4% in 1995, primarily as a result of the Company's ability to spread its fixed costs over a greater revenue base.

    INCOME BEFORE INCOME TAXES. The Company's income before income taxes increased $11.8 million, or 145.1%, to $19.9 million in 1996 from $8.1 million in 1995 due to the factors described above.

    NET INCOME. Net income increased $7.8 million, or 179.1%, to $12.1 million in 1996 from $4.3 million in 1995. As a percent of total revenue, net income increased to 4.7% in 1996 from 1.9% in 1995.

QUARTERLY RESULTS OF OPERATIONS AND SEASONALITY

    The following table presents unaudited quarterly results of operations data for the Company for each of the four quarters of 1997, 1996 and 1995. This quarterly information is unaudited but, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. The results of operations for any quarter are not necessarily indicative of results for any future period. Revenues and income before income taxes during the fourth fiscal quarter historically have been somewhat greater than in the first three fiscal quarters, primarily because the Company's clients have a demonstrated tendency to close transactions toward the end of the fiscal year. The timing and introduction of new contracts and other factors may also cause quarterly fluctuations in the Company's results of operations. The fourth quarter of 1997 includes a non-cash, non-recurring charge to income of $33.1 million related to options granted under the Assumed Option Plan and a $4.4 million non-recurring charge to income resulting from the settlement of claims by certain former employees arising out of a terminated Stock Appreciation Rights Plan.

                                                                                 THREE MONTHS ENDED
                                                                 --------------------------------------------------
                                                                  MARCH 31     JUNE 30   SEPTEMBER 30  DECEMBER 31
                                                                 -----------  ---------  ------------  ------------
1997:
Revenues.......................................................   $  62,098   $  69,344   $   81,797    $  100,400
Income (loss) before income taxes..............................       2,624       4,402        7,575       (31,988)
Net income (loss)..............................................       1,601       2,685        4,568       (22,874)
1996:
Revenues.......................................................   $  56,397   $  54,299   $   65,515    $   79,244
Income before income taxes.....................................       3,025       3,507        5,934         7,474
Net income.....................................................       1,876       2,093        3,673         4,472
1995:
Revenues.......................................................   $  47,415   $  53,692   $   54,530    $   71,565
Income before income taxes.....................................         663       2,693        2,028         2,750
Net income.....................................................         420       1,371        1,082         1,468

LIQUIDITY AND CAPITAL RESOURCES

    The Company's liquidity and capital resources requirements include expenditures for real estate held for sale and payments on notes payable associated with its development and construction activities; the funding of working capital needs, primarily accounts receivable from its clients and affiliates; and the funding of capital investments. Historically, the Company has financed its operations, investments and acquisitions with internally generated funds, and additional liquidity has been available to the Company through deferred compensation arrangements under its Profit Sharing Plan. The Company terminated future profits participation under the Profit Sharing Plan in connection with the Initial Public Offering, and the Company expects that its cash flow from operations in future periods will be greater as a result of this change. In addition, the Company has historically financed its development and construction services activities with construction loans secured by underlying real estate.

    Net cash flow used in operating activities totaled $41.6 million for the three months ended March 31, 1998, compared to $15.8 million in the same period in 1997. This increased use of cash in operating activities is primarily due to a significant increase in development activity and related expenditures for real estate held for sale, and payment in 1998 of profit sharing distributions totaling $8.9 million. Net cash flow used in operating activities totaled $5.0 million for the year ended December 31, 1997, compared to net cash provided by operating activities of $25.1 million in 1996. The primary reasons for this change are a decrease in debt proceeds for real estate held for sale as the Company used internal sources for funding these transactions. In addition, the Company made mid-year royalty, consulting and profit sharing cash distributions for 1997 activity which are typically paid during the first quarter of the following year. The Company also paid more federal taxes during the year due to a higher net income (before the effect of the non-cash charge related to the options granted under the Assumed Option Plan). Net cash flow provided by operating activities totaled $25.1 million and $10.6 million for the years ended December 31, 1996 and 1995, respectively. The changes in these cash flows for these periods can be attributed primarily to increases in net income, fluctuations in the net proceeds from real estate development and construction and variations in accounts receivable, accounts payable and accrued expenses.

    Net cash flow used in investing activities totaled $22.4 million for the three months ended March 31, 1998, compared to $1.3 million for the same period in 1997. This change is primarily attributable to the use of cash for the Tooley Acquisition in March 1998. Net cash flow used in investing activities totaled $21.3 million for the year ended December 31, 1997 compared to $5.0 million for the same period in 1996. This change is primarily attributable to the acquisition of Doppelt in August 1997, investments in unconsolidated subsidiaries and distributions to minority interest. These decreases were offset by distributions from unconsolidated subsidiaries and contributions from minority interest. Net cash flow used in investing activities totaled $5.0 million and $0.6 million for the years ended December 31, 1996 and 1995, respectively. The changes in these cash flows for these periods can be attributed primarily to an increase in technology related fixed asset expenditures and a decrease in contributions from minority interest.

    Net cash flow provided by financing activities totaled $32.4 million for the three months ended March 31, 1998, compared to $.5 million for the same period in 1997. This increase in cash provided by financing activities is primarily due to borrowings of $33 million under the Existing Credit Facility as described below. Net cash flow provided by financing activities totaled $64.5 million for the year ended December 31, 1997 compared to net cash flow used in financing activities of $1.8 million for the same period in 1996. The reasons for this change are an increase of debt proceeds, the repayment of stock loans and the net proceeds from the Initial Public Offering of $90.2 million. These increases were offset by increased debt repayments and dividends paid during the year. Net cash flow used in financing activities totaled $1.8 million and $5.5 million for the years ended December 31, 1996 and 1995, respectively. The changes in these cash flows for these periods can be attributed primarily to an increase in debt proceeds offset by repurchasing common stock into treasury.

    In August 1996, the Company offered stock to certain employees and directors in a private offering. In connection with the private offering, the Company utilized a credit facility in the amount of $7.75 million from First Tennessee Bank, N.A. A portion of the funds borrowed under this credit facility were used to finance the repurchase of common stock and the remainder was loaned to certain stockholders to allow such stockholders to pay certain tax liabilities. This credit facility was a fully amortizing 5-year obligation which bore interest at the base rate as announced by First Tennessee Bank, N.A. from time to time plus 0.5% per annum. All amounts outstanding under this credit facility were repaid at August 22, 1997.

    On August 22, 1997, the Predecessor Company established a $35 million credit facility with Bankers Trust Company and certain other lenders (the "Pre IPO Credit Facility"). Under the terms of the Pre IPO Credit Facility, the Company was able to obtain loans which were Base Rate Loans or Eurodollar Rate Loans. Base Rate Loans bore interest at a base rate (which was the higher of the prime rate announced from time to time by Bankers Trust Company or an average federal funds rate plus 0.5%) plus a margin which ranged from 0.0% to 0.75% depending upon the Predecessor Company's leverage ratio at the date the margin was determined. Eurodollar Rate Loans bore interest at an adjusted Eurodollar rate plus a margin which ranged from 0.625% to 1.75% depending upon the Predecessor Company's leverage ratio at the date the margin was determined. During 1997, the Company borrowed $31.0 million under the Pre IPO Credit Facility. Approximately $7.0 million of this amount was used to refinance the debt incurred with First Tennessee in connection with the private placement in 1996, approximately $22.7 million was used to make certain cash payments in connection with the Doppelt Acquisition and approximately $1.0 million was used for working capital purposes. The Company used approximately $31.0 million of the net proceeds from the Offering to repay all amounts outstanding under the Pre IPO Credit Facility.

    On December 1, 1997, the Company obtained a $150 million revolving line of credit (the "Existing Credit Facility") arranged by NationsBank of Texas, N.A. as the administrative agent (the "Administrative Agent"). Under the terms of the Existing Credit Facility, the Company can obtain loans which are Base Rate Loans or Eurodollar Rate Loans. Base Rate Loans bear interest at a base rate, which is the higher of the prime lending rate announced from time-to-time by the Administrative Agent or an average federal funds rate plus 0.5%. Eurodollar Rate Loans bear interest at an adjusted Eurodollar rate plus a margin which ranges from 1.25% to 1.75%, depending upon the Company's leverage ratio at the date the margin is determined. The shares of certain wholly-owned subsidiaries having 5% or more of the consolidated assets, revenues or earnings of the Company, and subsidiaries which are engaged primarily in the business of real estate development and ownership, whose assets are not subject to any financing, having more than 5% of the consolidated assets, revenues or earnings of the Company, are pledged as security for this credit facility. The Existing Credit Facility contains various covenants such as the maintenance of minimum equity and liquidity and covenants relating to certain key financial data. The Existing Credit Facility also includes limitations on payment of cash dividends or other distributions of assets and certain restrictions on investments and acquisitions that can be made by the Company. The covenants contained in the Existing Credit Facility and the amount of the Company's other borrowings and contingent liabilities may have the effect of limiting the credit available to the Company under the Existing Credit Facility to an amount less than the $150 million commitment. Through July 9, 1998, the Company had borrowed approximately $102.1 million under the Existing Credit Facility, including $10.0 million to fund its co-investment activities and $92.1 million for the Recent Acquisitions, and repaid $10.0 million of these amounts. At July 9, 1998, the Company had an unused borrowing capacity (taking into account letters of credit outstanding) under the Existing Credit Facility of approximately $54.7 million. The Company expects to continue to borrow under the Existing Credit Facility to finance future strategic acquisitions, fund its co-investment activities and provide the Company with an additional source of working capital.

    The Company intends to retain earnings to finance its growth and, therefore, does not anticipate paying any dividends in the foreseeable future. The Company believes that funds generated from operations, together with existing cash and available credit under the Existing Credit Facility will be sufficient to finance its current operations, planned capital expenditure requirements, payment obligations for development purchases and internal growth for the foreseeable future. The Company's need, if any, to raise additional funds to meet its working capital and capital requirements will depend upon numerous factors, including the success and pace of its implementation of its growth strategy. The Company regularly monitors capital raising alternatives to be able to take advantage of available avenues to supplement its working capital, including strategic corporate partnerships or other alliances, bank borrowings and the sale of equity and/or debt securities.

IMPACT OF YEAR 2000

    Many currently installed computer systems are not capable of distinguishing dates occurring during and after the year 2000 from those occurring in earlier years. As a result, in less than two years, computer systems and/or software used by many companies in a very wide variety of applications will experience operating difficulties unless they are modified or upgraded to adequately process information involving, related to or dependent upon the century change. Significant uncertainty exists concerning the scope and magnitude of problems associated with the century change. The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures and has established a project team to assess Year 2000 risks. The project team coordinates the identification and implementation of changes to computer hardware and software applications that will attempt to ensure availability and integrity of the Company's information systems and the reliability of its operational systems. The Company is also assessing the potential overall impact of the impending century change on its business, results of operations and financial position.

    Based on preliminary assessments, commenced in 1997, of the systems and software used to process its own transactions, the Company believes that such systems and software are Year 2000 compliant, or can be modified or replaced on a timely basis to be compliant, without material cost to the Company. The Company has recently begun assessments of the systems and software used to process certain of its customers' transactions. Until the Company completes a thorough assessment of its systems and software (including systems and software used to process its customers' transactions), the Company cannot estimate the costs and time period that will be required for any indicated modifications or replacements of such systems and software. The Company expects to finish such assessment, design an action plan (which will include specific remediation steps and timetables, expected costs and identification of the resources required for implementation) and begin implementation of such action plan during 1998.

    The Company also recognizes that Year 2000 issues could have an extensive impact on the physical operation of buildings managed by the Company, such as operation of elevators and energy management and security access systems. Included in the Company's plans for addressing Year 2000 issues is a program to assist the Company's customers with the identification and remediation of Year 2000 issues associated with critical systems at the customers' properties.

    The Company also faces risk to the extent that suppliers of products, services and systems purchased by the Company and others with whom the Company transacts business do not comply with Year 2000 requirements. If any such third parties cannot provide the Company with products, services or systems that meet the Year 2000 requirements on a timely basis, or if Year 2000 issues prevent such third parties from timely delivering products or services required by the Company, the Company's results of operations could be materially adversely affected. The Company has begun discussions with its vendors regarding the need to be Year 2000 compliant. Although the Company has no reason to believe that its vendors are not Year 2000 compliant (or will not be compliant on a timely basis), the Company is unable to determine at this time the effect that non-compliance by vendors would have on the Company's operations.

EFFECTS OF INFLATION

    The Company does not believe that inflation has had a significant impact on its results of operations in recent years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

                                    BUSINESS

COMPANY OVERVIEW

    Trammell Crow Company is one of the largest diversified commercial real estate services companies in the United States. Through the Company's 150 offices in the United States and Canada, the Company is organized to deliver a comprehensive range of service offerings to clients which include leading multinational corporations, institutional investors and other users of real estate services. In addition, the Company has a strategic alliance with Trammell Crow International, which has eight offices in Europe, Asia and South America. The Company has established itself as a market leader in each of its primary businesses. The Company is the largest commercial property manager in the United States and has held that position for the past nine years. In 1996 the Company was one of the top five brokerage firms in the United States, measured in terms of the number of transactions facilitated, and was the largest provider of facilities management services (the Company's primary infrastructure management product), measured in terms of square feet of property managed. In 1996 the Company was also the fourth largest commercial property developer in the United States, measured in terms of square feet under construction. The Company, which is headquartered in Dallas, Texas, was founded in 1948 by Mr. Trammell Crow. From its founding through the 1980's, the Company's primary business was the development and management of industrial, office and retail projects. In 1991, the Company was reconstituted as a real estate services company. This reconstitution entailed the separation of the Company's commercial real estate asset base and related operations from its real estate services business. The Company continued to operate the real estate services business while ownership of the commercial real estate asset base was segregated into a large number of separate entities distinct from the Company, with independent management and operations. Many of these entities are managed by subsidiaries of Crow Realty Investors, L.P., which is wholly owned by certain affiliates and descendants of Mr. Trammell Crow. See "Risk Factors--Dealings with and Reliance on Affiliates; Potential Conflicts of Interest." For the year ended December 31, 1997, the Company's total revenues were $313.6 million (an increase of 22.7% over the prior year), and its EBITDA, as adjusted, was $59.5 million (an increase of 21.7% over the prior year). The Company incurred a net loss of $14.0 million for the year ended December 31, 1997, compared to a net income of $12.1 million for the year ended December 31, 1996. The net loss in 1997 was primarily due to the non-cash, non-recurring charge to income of $33.1 million related to options granted under the Assumed Option Plan and a $4.4 million non-recurring charge to income resulting from the settlement of claims by certain former employees arising out of a terminated stock appreciation rights plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    As a means of addressing the comprehensive real estate service requirements of its diverse group of clients, the Company is organized into five principal lines of business. The Company's property management services business provides services relating to all aspects of building operations, tenant relations and oversight of building improvement processes, primarily for building owners who do not occupy the properties managed by the Company. The brokerage services business advises buyers, sellers, landlords and tenants in connection with the sale and leasing of office, industrial and retail space and land. The infrastructure management business entails providing comprehensive day-to-day occupancy related services, principally to large corporations which occupy commercial facilities in multiple locations. These services include administration, day-to-day maintenance and repair of client occupied facilities and strategic functions such as space planning, relocation coordination, facilities management and portfolio management. The development and construction services business includes financial planning, site acquisition, procurement of approvals and permits, design and engineering coordination, construction bidding and management and tenant finish coordination, project close-out and user move coordination, general contracting and project finance advisory services. The Company's retail services business provides tenant representation, disposition, development and financial services to national and global retail customers.

COMPETITIVE ADVANTAGES

    The Company believes that it holds several important competitive advantages in the real estate services industry.

    COMPREHENSIVE SERVICE OFFERINGS. The Company offers a comprehensive menu of services designed to provide its clients with single-point solutions to all of their commercial real estate services needs. The Company believes that its broad service offerings give it a critical advantage in an industry where many competitors offer fewer services. By offering a full array of services, the Company is able to maximize the effect it has on its clients' businesses while becoming highly integrated into its clients' operations. Further, the Company's comprehensive service offerings decrease the Company's economic exposure to a downturn in any one of its primary businesses.

    CLIENT FOCUS. The Company is organized to meet all of its clients' real estate services needs. This orientation has commonly allowed the Company to commence client relationships by offering a single service and later expand these relationships through an understanding of the client's business and its highly specific service requirements. Moreover, the Company has carefully selected the criteria--such as industry, geographic location and property type--which it applies in actively seeking new client engagements in each of its core businesses, thereby concentrating its efforts in areas where it can provide maximum value-added services.

    GEOGRAPHIC SCOPE. The Company's 150 offices in the United States and Canada have allowed the Company to develop and maintain extensive knowledge of local real estate markets across the United States and Canada. Approximately 89% of the Company's employees are based in markets other than Dallas, Texas, where the Company's executive offices are located. In addition, the Company has a strategic alliance with Trammell Crow International, which has eight offices in Europe, Asia and South America. The broad geographic scope provided by this local office network allows the Company to serve as a single-source, full service provider to multinational corporations and institutional investors with real estate interests that span regional and national boundaries. The broad geographic service area covered by the Company also tends to limit its exposure to an economic downturn in any single market, which provides it with a competitive advantage over regional firms that operate in a more limited number of geographic areas.

    TECHNOLOGY. The Company is developing extensive technology applications to better meet customer needs, principally through enhanced sharing of vital market information and through proprietary applications designed to provide significantly enhanced control over clients' real estate related expenses. In addition, the Company has developed a centralized call center strategy designed to provide responses to customer needs 24 hours a day. This service leverages human assets and technology to deliver required support and coverage to properties that were previously managed from several distinct service locations. The Company began call center operations on May 1, 1998. The Company has also developed the architecture for a proprietary total occupancy cost management system using applications that are connected and distributed across the Company's local area and wide area networks. This system is designed to provide centralized and comprehensive cost studies and analyses on building portfolios to customers.

    MANAGEMENT/PERSONNEL. The Company believes that a key component of its success is the experience and quality of its management team and the employees that comprise the network through which the Company serves its clients. The Company's 7 member executive committee has an average of approximately 15 years of experience with the Company. Moreover, the Company has experienced very low turnover among this senior management group. The Company believes this low turnover is linked to its collegial internal culture and a long-standing effort to promote talented individuals from within the organization. The Company also believes that its growth strategy, incentive-based compensation and the high level of ownership by Company insiders provides further motivation to achieve a high level of performance. Immediately following the Offering, the total employee ownership of outstanding Common Stock will be in excess of 43%. See "Risk Factors--Recruiting and Retention of Qualified Personnel" and "--Control by Existing Stockholders."

COMPETITIVE ENVIRONMENT

    In recent years, the real estate industry has experienced a steady recovery from the severe downturn of the early 1990's which had caused a sharp reduction in commercial and industrial property values, the withdrawal of credit, a related reduction in new development and pressure on fee income derived from servicing and maintaining all classes of property. The Company believes that the recovery now underway has provided the industry with improved prospects for growth across all of the Company's traditional service lines. Moreover, important new trends in the real estate services business--especially among corporations and institutional investors affected by consolidation within their own industries--now present the Company with new opportunities to capitalize upon the recovery in these markets.

    GROWTH IN THE MARKET FOR REAL ESTATE SERVICES. The commercial real estate services industry is large and growing. According to the U.S. Statistical Abstract for 1996, the total US commercial real estate asset base is approximately 68 billion square feet, with 33 billion square feet representing industrial, office and retail properties which serve as the target market for commercial real estate service providers. In 1996, THE OUTSOURCING INSTITUTE estimated that this asset base produced roughly $15 billion annually in service-related revenues which, since 1993, had grown at 260% of the rate of growth for the overall economy. Despite this size and growth, the commercial real estate services industry remains a highly fragmented sector. For example, less than 20% of the market for property management services is now served by outside firms, and the Company believes that other market segments are also significantly underserved and represent a sizeable growth opportunity.

    The ongoing recovery in the real estate industry has also stimulated a revival of activity in the more traditional development and construction business. This sector was relatively inactive in recent years, principally due to the sharp decline in property values and the overabundant supply of new product in the market. As property values have rebounded in many of the nation's principal markets, new construction starts have increased. This trend provides an opportunity for the Company to earn fees associated with new development and to participate in development projects as both an advisor and as principal.

    OUTSOURCING. Outsourcing is a rapidly growing trend in the United States. Through outsourcing, organizations seek to reduce costs, improve profitability and refocus management and other resources on core competencies. This trend has resulted in the development of well established providers offering an expanding range of outsourced services, including information processing, teleservicing and flexible staffing. Increasingly, organizations are also seeking outside providers for efficient and expert delivery of real estate management services. For example, the Company believes that the total potential revenues associated with outsourcing of infrastructure management services may be in excess of $50 billion per year. In addition to corporations and institutional investors, potential new clients include governmental entities, which now collectively own in excess of 15 billion square feet of commercial real estate in the United States.

    CONSOLIDATION. The traditionally fragmented real estate services industry is witnessing rapid consolidation in customers' selection of service providers and in alliances and combinations among providers themselves. When outsourcing real estate services, corporations and institutions have increasingly sought to consolidate the number of providers used and engage firms that can offer a full range of services across a wide geographic area. As the industry becomes more sophisticated, customers require the flexibility, multi-market perspective and technological and physical resources that large firms possess.

    As the real estate services industry has grown, it has been accompanied by downward pressure on fees and the increased use of fee structures which reflect shared risk and emphasize the achievement of performance targets. These trends benefit firms with significant scale and the ability to spread fixed costs over a larger revenue base, and have accelerated consolidation among real estate service providers.

    The Company believes that few real estate service providers can meet the demands of large corporate and institutional customers and that many companies are facing pressure to combine with others to remain competitive. According to industry sources, mergers and acquisitions among traditional real estate companies has grown from 5 transactions with an aggregate purchase price of less than $50 million in 1991 to 46 transactions with an aggregate purchase price of approximately $1.9 billion in 1996. In the Company's view, the competitive imperatives presented by this consolidation trend include the need to maintain comprehensive service offerings, serve an expansive geographic area and operate the business with sufficient scale to achieve significant cost efficiencies.

GROWTH STRATEGY

    The Company intends to continue to pursue growth opportunities by capitalizing upon its existing areas of expertise, its long-standing client relationships and the broad industry trends now affecting the market. Key elements of its growth strategy are as follows:

    EXPAND CLIENT RELATIONSHIPS. Since the Company's existing clients have substantial real estate and occupancy costs in numerous locations, the Company believes that they represent the most immediate opportunity to increase revenues and earnings through cross-selling the services offered by the Company. The Company has made numerous successful efforts to capitalize on this opportunity, including the establishment of a national client initiative which targets potential client engagements based upon a customer profile that considers criteria such as the industry, geographic location and type of property used by the client. Based on a review conducted in late 1995, the Company focused its efforts on expanding the base of business generated from its most strategically significant customers. Of the 152 discrete assignments secured from the Company's 15 most strategically significant customers in 1997, 21 were awarded in cities where the Company previously did not serve the client making the assignment. Through June 30, 1998, these 15 customers have awarded 45 new business assignments to the Company in 1998.

    EXPAND THE BREADTH OF SERVICE OFFERINGS. Since its reconstitution as a real estate services company in 1991, the Company has continuously sought to expand and enhance its breadth of service offerings, principally through internal measures such as the creation of new service businesses. For example, based on its long-standing position as a premier property management company, the Company was well positioned to take advantage of the trend toward outsourcing of real estate services. This led to creation of the Company's infrastructure management business, which provided 21.9% of the Company's total revenues in 1997, up from 9.4% in 1993.

    CO-INVESTMENT. The Company also focuses on expansion of its efforts to make selective co-investments of capital alongside corporate and institutional clients. Through this effort, the Company leverages its relationships with these clients and uses its extensive knowledge of the real estate industry to create new opportunities to invest capital. The Company believes that its knowledge of local real estate markets and its experience in each of its primary service businesses provide it with an advantage in identifying and evaluating investment opportunities. The Company seeks co-investments that generate investment returns while still allowing the Company to earn fees in exchange for services provided in the development, operation and management of the project.

    ACQUISITIONS AND JOINT VENTURES. In addition to pursuing internal growth, the Company is committed to a strategy of selective acquisitions of complementary businesses. The Company bases this strategy on its belief that the traditionally fragmented real estate services industry is experiencing rapid consolidation as customers' seek service providers who can meet their broad range of real estate needs. The Company believes that few real estate service providers can meet the demands of large corporate and institutional customers, and that many smaller companies are facing pressure to combine with other service providers to remain competitive. Seeking to capitalize on this consolidation trend, since August, 1997 the Company has completed the acquisition of six businesses based in Seattle, Los Angeles, Cleveland, Detroit, Boston and Charlotte. In addition, since October 1997, the Company has entered into several joint venture development programs with investors in commercial real estate. See "The Company--Recent Developments" and "Business--Development and Construction Services" and "--Retail Services." The Company continuously surveys the marketplace for other potential acquisitions which might further enhance the quality or the breadth of services it can offer clients.

PROPERTY MANAGEMENT SERVICES

    The Company is the largest commercial property manager in the United States and has held that position for the past nine years (based upon information contained in NATIONAL REAL ESTATE INVESTOR'S annual "Top Property Manager Survey"). The Company's property management service business currently serves approximately 540 clients and 16,200 tenants nationwide through its locally based property management teams present in 70 markets. The Company managed 204 million square feet of commercial property at the end of 1997, and its 1997 property management revenues were $87.8 million, down from $91.0 million in 1993. This decline in revenues over the past five years has been outpaced by the increase in revenues from the Company's other primary businesses. In 1993, revenues from property management constituted 52% of the Company's total revenue, but by 1997 they represented just 28% of the Company's total revenues. As part of its growth strategy, in 1998 the Company acquired: (i) Norman, a real estate services firm with operations concentrated in Seattle's central business district office and retail markets; (ii) Tooley, a California real estate services company primarily engaged in office management and leasing; and (iii) a portion of the businesses of Faison and Faison Enterprises, which are engaged in the development, leasing and management of office and retail properties in the Midatlantic and Southeast regions of the United States. As a result of these acquisitions, the Company added approximately 52.1 million square feet to its property management portfolio. Included in the managed property portfolio acquired in the Faison Acquisition was approximately 31.2 million square feet of retail space, making the Company one of the largest non-REIT managers of retail property in the United States.

    The following charts and table show the total square feet managed by the Company at year end and the Company's revenues from its property management business for each of the last five years:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            SQUARE FEET     REVENUES (1)

           (in thousands)  (in thousands)
1993              215,025        $ 90,954
1994              207,020        $ 99,609
1995              212,499        $ 92,970
1996              210,102        $ 90,179

1997              204,428        $ 87,756

                                                     1993       1994       1995       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------
                                                                      (IN THOUSANDS)
Square Feet......................................    215,025    207,020    212,499    210,102    204,428
Revenues(1)......................................  $  90,954  $  99,609  $  92,970  $  90,179  $  87,756

------------------------

(1) Revenue is not a measure of profitability. Except with respect to infrastructure management services (which were conducted through a separate subsidiary), the Company did not accumulate costs by revenue type for years prior to 1997. Accordingly, a measure of profitability for property management services cannot be shown for such periods. For summarized operating data by business line in 1997, see "Selected Consolidated Financial Data."

    The objective of the Company's property management business is to enhance its clients' investment values by maintaining high levels of occupancy and lowering property operating costs by offering a wide range of property management services. The property management services offered by the Company consist of (i) building management services such as maintenance, landscaping, security, energy management, owner's insurance, life safety, environmental risk management and capital repairs; (ii) tenant relations services such as promotional activities, processing tenant work orders and lease administration services; (iii) interfacing with the Company's development and construction services personnel in coordinating tenant finish; and (iv) financial management services including financial reporting and analysis utilizing software systems supported by the Company's in-house design and development capability for customized requirements.

    The Company expects that most of its new property management engagements will result from property transfers, projects that the Company develops for institutional investors and property management assignments added through strategic acquisitions. To the extent that institutional investors continue to make direct investments in real estate, the Company believes that it will be in an advantageous position to win new property management engagements due to its existing relationships with large institutional investors and its ability to provide single-source solutions for their multi-market and multi-functional requirements.

    The properties managed by the Company are typically served by locally based teams of property managers and maintenance personnel supported by various corporate level service functions, including technology support and purchasing. Client accounts are typically managed at the Company's national office to assure consistency of quality and to promote greater cross-selling of the Company's services.

    The Company typically receives monthly management fees for the property management services it provides, based upon a specified percentage of the monthly gross income generated from the property under management. In certain cases, the Company's property management agreements entitle it to receive a certain minimum fee based on the net rentable square footage or a percentage of the expected full occupancy fee of the property. The amount of the management fee varies depending upon local market conditions, the leasing engagement, arrangements for expense reimbursements and specific services required. Incentive fees are sometimes negotiated in turnaround or other unusual circumstances. The Company also may be reimbursed for a portion of its administrative and payroll costs directly attributed to the properties under management.

    A typical property management agreement of the Company provides for an indefinite term, but permits the property owner or the Company to terminate the agreement upon thirty days prior written notice. The Company believes that these are customary termination provisions in the industry. The Company historically has been successful in retaining property management agreements, but has lost agreements in circumstances where a property has been sold and the new property owner assumes direct responsibility for managing the property or retains one of the Company's competitors to manage the property. On a portfolio basis, excluding new assignments obtained within the last 12 months, the Company's current average length per property management assignment is approximately six years.

    As part of its strategic alliance with AMB, the Company expects (subject to the negotiation of mutually satisfactory definitive documentation regarding the alliance) to convert all of its property management contracts with AMB from industry standard contracts terminable upon 30 days notice to contracts with five year terms terminable only for cause. See "--Development and Construction Services."

BROKERAGE SERVICES

    The Company has historically been an active provider of commercial brokerage services, and in recent years its brokerage business has expanded significantly from an already substantial base. Over the past five years the Company's revenues from brokerage services have increased by over 90%, and in 1997 totalled $91.1 million, or 29.0% of the Company's total revenues. In 1996, the Company was ranked as one of five top brokerage firms nationally by COMMERCIAL PROPERTY NEWS, measured in terms of the number of transactions facilitated. In 1997, the Company facilitated more than 6,000 sales and lease transactions. The Company currently employs 414 brokers, having added 179 brokerage professionals with an average of approximately 10 years of experience since the beginning of 1996. In order to enhance its existing brokerage business, in May 1998 the Company acquired Fallon, Hines & O'Connor, a Boston-based commercial real estate brokerage, consulting and advisory firm with 30 brokerage professionals.

    The following charts and table show the number of brokers employed by the Company at year end and the Company's revenues from its brokerage services business for each of the last five years:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            BROKERS        REVENUES (1)

                      (revenues in thousands)
1993             150                 $ 47,299
1994             146                 $ 48,652
1995             195                 $ 61,960
1996             235                 $ 72,095
1997             335                 $ 91,053

                                                     1993       1994       1995       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------
                                                                  (REVENUES IN THOUSANDS)
Brokers..........................................        150        146        195        235        335
Revenues(1)......................................  $  47,299  $  48,652  $  61,960  $  72,095  $  91,053

------------------------

(1) Revenue is not a measure of profitability. Except with respect to infrastructure management services (which were conducted through a separate subsidiary), the Company did not accumulate costs by revenue type for years prior to 1997. Accordingly, a measure of profitability for brokerage services cannot be shown for such periods. For summarized operating data by business line in 1997, see "Selected Consolidated Financial Data."

    The Company has historically provided project leasing services (leasing space in real estate owned by clients and managed by the Company) for the properties in its property management portfolio. In 1993 the

Company began to expand its brokerage services beyond project leasing to include tenant representation (representing clients seeking to acquire real estate through lease or purchase), investment sales (representing clients buying or selling income producing real estate), listings (representing clients disposing of surplus space) and land sales (representing clients buying or selling unimproved land).

    The Company typically receives fees for brokerage services based on a percentage of the value of the lease or sale transaction. Some transactions may stipulate a fixed fee or include an incentive bonus component based on the performance of the brokerage professional or client satisfaction. Although transaction volume can be subject to economic conditions, brokerage fee structures remain relatively constant through both economic upswings and downturns.

    Project leasing revenues are derived from the steady turnover of tenants in the Company's property management and leasing portfolio of approximately 268 million square feet at June 30, 1998. Lease terms for these properties average four years, resulting in approximately 67 million square feet of space "rolling" each year, providing the Company a commission paid by the owner of the property for renewing the existing tenant's lease or releasing the space to a new tenant. The Company's tenant representation revenues are derived from the other side of the transaction, representing the tenants whose leases are expiring. Listing revenues generally increase in economic downswings as companies dispose of surplus space, while investment sales and land revenues generally increase in economic upswings as available capital drives the trading of income producing properties and corporate demand for additional space drives the purchase of land for new development.

    The Company regards its brokerage force as an integral part of its delivery system for the broad services the Company provides to its client base. Access to a large network of experienced brokers is often a valuable asset when seeking new property management, infrastructure management, development and construction and retail services business. The presence of its brokers in on-site project leasing offices can provide the Company with insights into its customers' non-brokerage real estate needs and early opportunities to capture the client's real estate services business. The sheer number of transactions in which its brokers are involved can also be a source of information from which the Company can seek to identify business opportunities in specific local or regional markets.

    The Company actively engages its brokerage force in the execution of its marketing strategy. Brokerage personnel often work in close concert with the Company's "city leaders," who are the professionals with overall responsibility for operations in all major national markets. Through this arrangement, key personnel are kept abreast of national trends and of the full range of services provided to customers in other areas in the United States and around the world. The ongoing dialogue among these professionals serves to increase their level of expertise, and is supplemented by other more formal education such as that provided at "Trammell Crow University," which offers sales and motivational training as well as direct exposure to personnel from the Company's other lines of business. Moreover, the brokerage force is financially rewarded for cross-selling efforts which result in new engagements for the Company, such as a development project, the acquisition of a new infrastructure management account, or assistance across geographic service lines which enables the Company to acquire additional brokerage business. Brokerage personnel also earn commissions and are eligible for profit sharing programs, participations and other forms of incentive compensation. These incentives are designed to underscore the Company's belief that the brokerage business is often a key point of entry for new clients, and is thus integral to firmwide efforts to cross-sell a full range of services.

    The Company intends to more aggressively recruit and hire (either individually or through acquisitions) additional brokerage professionals experienced primarily in the areas of investment sales and tenant representation. The Company believes that the quality brand identification of its name, the platform of a full range of services to offer clients, the ability to learn and execute additional real estate services and the Company's incentive-based compensation system which encourages ownership by Company personnel create an environment conducive to attracting the most experienced and capable brokerage professionals.

INFRASTRUCTURE MANAGEMENT SERVICES

    Through its wholly-owned subsidiary Trammell Crow Corporate Services, Inc., the Company is a leading provider of infrastructure management services to major corporations in the United States and Canada. According to COMMERCIAL PROPERTY NEWS, in 1995 the Company was the largest provider of facilities management services (the Company's primary infrastructure management product) in terms of square feet of property managed. The Company has established multi-year relationships with its infrastructure management services clients, often providing dedicated personnel on-site and integrating its accounting and management information systems with those of its clients. The Company's infrastructure management revenues have grown from $16.4 million in 1993 to $68.7 million in 1997, representing 21.9% of the Company's total 1997 revenues. As of June 30, 1998, the Company had approximately 1,200 employees who serviced 61 infrastructure management clients in approximately 16,000 properties encompassing over 119 million square feet. The Company has developed expertise in providing infrastructure management services to clients in the financial services, healthcare, oil and gas and technology/communications industries. In an effort to expand its services to the higher education industry, in February 1998 the Company formed TCHES, an indirect wholly-owned subsidiary of the Company. In February 1998, TCHES entered into the UPenn Contract, pursuant to which TCHES became the exclusive provider of certain infrastructure management services with respect to designated properties and grounds of UPenn. In addition, in June 1998, the Company acquired substantially all of the assets of Core. The Company's goal in effecting this acquisition was to combine its resources and management experience with the expertise of the former Core employees to become a leading provider of infrastructure management services in the automotive industry.

    The following charts and table show the growth of the Company's infrastructure management services business over the last five years in terms of revenues and net income:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              REVENUES       NET INCOME

           (in thousands)  (in thousands)
1993             $ 16,401           $ 342
1994             $ 27,063           $ 391
1995             $ 38,681           $ 441
1996             $ 50,836         $ 1,620
1997             $ 68,719         $ 1,664

                                                     1993       1994       1995       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------
                                                                      (IN THOUSANDS)
Revenues.........................................  $  16,401  $  27,063  $  38,681  $  50,836  $  68,719
Net Income.......................................        342        391        441      1,620      1,664(1)

------------------------

(1) Excludes the after-tax effect of the following in 1997: (1) $4,095,000, representing infrastructure management services' allocation of the Company's $33,085,000 non-cash, non-recurring charge to compensation expense and (2) $539,000, representing infrastructure management services' allocation of the Company's $4,355,000 non-recurring charge to income resulting from the settlement of claims by certain former employees arising out of a terminated stock appreciation rights plan.

    The goal of the Company's infrastructure management services business is to align the facilities and support services of its clients with their operational and strategic business objectives. Occupancy-related costs frequently represent the largest corporate expense item after compensation and benefits. The Company believes that organizations are increasingly outsourcing their infrastructure management functions to reduce costs, improve profitability, and refocus management and other resources on core competencies.

    The Company administers infrastructure management services through its wholly-owned subsidiary, Trammell Crow Corporate Services, Inc., which combines a centralized administrative, marketing and leadership organization with client-based delivery systems. The infrastructure management services offered by the Company consist of (i) strategic services, such as consulting, development, properties portfolio management, real estate asset management, management of accounting and information systems, and organizational and process strategies;
(ii) facility management (the day-to-day maintenance and repair of facilities);
(iii) facility planning and project management (such as construction, space planning, site consolidations, facilities design, moves, adds, and changes, and furniture, signage, and cabling); (iv) transaction services (such as acquisitions, dispositions, project leasing, and subleasing, where, rather than providing services on a transaction-by-transaction basis according to the industry's traditional model, the Company seeks to manage a client's entire firm-wide property acquisition and divestiture program); and (v) office services (such as security, reprographics, mail, cafeteria, shipping and receiving, and reception services, most often provided through a subcontractor).

    The Company offers the following infrastructure management service delivery options: (i) dedicated Company employees located at a client site; (ii) a team of Company employees dedicated to a client but located off the client's site at Company offices; and (iii) a flexible, nationwide network of Company personnel providing the full menu of the Company's real estate services from the Company's city offices. Most of the Company's infrastructure management engagements provide for on-site presence of Company employees, which the Company believes enhances client communication, provides focused personal service, protects the proprietary information of the client and enables the Company to monitor client satisfaction on an ongoing basis.

    The Company has developed expertise in providing infrastructure management services to clients in the financial services, healthcare, oil and gas and technology/communications industries. The growth, consolidation and regulatory changes taking place in these industries have increased the importance of infrastructure management to these corporations and have caused them to seek to improve productivity by rationalizing facilities organization and eliminating redundant assets. The Company believes that there is opportunity to grow by targeting clients within these industries. For example, within the financial services industry, the Company has grown from one client in 1993 to 16 clients as of June 30, 1998, and from 3 million square feet under management in 1993 to approximately 60 million square feet as of June 30, 1998.

    The Company also believes that it has an opportunity to achieve growth in its infrastructure management services business by developing expertise in additional industries. In an effort to expand into the higher education industry, the Company formed TCHES, an indirect wholly-owned subsidiary, which, in February 1998, entered into the UPenn Contract with UPenn, pursuant to which TCHES became the exclusive provider of certain infrastructure management services with respect to designated properties and grounds of UPenn. TCHES provides management of operations, maintenance, utilities, facilities planning and design, small renovation work, grounds-keeping, owner representation for construction, and accounting and financial reporting services to UPenn. TCHES also provides real estate portfolio and transaction management services, such as property acquisitions and dispositions and construction management services. The UPenn Contract has a one-year term with an automatic nine-year extension subject to UPenn's receipt of a favorable tax ruling from the Internal Revenue Service. In conjunction with the extension, TCHES will make a payment to UPenn of $26.0 million and, subject to certain conditions, six additional payments of $1.0 million per year beginning in June 2002.

    The five largest customers for the Company's infrastructure management services business, measured in 1997 revenues from such customers, collectively represented 8.4% of the Company's total revenues in 1997. The Company believes that significant growth opportunity exists within its existing customer base, as only 24 out of 61 existing customers receive three or more types of services from the Company out of the five types of infrastructure management services offered.

    The Company seeks to enter into multi-year infrastructure management contracts with its clients. Most contracts are structured so the Company receives a monthly base fee and annual incentives if certain agreed-upon performance targets are satisfied. Most contracts also provide for the reimbursement of client-related personnel costs and associated overhead expenses. In many cases, these revenue sources are augmented by variable commission-based revenues from brokerage, facility planning and project management activities.

DEVELOPMENT AND CONSTRUCTION SERVICES

    Since 1991, the Company has focused its efforts in the commercial real estate development business on providing development and construction services to third party build-to-suit customers and investors in office, industrial and retail projects. While the Company has decreased its economic exposure to the cyclical nature of the real estate investment markets by shifting to a service oriented approach, it has retained the capability to implement active and sizeable development programs, primarily on behalf of its clients, but also for its own account. Based upon information contained in the NATIONAL REAL ESTATE INVESTOR'S 1997 Development Survey, in 1996 the Company was the fourth largest commercial property developer in the United States, measured by square feet under construction. In 1997, revenues from the Company's development and construction business were $50.8 million (consisting of $40.1 million in service revenues, $0.5 million in income from investments in unconsolidated subsidiaries and $10.2 million in gain on disposition of real estate), representing 16.2% of the total revenues for the Company. Since 1993, the Company has developed and redeveloped approximately 45.9 million square feet of projects with aggregate project costs of approximately $2.6 billion. In 1997, the Company started approximately 12.3 million square feet of development projects with an estimated aggregate cost of $858.4 million. In connection with the Faison Acquisition, the Company entered into a development program with Faison Enterprises which the Company believes will strengthen its position in the retail construction and development business.

    The following charts and table show the Company's square feet of development projects started and revenues from its development and construction services business for each of the past five years:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             SQUARE FEET OF DEVELOPMENT PROJECT
                           STARTS                    REVENUES (1)

                                    (in thousands)  (in thousands)
1993                                         2,829        $ 14,842
1994                                         5,124        $ 20,579
1995                                        10,083        $ 25,522
1996                                        12,408        $ 29,956
1997                                        12,273        $ 50,807

                                                     1993       1994       1995       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------
Square Feet of Project Starts....................      2,829      5,124     10,083     12,408     12,273
Revenues(1)......................................  $  14,842  $  20,579  $  25,522  $  29,956  $  50,807

------------------------

(1) Revenue is not a measure of profitability. Except with respect to infrastructure management services (which were conducted through a separate subsidiary), the Company did not accumulate costs by revenue type for years prior to 1997. Accordingly, a measure of profitability for development and construction services cannot be shown for such periods. For summarized operating data by business line in 1997, see "Selected Consolidated Financial Data."

    The Company provides its clients with services that are vital in all stages of the development and construction process, including: (i) evaluating project feasibility, budgeting, scheduling and cash flow analysis; (ii) site identification, due diligence and acquisition; (iii) procurement of approvals and permits, including zoning and other entitlements; (iv) coordination of project design and engineering; (v) construction bidding and management and tenant finish coordination; (vi) project close-out and user move coordination;
(vii) general contracting; and (viii) project finance advisory services.

    The Company's development and construction services engagements are typically staffed with a local/ regional team which includes a senior company executive in the role of project general manager and one or more specialists in the areas of physical project development and construction. The Company currently employs approximately 28 senior executives with an average of thirteen years experience in all aspects of sourcing development projects and providing general management and project finance advisory capabilities for those projects. The Company also employs approximately 74 other individuals with an average of more than 10 years experience who are responsible for various aspects of the development process, including the execution of physical development and construction management responsibilities. The Company has dedicated 7 full-time employees to promote and oversee its development and construction services business on a national basis while continuing to leverage the expertise and contacts of the Company's local and regional development professionals. This national team will focus on enhancing the value of large scale development projects, mitigating development and construction risk in the Company's portfolio of business and accessing the capital markets to arrange for development programs/funds with institutional investors.

    The Company typically receives a fee for its development services that is based on a negotiated percentage of a project's cost. Incentive bonuses may be received for completing a project under budget and within certain critical time deadlines. The Company has also been flexible in negotiating other incentive compensation arrangements that allow the Company to participate in the investment returns on projects it develops for its clients. The Company may make a co-investment with its clients (typically no more than 5% of a project's full construction and development cost), receive its pro rata return on its investment in the project and also receive an incentive participation in the project because of the Company's role in sourcing the development project and/or executing a variety of services in the development process. The Company's investments or co-investments in real estate projects typically result in an ownership interest substantially greater than the co-investment percentage. To facilitate development activity and to further mitigate risk, the Company established two discretionary development and investment funds which, as of June 30, 1998, had raised $24.0 million, of which $21.8 million had been invested in projects with an aggregate construction cost of approximately $221.2 million. The Company formed a third discretionary development and investment fund, which has raised $40.0 million as of July 9, 1998.

    Prior to the IPO, the Company entered into a development program pursuant to non-binding memoranda of understanding with each of Kennedy Associates Real Estate Counsel, Inc. ("Kennedy") and TriNet Corporate Realty Trust, Inc. ("TriNet"). The development program with Kennedy focuses on multi-tenant office and business park development projects. The development program with TriNet focuses on office, research and development and industrial pre-sale build-to-suit projects.

    Subsequent to the IPO, the Company has entered into a strategic alliance with AMB Property L.P. ("AMB"). As part of the strategic alliance with AMB, the Company has entered into two development programs pursuant to non-binding memoranda of understandings one of which focuses on developing and managing industrial properties in targeted distribution markets, with particular emphasis placed on multi-tenant freight forwarding facilities adjacent to major airports and industrial submarkets of targeted metropolitan areas, while the other development program focuses on multi-tenant retail redevelopment. In connection with the Faison Acquisition, the Company also entered into a development program with Faison Enterprises focusing on strip center, power center and regional mall construction and development.

    The following table identifies the number of projects which have been targeted for inclusion, but are pending approval, in these development programs, are under a letter of intent with a development program partner or are in development. To date, no projects have been completed in these development programs, and there can be no assurance that the projects targeted for inclusion in the programs will be accepted by the program partners or that such projects or those under letters of intent will in fact be developed.

                                                                                                          PROJECTS
                                                                      PROJECTS UNDER LETTER OF INTENT       UNDER
                                       PROJECTS PENDING APPROVAL      WITH DEVELOPMENT PROGRAM PARTNER   DEVELOPMENT
                                    --------------------------------  --------------------------------  -------------
                                       NUMBER          BUDGETED          NUMBER                            NUMBER
                                         OF         DEVELOPMENT AND        OF            BUDGETED            OF
DEVELOPMENT PROGRAM                   PROJECTS       CONSTRUCTION       PROJECTS      DEVELOPMENT AND     PROJECTS
----------------------------------  -------------        COSTS        -------------    CONSTRUCTION     -------------
                                                   -----------------                       COSTS
                                                     (IN MILLIONS)                   -----------------
                                                                                       (IN MILLIONS)
Kennedy...........................            9        $   282.0                7        $   117.4                1
TriNet............................            1              6.0                1             19.1                2
AMB Industrial....................            7             57.0                1             10.0                3
AMB Retail........................            2             54.0           --               --               --
Faison............................           22            195.9           --               --               --


                                        BUDGETED
                                     DEVELOPMENT AND
DEVELOPMENT PROGRAM                   CONSTRUCTION
----------------------------------        COSTS
                                    -----------------

Kennedy...........................      $    17.7
TriNet............................           13.4
AMB Industrial....................           42.5
AMB Retail........................         --
Faison............................         --

    The market for development and construction services is cyclical and is driven by various economic conditions. The Company believes that current market conditions should increase the short and medium term demand for development services offered by the Company due to the decrease in national vacancy rates for suburban office, downtown office and industrial properties in recent years. In addition, the demand for commercial real estate properties in these markets has increased over the last several years, driven mainly by the acquisition activities of buyers, including real estate investment trusts and other investors. Finally, the current values of development properties are often meeting and exceeding the replacement costs for those properties, while construction costs remain relatively stable.

    The Company's development activities generate business opportunities for the Company's other service lines which will support the Company's earnings when development and construction revenues decrease as a result of market conditions. Because the Company provides development and construction services primarily to third parties, including clients who invest in build-to-suit projects, the Company believes that the adverse effect on its revenues when speculative development activities are curtailed in a market down cycle should be mitigated. In addition, because the Company's operating costs and expenses for this business line are relatively small (representing only 14.7% of the Company's total operating costs and expenses in 1997), the Company believes that the adverse effect of a market down cycle on its earnings should not be as material as it would be for other firms whose development overhead expenses constitute a greater portion of their cost structure. When development activity reaches a down cycle in the future, the Company intends to use professionals from its development and construction services business to pursue opportunistic property acquisitions with its established capital partners.

RETAIL SERVICES

    The Company's retail services business focuses on providing comprehensive real estate services to major retailers and retail real estate owners. In 1996, the Company formed a subsidiary, TCRS, to consolidate the focus of the Company's retail services management group and to take better advantage of market growth opportunities. The Company believes that by providing its full array of real estate services through TCRS, it is able to better serve its national retail customers (who demand specialized property and market knowledge) and compete with other service providers whose sole focus is a retail customer base. In furtherance of its goal to be the leading national retail real estate company, in August 1997 the Company acquired Doppelt, which specializes in supplementing or, in some cases, replacing the real estate departments of retail companies by providing tenant representation and lease disposition services to clients such as OfficeMax, TJX and General Nutrition Centers. The Company's revenues from retail services in 1997 were $5.3 million, representing 1.7% of the Company's total revenues for 1997. After giving pro forma effect to the Doppelt Acquisition as of January 1, 1997, the Company's revenues from its retail service business in 1997 would have been $10.3 million. In addition, Company believes that the Faison Acquisition will establish the Company as one of the leading providers of retail property management services in the

Southeast and will provide the Company with a platform and expertise for expansion of its retail services business.

    The primary services provided to the Company's retail clients include brokerage services, such as tenant representation for site acquisition and surplus space dispositions, and development services, such as predevelopment activities, project finance advisory services and construction oversight. The Company also acquires, rehabilitates and sells certain retail properties which the Company believes to be undervalued. In the future, the Company will seek to combine the expertise of its retail business leaders with that of its development services personnel to formulate programs for developing retail assets, both for the Company's account and for the account of third parties, including third parties in which the Company may own an equity interest.

    As of June 30, 1998, the Company provided retail services to over 40 retail customers and has developed more than 26 build-to-suit projects through TCRS and its subsidiaries. The 10 largest customers for the Company's retail services business in terms of 1997 revenues collectively generated $5.1 million of the Company's 1997 revenues. Although the Company is specifically focused on expanding its retail client base, the Company also believes that there are significant opportunities to provide additional services to its existing retail clients. Of the 52 major national retail clients that have engaged the Company's retail services business since 1993, 40 clients continue to use the Company for the same services on additional retail projects. Another nine of these major clients have added new services.

    The Company delivers tenant representation services and disposition services through TCRS utilizing a network of the Company's local brokers (including those formerly employed by Doppelt & Company) and third-party providers. The Company generates commission revenue from these services which are shared with brokers in the local markets. The Company believes that the Doppelt Acquisition has enhanced its ability to recruit brokerage professionals, build its local retail brokerage capabilities and capture a greater portion of these commission revenues.

    Development services are delivered through BTS, Inc., the Company's national retail build-to-suit subsidiary. BTS, Inc. specializes in predevelopment activities, including land acquisition and procurement of entitlements. For its development services to third parties, the Company typically earns a base fee plus an incentive fee that is paid out of the sale proceeds upon project completion.

    The Company intends to establish a fund to acquire freestanding retail properties and resell those properties within an anticipated hold period of no more than six months after their acquisition. The Company's goal will be to generate revenue through this activity by collecting rental income during the period that the asset is owned and by capturing a spread on the purchase and sale of the properties. The Company also intends to make selective investments in retail real estate projects for its own account. The Company believes that, by providing real estate services to its national retail customers, it has developed a proficiency in identifying retail investment opportunities and formulating and implementing retail development programs.

    In connection with the Doppelt Acquisition, TCRS delivered to Doppelt (i) approximately $20.7 million in cash, (ii) a subordinated promissory note of the Predecessor Company, payable to Doppelt in the principal amount of $6.0 million, and (iii) the right to receive up to $2.0 million of additional purchase price if future commissions collected by TCRS from any source exceed $7.0 million, subject to reduction based on the amount of certain of Doppelt's uncollected accounts receivable and certain leases executed by Doppelt as of August 22, 1997, for which a commission is not collected by TCRS prior to August 22, 1999. The Predecessor Company also paid Mr. Doppelt $2.0 million upon the execution of an employment agreement. In November 1997, the Company issued to Doppelt 342,857 shares of Common Stock in payment of the $6.0 million promissory note.

EMPLOYEES

    As of June 30, 1998, the Company had approximately 5,100 employees. Employees of the Company at certain properties located in San Francisco, California; Reno, Nevada; and Chicago, Illinois are currently represented by a labor union. Management believes that its ongoing labor relations are good. The unions represented at the respective locations are: International Union of Operating Engineers, Stationary Engineers, Local No. 39 (San Francisco, California); Nevada Chapter Associated General Contractors of America, Inc. and Laborers' International Union of North America-AFL-CIO local No. 169 (Reno, Nevada); and Itasca Center III, Limited Partnership; Two Pierce Place, Itasca, Il and International Union of Operating Engineers of Chicago, Illinois and Vicinity Local No. 399.

INSURANCE

    The Company has the types of insurance coverage, including comprehensive general liability and excess umbrella liability insurance, that it believes are appropriate for a company in the lines of business in which it operates. The Company's management will use its discretion in determining the amounts, coverage limits and deductibility provisions of appropriate insurance coverage on the Company's properties and operations at a reasonable cost and on suitable terms. This might result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full value of the damages suffered by the Company.

FACILITIES

    The Company's executive offices are located at 2001 Ross Avenue, 3400 Trammell Crow Center, Dallas, Texas 75201 and consist of approximately 25,000 square feet of leased office space. The Company's telephone number at such address is (214) 863-3000. The Company's lease at its executive offices will expire on December 31, 1999.

TRADEMARKS

    The trade name "Trammell Crow" is material to the Company's business. The Company has entered into a License Agreement with CFH, an affiliate of Crow Family, with respect to such business and trade names. See "Certain Transactions--Royalty Agreement and License Agreement."

LEGAL PROCEEDINGS

    From time to time, the Company is involved in litigation incidental to its business. In the Company's opinion, no litigation to which the Company is currently a party, if decided adversely to the Company, is likely to have a materially adverse effect on the Company's results of operation or financial condition.

ENVIRONMENTAL LIABILITY

    Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In the Company's role as a property manager, it could be held liable as an operator for such costs. Such liability may be imposed without regard to the legality of the original actions and without regard to whether the Company knew of, or was responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, the Company could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. Further, any failure by the Company to disclose environmental issues could subject the Company to liability to a buyer or lessee of the property. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The operator of a site also may be liable under common law to third parties for damages and injuries resulting from hazardous substances or environmental contamination at a site, including liabilities relating to the presence of asbestos-containing materials. There can be no assurance that any of such liabilities to which the Company or any of its affiliates may become subject will not have a material adverse effect on the Company's business and results of operations.

    Some of the properties owned, operated, or managed by the Company are on, adjacent to or near properties that have contained in the past, or currently contain, underground and/or above-ground storage tanks used to store regulated substances such as petroleum products or other hazardous or toxic substances. Some of the properties owned, operated or managed by the Company are in the vicinity of properties which are currently, or have been, subject to releases of regulated substances and remediation activity, and the Company is currently aware of several properties owned, operated or managed by the Company which may be impacted by regulated substances which may have migrated from adjacent or nearby properties or which may be within the borders of areas suspected to be impacted by regional groundwater contamination. In addition, the Company is aware of the presence or the potential presence of regulated substances at several properties owned, operated or managed by it which may have resulted from historical or ongoing soil or groundwater activities on those properties. Based on the information available to date, the Company believes that the environmental issues described above are being or have been appropriately managed and will not have a material adverse effect on the Company.

    There can be no assurance that environmental liabilities or claims will not adversely affect the Company in the future.

GOVERNMENT REGULATION

    The Company and its brokers, salespersons and, in some instances, property managers are regulated by the states in which they do business. These regulations include licensing procedures, prescribed fiduciary responsibilities and anti-fraud prohibitions. The Company's activities are also subject to various federal and state fair advertising, trade, housing and real estate settlement laws and regulations and are affected by laws and regulations relating to real estate and real estate finance and development. In particular, a number of states and localities have imposed environmental controls and zoning restrictions on the development of real estate.

    The Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. The Company believes that it has the necessary permits and approvals to operate each of its properties and their respective businesses.

    Under the Americans with Disabilities Act of 1990, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that its properties in which it holds an equity interest are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the Board of Directors and executive officers of the Company including their respective ages as of June 30, 1998:

                                                                                                          DIRECTOR'S TERM
NAME                                     AGE                              TITLE                               ENDING
------------------------------------     ---     -------------------------------------------------------  ---------------
George L. Lippe.....................         43  Chief Executive Officer, President and Director                  2001
H. Pryor Blackwell..................         37  Executive Vice President and Chief Operating Officer of        --
                                                   Western Operations
William F. Concannon................         42  President and Chief Executive Officer of Trammell Crow           2000
                                                   Corporate Services, Inc. and Director
Henry J. Faison.....................         64  Executive Vice President and Director                            2000
William C. Maddux...................         43  Executive Vice President and Chief Operating Officer of        --
                                                   Eastern Operations
Asuka Nakahara......................         42  Executive Vice President and Chief Financial Officer           --
Philip W. Norwood...................         50  Vice Chairman                                                  --
William Rothacker...................         47  President and Chief Executive Officer of Trammell Crow         --
                                                   Retail Services, Inc.
Robert E. Sulentic..................         41  Executive Vice President, National Director of                   2001
                                                   Development and Investment and Director
James D. Carreker...................         51  Director                                                         1999
Harlan R. Crow......................         48  Director                                                         1999
James R. Erwin......................         54  Director                                                         2000
Jeffrey M. Heller...................         58  Director                                                         1999
Rowland T. Moriarty.................         51  Director                                                         2001
J. McDonald Williams................         56  Chairman of the Board of Directors                               2000

    GEORGE L. LIPPE has been the President, Chief Executive Officer and a director of the Company since its inception and has served as President and Chief Executive Officer of the Predecessor Company since January 1996. From 1995 to 1996, Mr. Lippe served as Executive Vice President of Operations of the Predecessor Company. From 1990 to date, Mr. Lippe has served as President and Chief Executive Officer of the Company's Midwest Region. Mr. Lippe has served in various other capacities with the Company since 1978.

    H. PRYOR BLACKWELL has served as Executive Vice President and Chief Operating Officer of the Company's Western Operations since July 1997 and President and Chief Executive Officer of Trammell Crow Dallas/Fort Worth, Inc. and Trammell Crow Dallas Industrial, Inc. since 1993. Mr. Blackwell has served on the Board of Directors of the Predecessor Company since 1993 and as a member of the Board of Directors served on the Operating Committee, Investment Committee and Audit Committee of the Predecessor Company. From 1991 to 1993, Mr. Blackwell served as President and Chief Executive Officer of Trammell Crow Central Office Group, Inc. From 1987 to 1990, Mr. Blackwell served as the Partner in charge of the Company's Downtown (Dallas) Office Division. Mr. Blackwell served as the Company's Marketing Principal from 1986 to 1987 and Leasing Agent from 1984 to 1986.

    HENRY J. FAISON has served as Executive Vice President and a director of the Company since July 1998. From 1994 to 1998, Mr. Faison served as Chairman of Faison Enterprises. From 1988 to 1994, he served as the Chief Executive Officer of Faison Enterprises.

    WILLIAM F. CONCANNON has been a director of the Company since December 1997 and has served as President and Chief Executive Officer of Trammell Crow Corporate Services since July 1991. Mr. Concannon has served as a Member of the Board of Directors of the Predecessor Company since 1991. He joined the Predecessor Company as Vice President of National Marketing in 1986 and in 1990 became Director and Partner in charge of Trammell Crow Corporate Services. In 1994, Mr. Concannon established the Company's Canadian Corporate Services business under the name Primaris Corporate Services, Ltd.

    WILLIAM C. MADDUX has served as Executive Vice President and Chief Operating Officer of the Company's Eastern Operations since July 1997. Since 1992, Mr. Maddux has served as the President of Trammell Crow MW, Inc., and has had responsibility for overseeing the Company's operations in Illinois, Indiana, Michigan and Wisconsin since that time. Mr. Maddux served the Predecessor Company in various other capacities from 1985 to 1992, including as Partner in charge of the Predecessor Company's Carolina division from 1988 to 1992, Marketing Principal in charge of the Company's Oklahoma City operations from 1987 to 1988 and Leasing Agent in the Company's Oklahoma City office from 1985 to 1987.

    ASUKA NAKAHARA has served as Executive Vice President and Chief Financial Officer of the Company since July 1997 and the Predecessor Company since January 1996. During 1995, Mr. Nakahara served as the Predecessor Company's Executive Vice President in charge of National Programs. Mr. Nakahara served as President and Chief Executive Officer of Trammell Crow Northeast, Inc. from 1991 to 1995 and as the Northeast Regional Partner for the Predecessor Company from 1987 to 1991. Mr. Nakahara served the Predecessor Company in various other capacities from 1980 to 1987, including as the Operating Partner in charge of the Predecessor Company's Philadelphia division from 1985 to 1987, Finance Associate and Partner in Houston from 1983 to 1984, and leasing agent in Houston from 1980 to 1983.

    PHILIP W. NORWOOD has served as Vice Chairman of the Company since July 1998. From 1994 until July 1998, Mr. Norwood served as the President and Chief Executive Officer of Faison. From 1980 until 1993, Mr. Norwood held various positions with affiliates of the Predecessor Company, including chairman of Trammell Crow Realty Advisors in 1993 and its president and Chief Executive Officer in 1992 and 1993.

    WILLIAM ROTHACKER has been President and Chief Executive Officer of Trammell Crow Retail Services since its formation in December 1996. Since 1994, Mr. Rothacker has been President of Trammell Crow Denver and has had responsibility for overseeing the Company's operations in New Mexico and Arizona. Mr. Rothacker has served on the Predecessor Company's Operating Committee and as Chairman of its Retail Committee since 1994. Mr. Rothacker served as Managing Director in charge of the Predecessor Company's Denver operations from 1991 to 1994. From 1987 to 1991, Mr. Rothacker served as Partner in charge of the Denver Division. Mr. Rothacker served as Partner in charge of the Denver Retail division from 1983 to 1986 and as a Leasing Agent in Denver from 1980 to 1983.

    ROBERT E. SULENTIC has been a director of the Company since December 1997 and has served as the Company's Executive Vice President and National Director of Development and Investment since July 1997 and President of Trammell Crow NE, Inc. since 1995. Mr. Sulentic has served on the Predecessor Company's Operating Committee and as Chairman of its Development Committee since 1994. From 1991 to 1994, Mr. Sulentic served as Managing Director in charge of the Predecessor Company's Philadelphia Division. From 1987 to 1990, Mr. Sulentic served as the Partner in charge of the Predecessor Company's New Jersey Division. Mr. Sulentic served in Houston as a Marketing Director for the Predecessor Company in 1986 and 1987 and as a Leasing Agent in 1984 and 1985.

    JAMES D. CARREKER has been a director of the Company since December 1997. Mr. Carreker has served as Chairman of the Board and Chief Executive Officer of Wyndham International, Inc. and a director of

Patriot American Hospitality, Inc. since January 1998. Mr. Carreker assumed these positions in connection with the merger with and into Patriot Hospitality, Inc. of Wyndham Hotel Corporation, for which he has served as President and Chief Executive Officer since May 1988. He also served as Chief Executive Officer of the Predecessor Company from August 1994 to December 1995.

    HARLAN R. CROW has been a director of the Company since its inception. Mr. Crow is the Chief Executive Officer of Trammell Crow Interests Company, d/b/a Crow Family Holdings, a private investment company managing investments in a variety of real estate-related and other businesses, a position he has held since 1986. Mr. Crow currently serves as a Director of Patriot American Hospitality, Inc. In any given year within the past five years, Mr. Crow has indirectly owned interests in over 1,000 partnerships (or affiliates of partnerships) or corporations. In the past five years, Mr. Crow was a general partner in approximately 13, and an officer or director in approximately 65, partnerships or corporations, or affiliates of such partnerships or corporations, that filed for protection under federal bankruptcy laws. In addition, in the past five years, Mr. Crow was an executive officer or director in approximately 15 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership. Pursuant to a Stockholders Agreement to which the Company is a party, Crow Family Partnership, L.P. has been granted the right to nominate a member of the Board of Directors and each executive officer of the Company has agreed to vote his shares of Common Stock in favor of such nominee. Mr. Crow is the initial such nominee. See "Certain Relationships and Related Transactions--Stockholders' Agreement."

    JAMES R. ERWIN has been a director of the Company since December 1997. Mr. Erwin has served as Vice Chairman and Corporate Finance Executive-West of NationsBank Corp. since January 1994, and was Executive Vice President, Manager of Operations and Technology for NationsBank Corp. from October 1991 to January 1994.

    JEFFREY M. HELLER has been a director of the Company since December 1997. Mr. Heller has served as President and Chief Operating Officer of Electronic Data Systems Corporation ("EDS") since June 1996. From 1987 to June 1996, Mr. Heller served as Senior Vice President of EDS with responsibilities for Technical Operations and Asia-Pacific. Mr. Heller is a member of the Board of Directors of Hitachi Data Systems.

    ROWLAND T. MORIARTY has been a director of the Company since December 1997. Mr. Moriarty has served as Chairman and Chief Executive Officer of Cubex Corporation, a consulting firm, since 1992. From 1981 to 1992, Mr. Moriarty served as a professor at the Harvard Business School. Mr. Moriarty is a member of the Board of Directors of Staples Inc., an office supply retailer, and Charles River Associates, an economic research firm based in Boston.

    J. MCDONALD WILLIAMS has been the Chairman of the Board of Directors of the Company since its inception and served as Chairman of the Board of Directors of the Predecessor Company from August 1994 to December 1997. Mr. Williams served as President and Chief Executive Officer of the Predecessor Company from 1991 to 1994. From 1977 to 1991, Mr. Williams served as Managing Partner of the Predecessor Company and from 1973 to 1977 Mr. Williams was Partner, Overseas Projects for the Predecessor Company. Mr. Williams is a member of the Board of Directors of A.H. Belo Corporation, Mitchell Energy & Development Corporation and Blanks Color Imaging, Inc. In any given year within the past five years, Mr. Williams has indirectly owned interests in over 1,000 partnerships (or affiliates of partnerships) or corporations. In the past five years, Mr. Williams was a general partner in approximately 54, and an officer or director in approximately 16, partnerships or corporations, or affiliates of such partnerships or corporations, that filed for protection under federal bankruptcy laws. In addition, in the past five years, Mr. Williams was a general partner in approximately 14 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership.

DIRECTORS

    TERM. The Certificate of Incorporation currently in effect provides, among other things, for a Board of Directors divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each, with the Class I Directors serving until the Company's 2001 annual meeting of stockholders, the Class II Directors until the 1999 annual meeting and the Class III Directors until the 2000 annual meeting. The Class I Directors are George L. Lippe, Rowland T. Moriarty, and Robert E. Sulentic; the Class II Directors are James D. Carreker, Harlan R. Crow, and Jeffrey M. Heller; and the Class III Directors are William F. Concannon, James R. Erwin, J. McDonald Williams and Henry Faison.

    COMMITTEES. The Board of Directors of the Company has established an Executive Committee, an Audit Committee and a Compensation Committee.

    The Executive Committee may, to the maximum extent permitted by the Delaware General Corporation Law, have and exercise all of the powers of the Board of Directors. The current members of the Executive Committee are Messrs. Williams, Lippe and Erwin. Mr. Williams serves as Chairman of the Executive Committee.

    The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent public accountants, reviewing with such accountants the plans for and the results and scope of their auditing engagement and certain other matters relating to their services provided to the Company, including the independence of such accountants. The current members of the Audit Committee are Messrs. Erwin, Heller and Moriarty. Mr. Heller serves as Chairman of the Audit Committee.

    The Compensation Committee, on behalf of the Board of Directors, reviews the compensation of executive officers and administers the Company's incentive and stock option plans. The current members of the Compensation Committee are Messrs. Erwin, Heller and Moriarty. Mr. Erwin serves as Chairman of the Compensation Committee.

    DIRECTOR COMPENSATION. The Company's employee directors do not receive compensation solely in their capacity as directors of the Company. The Company's non-employee directors are paid a retainer of $30,000 for their service on the Board of Directors. In addition to the retainer, non-employee directors are eligible to receive annual stock option grants under the Long-Term Incentive Plan. See "--Long-Term Incentive Plan." In addition, all directors are reimbursed for expenses incurred in connection with their attendance at Board of Directors and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company was formed in December 1997 and consists of Messrs. James R. Erwin, Jeffery M. Heller and Rowland T. Moriarty. Prior to the creation of the Compensation Committee, the Predecessor Company's Board of Directors approved the terms of compensation for the Company's executive officers.

    In 1997, Mr. Moriarty or affiliates of Mr. Moriarty received an aggregate of $98,000 for services rendered as a consultant to the Company. Mr. Erwin serves as Vice-Chairman and Corporate Finance Executive-West of NationsBank Corp. The Company and an affiliate of NationsBank Corp. are parties to certain transactions described under "Certain Transactions--Other Relationships With Directors."

    Certain other directors are parties to transactions with the Company, as described under the caption "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth certain information for the fiscal years ended December 31, 1996 and 1997, concerning the cash and non-cash compensation earned by, or awarded to, the Chief Executive Officer of the Company and each of the other four most highly compensated executive officers of the Company whose aggregate remuneration for services rendered to the Company during the year ended December 31, 1997 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                         -----------------------------
                                                                             AWARDS
                                                                         ---------------
                                                                            SHARES OF
                                                 ANNUAL COMPENSATION      COMMON STOCK      PAYOUTS
                                                                           UNDERLYING     ------------
                                               ------------------------  OPTIONS GRANTED  PAYOUTS LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR      SALARY($)    BONUS($)    IN FISCAL YEAR   PAYOUTS($)(1) COMPENSATION($)(2)
----------------------------------  ---------  -----------  -----------  ---------------  ------------  -------------------
George L. Lippe ..................
  Chief Executive Officer,               1997     350,000      175,000         58,529       1,510,838         (112,810)
  Trammell Crow Company                  1996     350,000      175,000         --           1,323,669           99,036
H. Pryor Blackwell ...............
  Executive Vice President and
  Chief Operating Officer of
  Western Operations, Trammell           1997     210,000      180,000         58,529         749,043            8,627
  Crow Company                           1996     210,000       99,750         --             924,553         (182,503)
Asuka Nakahara ...................
  Executive Vice President and
  Chief Financial Officer,               1997     250,000      125,000         58,529         637,778          930,647
  Trammell Crow Company                  1996     250,000      125,000         --             742,580          (11,787)
William F. Concannon .............
  Chief Executive Officer of
  Trammell Corporate Services,           1997     210,000      180,000         88,342       1,007,526         (354,607)
  Inc.                                   1996     210,000      105,000         --             673,597           42,224
William C. Maddux ................
  Executive Vice President and
  Chief Operating Officer of
  Eastern Operations, Trammell           1997     200,000      175,000         58,529         293,685          (68,401)
  Crow Company                           1996     200,000      113,000         --             441,904          (78,682)

------------------------------

(1) Reflects distributions made from the 1995 Profit Sharing Plan in the year indicated for amounts earned in the year indicated and prior years.

(2) The amounts shown are the dollar amounts of increases (decreases) to the Profit Sharing Account (as hereinafter defined) for each of the Named Executive Officers under the 1995 Profit Sharing Plan (as hereinafter defined) for the years indicated. Payouts of awards under the 1995 Profit Sharing Plan are subject to certain restrictions.

    The following table provides information concerning Common Stock options granted to the Named Executive Officers in the fiscal year ended December 31, 1997. In addition, the present value of the options on the dates of grant (computed using a variation of the Black-Scholes option pricing model) are shown.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    NUMBER OF
                                                     SHARES        % OF TOTAL
                                                   UNDERLYING    OPTIONS GRANTED    EXERCISE OR                GRANT DATE
                                                     OPTIONS     TO EMPLOYEES IN    BASE PRICE    EXPIRATION     PRESENT
NAME                                               GRANTED(1)      FISCAL 1997       ($/SH)(2)       DATE      VALUE($)(3)
-------------------------------------------------  -----------  -----------------  -------------  -----------  -----------
George L. Lippe..................................      58,529             1.2            17.50      11/24/07      513,299
H. Pryor Blackwell...............................      58,529             1.2            17.50      11/24/07      513,299
Asuka Nakahara...................................      58,529             1.2            17.50      11/24/07      513,299
William F. Concannon.............................      29,813             0.6             3.85      08/01/07      452,561
                                                       58,529             1.2            17.50      11/24/07      513,299
William C. Maddox................................      58,529             1.2            17.50      11/24/07      513,299

------------------------

(1) The options listed in this table other than those granted to Mr. Concannon in August 1997 are subject to a three-year vesting schedule, subject to certain exceptions, with 33% becoming exercisable on each of November 24, 1998, 1999 and 2000. The options granted to Mr. Concannon in August 1997 are currently fully vested and exercisable.

(2) On August 1, 1997, there was no public market for the Company's securities, and consequently there is no way to quantify a market value for Common Stock underlying the option granted to Mr. Concannon on August 1, 1997. However, the Company believes the market value of the stock underlying such option on the date of grant was $17.50 per share. Each of the other options listed in the table was granted at an exercise price of $17.50, the price per share of Common Stock received by the Company in its initial public offering, which was consummated on December 1, 1997.

(3) Present value is based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under the Black-Scholes model are based on arbitrary assumptions as to certain variables. Expected stock price volatility is assumed to be 31.8% and the risk-free rate of return is assumed to be 6.40% for the options granted to Mr. Concannon in August 1997 and 5.93% for all other options shown in the table. The exercise date for the options is assumed to be the eighth anniversary of the date of grant, and dividend yield is assumed to be 0%. The actual value, if any, an Executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an Executive will be at or near the value estimated by the Black-Scholes model and reflected in the table.

    The following table sets forth, as of December 31, 1997, the number of Common Stock options and the value of unexercised options held by the Named Executive Officers. As of December 31, 1997, there had been no stock options exercised by any Named Executive Officer.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SHARES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                    OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                                DECEMBER 31, 1997        DECEMBER 31, 1997($)(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
George L. Lippe...........................................      --            58,529        --            482,864
H. Pryor Blackwell........................................      --            58,529        --            482,864
Asuka Nakahara............................................      --            58,529        --            482,864
William F. Concannon......................................      29,813        58,529       652,905        482,864
William C. Maddox.........................................      --            58,529        --            482,864

------------------------

(1) The price per share of Common Stock for the last trade reported by the New York Stock Exchange on December 31, 1997 was $25.75.

LONG-TERM INCENTIVE PLAN

    The description set forth below is a summary of the principal terms and conditions of the Trammell Crow Company Long-Term Incentive Plan (the "Long-Term Incentive Plan") and does not purport to be complete. The description is qualified in its entirety by reference to the Long-Term Incentive Plan, which has been filed as an exhibit to the Registration Statement.

    OVERVIEW. The purpose of the Long-Term Incentive Plan is to provide an incentive for employees, directors and certain consultants and advisors of the Company to remain in the service of the Company, to extend to those persons the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts for the benefit of the Company and to aid the Company in attracting able persons to enter the service of the Company. The Company may grant awards under the Long-Term Incentive Plan to officers, directors, employees and certain consultants and advisors of the Company or any subsidiary of the Company (as used for the Long-Term Incentive Plan, a "Participant"). The awards under the Long-Term Incentive Plan include (i) incentive stock options ("ISOs") qualified as such under the Internal Revenue Code of 1986, as amended (the "Code"), (ii) stock options that do not qualify as incentive stock options,
(iii) stock appreciation rights ("SARs"), (iv) restricted stock awards, and (v) performance units.

    SHARE AUTHORIZATION. The number of shares of Common Stock that may be subject to outstanding awards under the Long-Term Incentive Plan is equal to 5,334,878 shares of Common Stock. The number of shares of Common Stock authorized under the Long-Term Incentive Plan and the number of shares subject to an award under the Long-Term Incentive Plan will be adjusted for stock splits, stock dividends, recapitalizations, mergers and other changes affecting the capital stock of the Company, which included the Reincorporation Merger.

    INITIAL AWARDS. Concurrent with the closing of the Initial Public Offering, the Company granted options to acquire an aggregate of 2,348,455 shares of Common Stock to certain employees. The exercise price for such stock options was $17.50 per share. The stock option grants include grants to each of the executive officers of the Company of the right to acquire 58,529 shares and a grant to Mr. Williams of the right to acquire 40,965 shares. Subject to certain exceptions, these options will vest ratably over a three-year period. See "Certain Relationships and Related Transactions--Reincorporation Transactions."

    ADMINISTRATION. As permitted by the terms of the Long-Term Incentive Plan, the Board of Directors has delegated all of its duties under the Long-Term Incentive Plan to the Compensation Committee (as used in this description of the Long-Term Incentive Plan, the "Committee"). The Committee has broad discretion to administer the Long-Term Incentive Plan, interpret its provisions, and adopt policies for implementing the Long-Term Incentive Plan. This discretion includes the ability to select the recipient of an award, determine the type and amount of each award, establish the terms of each award, accelerate vesting or exercisability of an award, extend the exercise period for an award, determine whether performance conditions have been satisfied, permit the transfer of an award to family trusts and other persons and otherwise modify or amend any award under the Long-Term Incentive Plan.

    STOCK OPTIONS. The Committee determines the exercise price of each option granted under the Long-Term Incentive Plan. The exercise price for an ISO must not be less than the fair market value of the Common Stock on the date of grant, and the exercise price of non-qualified stock options must not be less than 85% of the fair market value of the Common Stock on the date of grant. Stock options may be exercised as the Committee determines, but not later than ten years from the date of grant in the case of ISOs. At the discretion of the Committee, holders may use shares of Common Stock to pay the exercise price, including shares issuable upon exercise of the option.

    SARS. A SAR may be awarded in connection with or separate from a stock option. A SAR is the right to receive an amount in cash or Common Stock (or a combination of cash and Common Stock) equal to the excess of the fair market value of a share of the Common Stock on the date of exercise over the exercise price specified in the agreement governing the SAR (for SARs not granted in connection with a stock option) or the exercise price of the related stock option (for SARs granted in connection with a stock option). A SAR granted in connection with a stock option will require the holder, upon exercise, to surrender the related stock option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered stock option or portion will then cease to be exercisable. Such a SAR is exercisable or transferable only to the extent that the related stock option is exercisable or transferable. A SAR granted independently of a stock option will be exercisable as the Committee determines. The Committee may limit the amount payable upon exercise of any SAR. SARs may be paid in cash or stock, as the Committee provides in the agreement governing the SAR.

    RESTRICTED STOCK AWARDS. A restricted stock award is a grant of shares of Common Stock that are nontransferable or subject to risk of forfeiture until specific conditions are met. The restrictions will lapse in accordance with a schedule or other conditions as the Committee determines. During the restriction period, the holder of a restricted stock award may, in the Committee's discretion, have certain rights as a stockholder, including the right to vote the stock and receive dividends and other distributions paid on that stock.

    PERFORMANCE UNITS. Performance units are performance-based awards payable in cash, Common Stock, or a combination of both. The Committee may select any performance measure or combination of measures as conditions for cash payments or stock issuances under the Long-Term Incentive Plan.

ASSUMED OPTION PLAN

    In connection with the Reincorporation Transactions, the Company agreed to assume the Trammell Crow Company 1997 Stock Option Plan (the "Assumed Option Plan" or the "1997 Plan") which had been adopted by the Predecessor Company. The description set forth below is a summary of the principal terms and conditions of the Assumed Option Plan. The description is qualified in its entirety by reference to the Assumed Option Plan, which has been filed as an exhibit to the Registration Statement. See "Certain Relationships and Related Transactions--Reincorporation Transactions."

    ADMINISTRATION. As permitted by the terms of the Assumed Option Plan, the Board of Directors has delegated all of its duties under the Assumed Option Plan to a committee of officers of the Company.

    ELIGIBILITY. Each employee of the Company or a subsidiary of the Company is eligible to participate in the Assumed Option Plan. Prior to the Consummation of the Reincorporation Transactions, the Predecessor Company selected the persons to be granted awards or options pursuant to the Assumed Option Plan (as used for the Assumed Option Plan, the "Participants").

    SHARE AUTHORIZATION. The maximum number of shares of the Predecessor Company's common stock that may be subject to outstanding awards under the Assumed Option Plan is 1,626. The Assumed Option Plan provides that this number of shares and the number of shares subject to an award under the Assumed Option Plan will be adjusted for stock splits, stock dividends, recapitalizations, mergers and other changes affecting the capital stock of the Predecessor Company, which included the Reincorporation Merger.

    STOCK OPTIONS. Options granted under the Assumed Option Plan are nonqualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Company at the exercise price. The exercise price may be paid in cash, with shares of Common Stock or with a combination of cash and Common Stock. The options will expire within ten years from the date of grant. In addition, the committee administering the plan may specify that an option will terminate prior to the end of its stated term upon termination of employment, disability or death. If the employment relationship is terminated for any reason, any options that are not then vested will be forfeited.

    INITIAL AWARDS AND ASSUMPTION OF AWARDS. On August 1, 1997, the Predecessor Company granted to certain of its employees options to acquire an aggregate of 1,626 shares of its common stock, which constitutes all shares authorized under the Assumed Option Plan. The Company assumed the Predecessor Company's obligations with respect to all such options, and became obligated to issue up to an aggregate of 2,423,769 shares of Common Stock at a price of $3.85 per share upon the exercise of such options. All of such options vested upon the closing of the Initial Public Offering and became exercisable 30 days thereafter. Because the exercise price established for each assumed option at the time it was granted was less than the initial price to the public in the Initial Public Offering, the Company recognized a non-cash, non-recurring charge to earnings of approximately $33.1 million in the fourth quarter of its 1997 fiscal year. The Predecessor Company granted an option to Mr. Concannon, a Named Executive Officer, which represents the right to acquire 29,813 shares of Common Stock. No additional options will be granted under the Assumed Option Plan.

PROFIT SHARING PLAN

    In connection with the consummation of the Initial Public Offering, the Company determined to no longer grant any future awards under its 1995 Profit Sharing Plan (the "Profit Sharing Plan"). Set forth below is a general discussion of the terms of the Profit Sharing Plan. The description set forth below is qualified in its entirety by reference to the Profit Sharing Plan, which has been filed as an exhibit to the Registration Statement.

    GENERAL. The basic accounting units for purposes of the Profit Sharing Plan are Business Units and Projects. Business Units are designated based upon recommendations by profit sharing unit leaders to the Chief Executive Officer and are generally determined by geography or line-of-business. Similarly, a Project represents a particular real estate project in which the Company owns an equity interest. A Profit Sharing Unit generally consists of multiple Business Units and Projects.

    A profit sharing account ("Profit Sharing Account") is maintained for each participant (for the purposes of this section, a "Participant") within a Profit Sharing Unit. Each Participant's Profit Sharing Account is adjusted to reflect the operational results of each constituent Business Unit in which the Participant has been allocated a percentage economic interest (a "Business Unit Percentage") and each constituent Project in which the Participant has been allocated a percentage economic interest (a "Project Percentage"). The Profit Sharing Accounts do not represent any current right to assets of the Company. In a profitable year, each of a Participant's Profit Sharing Accounts is increased by a fraction of the Earnings Before Profit Sharing ("EBPS") of the appropriate Business Units and Projects. In an unprofitable year, EBPS of a given Business Unit or Project may be negative, in which case each Participant's Profit Sharing Account will decrease. In addition, various adjustments to Profit Sharing Accounts may be made to reflect the profits intended to be shared with the Participant. Prior to retirement, a Participant may receive distributions which are deducted from his Profit Sharing Account balances. Distributions will generally be limited to a portion of the current year's EBPS. Payment of these distributions may also be limited by liquidity concerns of the Company, potential negative Profit Sharing Accounts for individuals, and obligations to pay retired Participants or former stockholders.

    DISTRIBUTIONS BEFORE RETIREMENT. Participants have generally received two kinds of distributions: (i) for each Project, distributions in proportion to their Project Percentages ("Project Distributions"); and (ii) for each Profit Sharing Unit, distributions in proportion to their Profit Sharing Account balances ("Current Distributions"). Current Distributions may not exceed the available cash of a Profit Sharing Unit after certain priority payments have been made. Thus, a Participant in a profitable Business Unit may have limited Current Distributions if current earnings or available cash is reduced by the results of an unprofitable Business Unit in the same Profit Sharing Unit. Similarly, Project Distributions generally may not exceed a set percentage of the current earnings of the Project. Current Distributions or Project Distributions will be made to a Participant only to the extent that the Participant's Profit Sharing Account balance is positive after aggregating all individual Business Units and Projects. Thus, all distributions made from a positive Profit Sharing Unit will be offset against any Profit Sharing Unit in which the Participant has a negative account balance if the Participant does not have a positive net Profit Sharing Account balance. Finally, both Current Distributions and Project Distributions may be limited by other factors, including the overall solvency of the applicable Profit Sharing Unit.

    RETIRED PARTICIPANTS. Upon termination of employment, death or disability, a Participant, subject to certain vesting requirements, is entitled to receive the amounts, subject to the payment restrictions under the Profit Sharing Plan, then held in such Participant's Profit Sharing Account, which account is converted into a retirement account (a "Retirement Account"). If a Retirement Account is established, following the last day of the profit sharing period in which a Participant's retirement occurs, the Participant will no longer have any interest in any Business Unit but will continue to have existing Project interests. A retired Participant may, subject to limitations, receive two types of payments from his/her Retirement Account, (i) Basic Distributions and (ii) Project Distributions, if retired before January 1, 1995. The Profit Sharing Plan vests over a graduated period such that if a Participant retires before the fifth anniversary of the December 31st first following the date on which he first becomes a Participant, his/her Retirement Account and Project Percentage will be reduced as follows: to 1% if he/she retires before the first anniversary, to 20% if he/she retires before the second anniversary, to 40% if he/she retires before the third anniversary, to 60% if he/she retires before the fourth anniversary; and to 80% if he/she retires before the fifth anniversary.

    Retired Participants will receive Basic Distributions equal to (a) the amount of such Basic Distribution partially accelerated to 10% of such participant's Retirement Balance as of his/her Retirement Date or (b) the Basic Distribution otherwise distributable to such participant by reason of a distribution by the applicable Profit Sharing Unit, whichever is greater, subject to certain limitations. For participants who retire on or after January 1, 1996 (a "Post '95 Retired Participant"), upon the occurrence of the fifth anniversary of the Retirement Date, no distributions will be made to other Participants, except Retired Participants, in that Profit Sharing Unit until such Retired Participant's Retirement Account is reduced to zero. If more than one Post '95 Retired Participant has reached the fifth anniversary of his/her Retirement Date, all such Post '95 Retired Participants will share proportionately based upon their respective Retirement Account balances. With respect to any participant who retired prior to January 1, 1996 (a "Pre '96 Retired Participant"), upon the seventh anniversary of his/her Retirement Date, no Post '95 Retired Participant will receive any Basic Distribution until the Pre '96 Retired Participant has received his/her balance in full or until the Post '95 Retired Participant has reached the seventh anniversary of his Retirement Date (whereupon such Post '95 Retired Participant shall be treated the same as a Pre '96 Retired Participant), whichever shall first occur.

    The accelerated Basic Distributions will be limited to the Available Cash of the applicable Profit Sharing Unit and other limitations contained in the Profit Sharing Plan, including a limit on Basic Distributions to Retired Participants of 24% of Available Cash of the applicable Profit Sharing Unit. In

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computing Available Cash, reserves must include anticipated royalty payments under the Royalty Agreement and anticipated common dividends based on the most current dividend policy of the Company. In the absence of such policy, reserves for common dividends are established by the Chief Executive Officer in his sole discretion. Further, the Chief Executive Officer may, in his sole discretion, adjust the working capital reserves established by each Profit Sharing Unit in the manner he deems appropriate.

    TERMINATION OF FUTURE AWARDS. The Company will not grant any future awards under the Profit Sharing Plan. All deferred and accrued earnings associated with the Profit Sharing Units and Business Units under the Profit Sharing Plan will be paid to the current Participants during 1998 and 1999, and when all such amounts have been paid, the Company will have no further obligation to Participants. With respect to Retired Participants, the Company will continue to make Project Distributions until the completion of the particular Project.

EMPLOYEE STOCK PURCHASE PLAN

    On December 22, 1997, the Company's Board of Directors adopted and approved The Trammell Crow Company Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan received stockholder approval at the May 1998 Annual Meeting of Stockholders. The description set forth below is qualified in its entirety by reference to the Stock Purchase Plan, which has been filed as an exhibit to the Registration Statement.

    GENERAL. A total of 1,000,000 shares of Common Stock are reserved for issuance under the Stock Purchase Plan. The purpose of the Stock Purchase Plan is to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions. The Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended.

    ADMINISTRATION. The Stock Purchase Plan will be administered by a committee of the Company's executive officers (the "Benefits Committee") appointed by the Company's Board of Directors. All questions of interpretation of the Stock Purchase Plan will be determined by the Benefits Committee, whose decisions will be final and binding upon all participants.

    ELIGIBILITY. All employees of the Company (or any of its parent or subsidiary corporations within the meaning of sections 424(e) and (f) of the
Code) who have been continually employed for at least ninety (90) days and who are customarily employed at least 20 hours per week and at least 5 months per year shall be eligible to participate in the Stock Purchase Plan, subject to certain limitations imposed by Section 423(b) of the Code. For the initial option period commencing March 1, 1998, an employee need not have been employed for ninety (90) days to be eligible to participate, provided the employee meets the other eligibility requirements and was employed by January 31, 1998. At March 31, 1998, approximately 3,330 employees of the Company and its subsidiaries were eligible to participate in the Stock Purchase Plan.

    OFFERING DATES. Under the Stock Purchase Plan, the Company will offer to all eligible employees the option to purchase shares of Common Stock. Except as otherwise determined by the Benefits Committee, these options will be granted on the first day of the first payroll period beginning on or after March 1, 1998 and July 1, 1998, and, thereafter, on the first day of the first payroll period beginning on or after the first day of January and July of each subsequent year (each of which dates is herein referred to as a "date of grant"). The term of each option granted on the first day of the first payroll period beginning on or after March 1, 1998 shall be for a period of approximately four (4) months, ending on the last day of the last payroll period ending on or immediately after June 30, 1998 and the term of each option granted thereafter shall be for a period of approximately six (6) months, ending on the last day of the last payroll period ending on or immediately after June 30 or December 31, as the case may be (each such four (4)-month and six (6)-month period is herein referred to as an "option period"), which shall begin on a date of grant.

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
    PURCHASE PRICE. The purchase price per share at which shares of Common Stock will be sold under the Stock Purchase Plan will be an amount equal to the lower of 85% of the market value of Common Stock on the date of exercise or the date of grant. The market value of a share of Common Stock on a given date will be the closing sales price of the Common Stock on the New York Stock Exchange on such date. The price per share of Common Stock for the last trade reported by the New York Stock Exchange on July 9, 1998 was $31.875.

    The purchase price of the shares of Common Stock to be purchased under the Stock Purchase Plan will be accumulated by payroll deductions during each offering period. The deductions may not exceed: (i) 10% of the participant's eligible compensation during the offering period (which is defined in the Stock Purchase Plan to include all wages, salary, commissions, overtime and bonuses) from which the deduction is made; or (ii) an amount which will result in noncompliance with the limitations described below under "Purchase of Stock; Exercise of Options." Such payroll deductions will be credited to a book entry account for each participant. An employee may discontinue participation in the Stock Purchase Plan, but may not otherwise increase or decrease the rate of payroll deductions at any time during the option period.

    PURCHASE OF STOCK; EXERCISE OF OPTION. The maximum number of shares placed under option to a participant in the Stock Purchase Plan in any option period will be the lesser of 700 or that number determined by dividing the amount of the participant's total payroll deductions during the option period (and any carryover amounts from the preceding offering period) by the purchase price per share under the Stock Purchase Plan. Unless a participant withdraws from the Stock Purchase Plan, the participant's option for the purchase of shares will be exercised automatically at the end of each offering period for the maximum number of whole shares at the applicable price. As soon as practicable following the end of each offering period, the Company will cause a certificate to be issued in each participant's name representing the total number of whole shares of Common Stock acquired by the participant through the exercise of the option. Any balance remaining in a participant's account following the exercise of the participant's option in an offering period will be carried over to the next offering period.

    Notwithstanding the foregoing, no Eligible Employee will be permitted to subscribe for shares of Common Stock under the Stock Purchase Plan if, immediately after the grant of the option, the employee would own five percent or more of the voting power or value of all classes of stock of the Company or its subsidiaries, nor will any Eligible Employee be granted an option which would permit the employee to buy pursuant to the Stock Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

    WITHDRAWAL. Any participant may withdraw in whole from the Stock Purchase Plan at any time prior to thirty (30) days before the exercise date relating to a particular option period. Partial withdrawals shall not be permitted. A participant who wishes to withdraw from the Stock Purchase Plan must timely deliver to the Company a notice of withdrawal on a form prepared by the Benefits Committee. The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to the participant the amount of the cash balance in his account under the Stock Purchase Plan; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Stock Purchase Plan shall terminate.

    CAPITAL CHANGES. Whenever any change is made in the Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combinations, reclassification of shares, or other similar change, appropriate action will be taken by the Benefits Committee to adjust accordingly the number of shares subject to the Stock Purchase Plan, the maximum number of shares that may be subject to any option, and the number and purchase price of shares subject to options outstanding under the Stock Purchase Plan.

    NONASSIGNABILITY. Each option will be assignable or transferable only by will or by the laws of descent and distribution and will be exercisable during the optionee's lifetime only by the optionee. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an

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employee of his option or of any rights under his option, and any such attempt may be treated by the Company as an election to withdraw from the Stock Purchase Plan.

    AMENDMENT AND TERMINATION OF THE STOCK PURCHASE PLAN. The Board of Directors, in its discretion, may terminate the Stock Purchase Plan at any time with respect to any shares for which options have not theretofore been granted. The Benefits Committee shall have the right to alter or amend the Stock Purchase Plan or any part thereof from time to time without the approval of the stockholders of the Company; provided, that no change in any option theretofore granted may be made which would impair the rights of the participant without the consent of such participant; and provided, further, that the Benefits Committee may not make any alteration or amendment which would increase the aggregate number of shares which may be issued pursuant to the provisions of the Stock Purchase Plan (other than as a result of the anti-dilution provisions of the Stock Purchase Plan), change the class of individuals eligible to receive options under the Stock Purchase Plan, or cause options issued under the Stock Purchase Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code without the approval of the stockholders of the Company.

    AWARDS. As of July 9, 1998, 1,177 eligible employees of the Company and its subsidiaries had elected to participate in the Stock Purchase Plan. As of July 9, 1998, such participants had purchased an aggregate of 73,848 shares of Common Stock under the Stock Purchase Plan at a weighted average purchase price of $26.24 per share.

401(K) PLAN

    The Company sponsors a retirement plan called the Trammell Crow Company Retirement Savings Plan (the "401(k) Plan"). The total assets as of June 30, 1998 held by the 401(k) Plan were valued at approximately $81.0 million. The trustees for the 401(k) Plan are Vince George and Asuka Nakahara. Employees (including members of management) are eligible to make voluntary contributions under the 401(k) Plan of up to 15% of their annual compensation, subject to the applicable limitations of the Internal Revenue Code of 1986. The Company is permitted to make a discretionary contribution to the 401(k) Plan each fiscal quarter which will be allocated among participants as a matching contribution based on their contributions under the 401(k) Plan. The Company's policy is to match the lesser of (i) 50% of all contributions up to 6% of an employee's contribution and (ii) $5,000 per year. The 401(k) Plan permits employees to direct investments of their accounts in Common Stock and among a selection of mutual funds. The 401(k) Plan is intended to qualify as a profit sharing plan under 401(a) and 401(k) of the Code.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

    The Company has entered into indemnification agreements with each of its executive officers and directors. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

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
                              CERTAIN TRANSACTIONS

REINCORPORATION TRANSACTIONS

    In connection with the Reincorporation Transactions, the stockholders of the Predecessor Company received, in the aggregate, 27,799,181 shares of Common Stock, constituting approximately 82.02% of the outstanding Common Stock after giving effect to the Initial Public Offering. See "Principal and Selling Shareholders."

    On August 1, 1997, the Predecessor Company granted to certain of its employees options to acquire an aggregate of 1,626 shares of its common stock, which constitutes all shares authorized under the Assumed Option Plan. At the Effective Time, the Company assumed the Predecessor Company's obligations with respect to all such options, and became obligated to issue up to an aggregate of 2,423,769 shares of Common Stock at a price of $3.85 per share upon the exercise of such options. All of such options vested upon the closing of the Initial Public Offering and became exercisable 30 days thereafter. Under the Assumed Option Plan, the Predecessor Company granted an option to Mr. Concannon, a Named Executive Officer, which represents the right to acquire 29,813 shares of Common Stock. No additional options will be granted under the Assumed Option Plan.

    In connection with the Initial Public Offering, the Company granted options under the Long-Term Incentive Plan to acquire an aggregate of 2,348,455 shares of Common Stock to certain employees. The exercise price for such stock options was $17.50 per share. The stock option grants include grants to each of the executive officers of the Company to acquire 58,529 shares and a grant to Mr. Williams to acquire 40,965 shares. The options will vest ratably over a three-year period.

ROYALTY AGREEMENT AND LICENSE AGREEMENT

    Pursuant to a Royalty Agreement entered into between Mr. Trammell Crow, as an individual, and the Company on January 1, 1991, as ultimately assigned to CFH, an affiliate of Crow Family Partnership, L.P., Mr. Trammell Crow granted to the Company the exclusive right and license to use any of the Trammell Crow Company business or trade names, or any acronym or abbreviation thereof, in any business developing, acquiring, managing, financing, owning or investing in real estate for office, industrial or retail use in the United States or Canada. In September, 1997, prior to the assignment of the Royalty Agreement to CFH, the Predecessor Company made a cash payment in an aggregate amount of approximately $1,405,000 to Crow Family in partial satisfaction of accrued royalty and consulting expenses. The Royalty Agreement was terminated immediately prior to the closing of the Initial Public Offering. On April 21, 1998, the Company paid $2,712,775 in the aggregate to CFH and Crow Family in payment of all unpaid amounts owed by the Company to CFH and Crow Family under the Royalty Agreement.

    The Company and CFH entered into the License Agreement immediately prior to the closing of the Initial Public Offering and upon termination of the Royalty Agreement. Pursuant to the terms of the License Agreement, and subject to certain quality standards, the Company was granted the right to use the name "Trammell Crow" in any business in any region around the world; provided, however, that the Company has agreed that it will not engage in the residential real estate business under the name "Trammell Crow." The license granted pursuant to the License Agreement is perpetual, subject to the Company's continued use and compliance with certain quality standards and termination as a result of certain bankruptcy events. The Company is not obligated to pay any fees under the License Agreement. However, in exchange for the grant of the Trade Name License, the Company issued 2,295,217 shares of Common Stock to CFH immediately prior to the closing of the Initial Public Offering.

    Under the terms of the License Agreement, CFH has reserved the right to use the names "Crow Family Holdings" and "Crow Investment Trust" (and one approved substitute for either of such names) and derivations thereof in any business except the real estate services business. CFH is not required to change the name of certain of its existing affiliates which currently use names that would otherwise be

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prohibited under the License Agreement. However, CFH has agreed to use its reasonable efforts to prevent any entities from engaging in any new business activities without the entity changing its name to a permitted name under the License Agreement. CFH has also agreed not to use the name "Crow" in combination with the word "Company" or in combination with any word that connotes a real estate service business, including "Development," "Brokerage," "Management," "Property Management," "Services," "Corporate Services," "Infrastructure Management," "Leasing" or "Tenant Representation." In addition, CFH will not use "Crow" in the name of any entity that has securities registered under the Securities Act or the Exchange Act; provided, however, that the names "Trammell Crow Residential Company," "Trammell Crow Residential" and "TCR" may be used for any public entity pursuant to the terms of applicable agreements among Trammell Crow Residential Company, CFH or its affiliates and, if applicable, the Company. CFH can use the name "Crow" in the name of any privately held entity that is not engaged in the real estate business if the name also includes a descriptive word (E.G., "Crow Publishing"). CFH has agreed to use its reasonable efforts to assure that other family members of Mr. Trammell Crow will comply with the License Agreement as if they were parties to the agreement. In addition, CFH has agreed to cause Trammell Crow International to cease using the name "Trammell Crow" within three years after the date of the License Agreement, and also to cease to use that name in any market within 12 months after the Company or any of its subsidiaries opens an office in that market.

CONSULTING ARRANGEMENTS

    In January 1991, the Company entered into consulting arrangements (the "Consulting Arrangements") with Mr. Williams and an affiliate of Mr. Harlan Crow. Mr. Crow's interest was subsequently assigned to Crow Family. Pursuant to the Consulting Arrangements, Mr. Williams and Crow Family received payments computed by paying them a fixed percentage of earnings of each Project and Business Unit. The Consulting Arrangements were terminated as of the closing of the Initial Public Offering. In connection with the termination of the Consulting Arrangements, Mr. Williams received a payment of $1,555,918. On April 21, 1998, the Company paid to Crow Family $331,419 in satisfaction of all amounts owed to Crow Family under the Consulting Arrangements. See "The Company--Reincorporation Transactions."

CROW INVESTMENT TRUST AND CERTAIN INVESTMENT FUNDS

    Crow Realty Investors, L.P. d/b/a Crow Investment Trust is wholly owned by Crow Family. Mr. Harlan Crow, a director of the Company, is the chief executive officer of Crow Family, Inc., the general partner of Crow Family. Since its inception in 1994, Crow Investment Trust has co-invested with the Company and various of its subsidiaries in 16 projects in the areas of industrial development, build-to-suit arrangements, land acquisitions and other real-estate related projects.

    Beginning in 1995, the Company, directly and through its subsidiary Trammell Crow Capital Company, and certain senior employees of the Company and its affiliates, through Trammell Crow Investment Fund 1995 L.P., a Delaware limited partnership ("Fund I"), have co-invested on a side-by-side basis with Crow Investment Trust and Mr. Williams in six and four real-estate related projects, respectively. Trammell Crow Investments, Inc., the general partner of Fund I, is a subsidiary of Trammell Crow Capital Company. No contributions to or distributions from these projects were made in 1997. The senior employees of the Company invest in the projects indirectly as limited partners in Fund I. The following reflects total investments and distributions related to Fund I through June 30, 1998, for the executive officers of the Company: Mr. Lippe, $150,000 and $168,411; Mr. Nakahara, $25,000 and $28,068; Mr. Maddux, $50,000 and
$56,137; Mr. Sulentic, $25,000 and $28,068; and Mr. Blackwell, $100,000 and
$112,274.

    Beginning in February 1996, the Company, through its subsidiary Trammell Crow Capital Company II, Inc., and certain directors and senior employees of the Company and its affiliates have collectively invested in Trammell Crow Investment Fund II, L.P., a Delaware limited partnership which makes investments that emphasize real-estate related projects ("Fund II"). Trammell Crow Investments II, Inc.,

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the general partner of Fund II, is a subsidiary of Trammell Crow Capital Company
II, Inc. The senior employees of the Company invest as limited partners through Trammell Crow Individual Investment Fund 1996, L.P. in Fund II. Through December 31, 1997, the Company made contributions to Fund II of approximately $1,707,000 and received distributions from Fund II of approximately $419,000. The following reflects total investments and distributions related to Fund II through June 30, 1998, for the executive officers of the Company: Mr. Lippe, $184,000 and $46,906; Mr. Nakahara, $92,000 and $23,453; Mr. Maddux, $46,000 and $11,727; Mr.
Concannon, $46,000 and $11,727; Mr. Rothacker, $46,000 and $11,727; Mr.
Sulentic, $23,000 and $5,863; and Mr. Blackwell, $230,000 and $58,633. In
addition, an affiliate of Mr. Williams, a director of the Company, made investments in Fund II of $690,000 and received distributions of $175,898 through June 30, 1998.

    Fund II currently invests in several related limited partnerships that are all affiliates of Crow Family and are collectively referred to as "DFW Fund." The aggregate amount invested in and distributions received from DFW Fund by Fund II through June 30, 1998, is $482,702 and $191,614, respectively. Through June 30, 1998, the Company (through direct investment outside of Fund II) and Crow Investment Trust have invested an aggregate of approximately $482,702 and $3,282,378, respectively, in DFW Fund and have received distributions totaling $191,618 and $1,302,976, respectively. As of June 30, 1998, an affiliate of Mr. Williams has invested $470,683 in DFW Fund and received distributions of $191,618. Through June 30, 1998, an affiliate of Mr. Williams contributed approximately $1,450,158 to projects in which DFW Fund has an interest. At June 30, 1998, the Company and Crow Investment Trust had contributed approximately $998,731 and $7,649,703, respectively, to projects in which DFW Fund had an interest, and the Company received distributions of approximately $1,012,151. The aggregate amount contributed by Fund II to projects in which DFW Fund had an interest is $2,350,158 through June 30, 1998. The Company has also agreed not to invest in certain investment opportunities in the Dallas/Fort Worth metropolitan area without first offering the investment opportunity to DFW Fund.

    Prior to January 1, 1998, Crow Investment Trust had a substantial ownership interest in TCC Retail BTS Limited Partnership ("Retail BTS"), a Texas limited partnership which has a wholly owned subsidiary of the Company as its general partner. Retail BTS develops, owns and operates real estate projects leased to national retail chains. Through December 31, 1997, Crow Investment Trust had invested an aggregate of $374,000 in Retail BTS, and Crow Investment Trust received approximately $294,000 in payments in 1997. Effective January 1, 1998, Crow Investment Trust sold its interest in Retail BTS to the Company in exchange for a cash payment of $275,000.

CROW FAMILY

    During 1997, the Company received 6.8% of its total revenue from a commercial real estate asset base principally owned by parties related to the partnerships, corporations and other entities or individuals doing business as Trammell Crow Company prior to 1991. Crow Family 1991 Limited Partnership (an affiliate of Crow Family and Mr. Harlan Crow) and Mr. Williams, a director of the Company, own significant interests in this commercial asset base.

CAPITALIZATION DEBT

    In connection with its initial capitalization, the Predecessor Company borrowed $9,020,000 from Mr. Williams and an affiliate of Crow Family. The notes representing such indebtedness (the "Capitalization Notes") were unsecured and bore interest at 10.5% per annum, and required principal payments equal to the amount of cash available for debt repayment under a prescribed formula. In 1993, Mr. Williams sold a portion of his interest in the Capitalization Notes to a former shareholder. In 1994, Mr. Williams acquired all of the interests held by the affiliate of Crow Family in the Capitalization Notes. Aggregate principal and interest payments of approximately $1,212,000 were made to Mr. Williams during 1997 in full settlement of the Capitalization Notes.

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PURCHASE NOTES

    In connection with the private placement of common stock of the Predecessor Company in August 1996, the Company financed a portion of the purchase price for the common stock purchased by the Named Executive Officers along with certain other employees. The individual notes evidencing the amount borrowed from the Company to pay a portion of the purchase price for the acquired shares (the "Purchase Notes"), bear interest at the prime rate of interest announced from time to time by First Tennessee Bank, N.A., plus 0.5% per annum. Each Purchase
Note is payable in five annual installments of principal, plus accrued interest, due on March 1 of each year. Each Purchase Note is secured by a pledge agreement (the "Pledge Agreement") between the employee and the Company, granting a security interest in all Common Stock owned or acquired, directly or indirectly, by the employee. The aggregate amount financed under the Purchase Notes was $9,394,040. The aggregate amount of principal and interest outstanding as of June 30, 1998, was approximately $1,027,773. Set forth below is the amount initially borrowed for each of the Company's executive officers. Mr. Blackwell, $283,407; Mr. Concannon, $295,314; Mr. Lippe, $329,511; Mr. Maddux, $68,986; Mr.
Nakahara, $132,842; Mr. Rothacker, $203,765; and Mr. Sulentic, $179,430. Prior to December 31, 1997, all of such executive officers repaid in full all amounts owed under their respective Purchase Notes.

TAX NOTES

    In connection with the private placement of common stock of the Predecessor Company in August 1996, the Company financed certain income tax liabilities of the Named Executive Officers and other employees resulting from the application of the employee's deferred compensation in his/her Profit Sharing Account to purchase the common stock issued in the private placement. The notes representing the resulting indebtedness bear interest at 5.88% (the "Tax Notes"), but if the loan is not repaid by August 26, 1998, the interest rate will increase to the prime rate of interest announced from time to time by Chase Bank of Texas, N.A., formerly Texas Commerce Bank, N.A., plus 0.5% per annum until paid. The term of the Tax Notes is three years and 100% of the after-tax cash distributions to the debtor under the 1995 Profit Sharing Plan must be applied in payment of such notes until they are paid in full, first to interest and then to principal. Each loan is fully recourse to the employee and secured by the remaining deferred compensation balance in his/her Profit Sharing Account. The aggregate amount financed under the Tax Notes was $4,734,000. Mr. Blackwell, $184,831; Mr. Concannon, $78,084; Mr. Lippe, $263,821; Mr. Maddux, $143,631; Mr. Nakahara, $136,438; Mr. Rothacker, $188,529; and Mr. Sulentic, $99,354. Prior to December 31, 1997, all of such executive officers repaid in full all amounts owed under their respective Tax Notes.

STOCKHOLDERS' AGREEMENT

    Contemporaneously with the Reincorporation Transactions, the Company, Crow Family, CFH and Mr. Williams entered into a Stockholders Agreement pursuant to which, among other things, (i) the Company granted certain registration rights to Crow Family, CFH and Mr. Williams with respect to the shares of Common Stock to be issued to them in the Reincorporation Transactions, (ii) each of Crow Family, CFH and the Company agreed not to solicit for employment, without prior written notice to the chief executive officer of the other company, the officer-level employees of the other for a period of five years, (iii) Crow Family and CFH agreed to give the Company 15 days prior notice before effecting any private sale of shares of Common Stock owned by it and (iv) the Company agreed to nominate for election to its Board of Directors a designee of Crow Family until such time as Crow Family's beneficial ownership of shares of Common Stock declines below a certain threshold. The executive officers of the Company are also parties to the Stockholders' Agreement solely for the purpose of agreeing to vote in favor of the Crow Family designee. See "Description of Capital Stock--Stockholders' Agreement."

THE KINETIC GROUP

    On January 1, 1997, the Company invested in The Kinetic Group Limited Partnership (the "Kinetic Group"), a Texas limited partnership in which senior executives of Wyndham International, Inc. and affiliates of Crow Family (collectively, the "Wyndham Investors") own a substantial interest. The Kinetic Group operates as an independent third-party contractor to provide certain management information services, telecommunications, and computer hardware and software management and maintenance services. The Wyndham Investors and the Company share equally in all profit distributions of the Kinetic Group. Each of the Company and a subsidiary of Wyndham International, Inc. has entered into a management information system agreement for an initial term of five years with the Kinetic Group to provide these services. The Company paid no services fees in 1996. The Company paid service fees to the Kinetic Group of approximately $4,135,000 and $2,334,000 for the year ended December 31, 1997 and the six month period ended June 30, 1998, respectively.

FAISON ACQUISITION

    In July 1998, the Company acquired a portion of the business conducted by Faison and Faison Enterprises, which are engaged in the development, leasing and management of office and retail properties in the Midatlantic and Southeast regions of the United States. In exchange for the acquired business, the Company paid $36.1 million in cash and delivered a $2.0 million promissory note that bears interest at an annual rate of 6.0%. The note matures on April 30, 2000 and is payable in eight equal quarterly installments. In connection with the closing, Mr. Faison and Faison Enterprises purchased an aggregate of 127,828 shares of Common Stock for $4.0 million. The share purchase price was based on the average price of Common Stock during a specified trading period preceeding the date of closing of the Faison Acquisition. The Company is obligated to pay Faison Enterprises an additional $1.0 million if retail development construction starts funded under the Merchant Build/Right of First Refusal Agreement described below exceed certain levels in 1999 and 2000. In connection with the Faison Acquisition, the Company entered into employment agreements with four key employees, including Mr. Faison, and in connection with such employment agreements the Company paid an aggregate of $1.0 million in exchange for certain covenants not to compete. The Company granted options to purchase an aggregate of 69,963 shares of Common Stock at an exercise price of $32.875 per share (the fair market value of the Common Stock on the date of grant) to Faison employees of the acquired business who where retained after the closing. At the closing of the Faison Acquisition, Mr. Faison was elected to serve as a Class III Director on the Company's Board of Directors with a term expiring at the Company's annual meeting of stockholders in 2000.

    In connection with the Faison Acquisition, the Company, Faison Enterprises and another affiliate of Faison Enterprises entered into a Merchant Build/Right of First Refusal Agreement pursuant to which Faison Enterprises has acquired a right of first refusal to invest in, and provide the financing for, certain new commercial real estate projects that are initiated by the Company out of certain offices formerly maintained by Faison Enterprises or with the assistance of certain former Faison employees prior to January 1, 2001. If Faison elects to exercise its right of first refusal with respect to such a retail project, the Company is obligated to transfer its rights with respect to such project to Faison Enterprises. Faison Enterprises will be obligated to use reasonable commercial efforts to develop, and arrange for the financing of the development of, such retail project. Subject to the right of Faison Enterprises to withhold amounts to provide for the payment of operating deficits incurred on other retail projects, the Company will be entitled to receive 40% of the distributions that Faison Enterprises or its affiliates receive from each retail project developed pursuant to the Merchant Build/First Refusal Agreement after Faison Enterprises has recovered the initial capital it invests in the project and received a specified rate of return on such investment. If the Company receives any such interests in 1999, it is required to award 50% of such interests to certain key Faison employees other than Mr. Faison. Certain matters that are to be determined under the Merchant Build/First Refusal Agreement, such as whether a particular expense is to be considered capital that would be the responsibility of Faison Enterprises or an operating expense shared by the Company and the amounts that are to be withheld from distributions, may involve an inherent conflict between the interests of the Company and the interests of Faison Enterprises.

    The Company and Faison Enterprises have also entered into a Real Estate Services Agreement, dated July 2, 1998, which contemplates that the retail projects developed pursuant to the Merchant Build/Right of First Refusal Agreement, as well as certain other properties controlled by Faison Enterprises, will be managed by the Company. In exchange for such management services, the Company will be entitled to receive a fee that was determined as the result of arms length negotiations. The term of the Real Estate Services Agreement is five years, but the agreement may be terminated earlier in the event of a default.

OTHER RELATIONSHIPS WITH DIRECTORS

    On December 1, 1997, the Company obtained a $150 million line of credit arranged by NationsBank of Texas, N.A. as administrative agent. The Company has borrowed and expects to borrow under the Existing Credit Facility to finance acquisitions, to fund its co-investment activities and to provide the Company with an additional source of working capital. James R. Erwin, a Director, is Vice Chairman and Corporate Finance Executive-West for NationsBank Corp. and Vice Chairman and a director of NationsBank of Texas, N.A. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.

    From time to time the Company has engaged Mr. Moriarty or entities affiliated with Mr. Moriarty to provide certain management consulting services to the Company and its subsidiaries. The aggregate amount of such payments to Mr. Moriarty or his affiliates in 1997 was $98,000.

POLICY WITH RESPECT TO RELATED PARTY TRANSACTIONS

    The Company has implemented a policy requiring any material transaction (or series of related transactions) between the Company and related parties to be approved by a majority of the disinterested directors, upon such Directors' determination that the terms of the transaction are no less favorable to the Company than those that could have been obtained from unrelated third parties. The policy defines a material related party transaction (or series of related transactions) as one involving a purchase, sale, lease or exchange of property or assets or the making of any investment with a value to the Company in excess of $1.0 million or a service agreement (or series of related agreements) with a value in excess of $1.0 million in any fiscal year. There can be no assurance that this policy will insure that all transactions between the Company and related parties are on terms that are no less favorable to the Company than those that could have been obtained from unrelated third parties. See "Management--Directors."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table provides certain information with respect to the beneficial ownership as of July 9, 1998, of the Common Stock as adjusted to reflect the sale of Common Stock by the Selling Stockholders pursuant to the Offering. The table sets forth the beneficial ownership by (i) each person known to the Company to be the beneficial owner of 5% or more of the shares of Common Stock outstanding; (ii) each director; (iii) each Named Executive Officer; (iv) each Selling Stockholder; and (v) directors and executive officers of the Company as a group. Unless otherwise indicated, each person has sole voting (subject to the terms of the Stockholders' Agreement) and dispositive power over the shares indicated as owned by such person. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company, and all Selling Stockholders are Company employees. See "Management" for a description of the positions the directors and executive officers hold with the Company.

                                                           BEFORE THE OFFERING                       AFTER THE OFFERING
                                                       ----------------------------             ----------------------------
                                                        NUMBER OF     PERCENT OF      SHARES     NUMBER OF     PERCENT OF
                                                         SHARES         SHARES         BEING      SHARES         SHARES
NAME                                                    OWNED(1)      OUTSTANDING     OFFERED    OWNED(1)      OUTSTANDING
-----------------------------------------------------  -----------  ---------------  ---------  -----------  ---------------
DIRECTORS, EXECUTIVE OFFICERS AND RELATED ENTITIES
Crow Family Partnership, L.P. .......................   4,846,830           14.3%    1,322,923
  3200 Trammell Crow Ctr.
  2001 Ross Avenue
  Dallas, Texas 75201
CFH Trade Names, L.P. ...............................   2,295,217            6.8
  3200 Trammell Crow Ctr.
  2001 Ross Avenue
  Dallas, Texas 75201
CFH Capital Resources, L.P...........................     717,489            2.1
J. McDonald Williams.................................   1,509,499            4.5
George L. Lippe......................................     858,592           2.52
H. Pryor Blackwell...................................     670,010           1.97
William Concannon....................................     385,939           1.13
William C. Maddux....................................     357,903           1.05
Asuka Nakahara.......................................     454,636           1.34
Robert E. Sulentic...................................     270,105          *
Harlan R. Crow ......................................   7,864,810(2)         23.2    1,322,923
  3200 Trammell Crow Ctr.
  2001 Ross Avenue
  Dallas, Texas 75201
James D. Carreker....................................     298,117(3)        *
James R. Erwin.......................................       7,274(3)        *
Henry J. Faison......................................     127,828(4)        *
Rowland T. Moriarty..................................       7,274(3)        *
Jeffrey M. Heller....................................       7,274(3)        *
Bill Rothacker.......................................
Bob Sulentic.........................................

DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (13
  PERSONS)

OTHER SELLING STOCKHOLDERS
Abshier, Dorcey B....................................
Anderson, Chuck......................................
Apple, J.W...........................................
Baer, Kenneth........................................
Bak, Thomas A........................................
Barnes, Robert W.....................................
Belcher, E. Steve....................................
Bower, Barbara.......................................
Branch, Alfred C.....................................
Briggs, T.D..........................................
Brindell Jr., Charles R.(5)..........................
Brown, Chuck.........................................
Casey, Jim...........................................
Cataldo, Steve.......................................
Chagares, Robert Louis...............................
Clayton, Mark........................................
Click, Tony..........................................
Coe, Richard.........................................
Coley, Elwood B......................................

                                                           BEFORE THE OFFERING                       AFTER THE OFFERING
                                                       ----------------------------             ----------------------------
                                                        NUMBER OF     PERCENT OF      SHARES     NUMBER OF     PERCENT OF
                                                         SHARES         SHARES         BEING      SHARES         SHARES
NAME                                                    OWNED(1)      OUTSTANDING     OFFERED    OWNED(1)      OUTSTANDING
-----------------------------------------------------  -----------  ---------------  ---------  -----------  ---------------
Cooper, Tom..........................................
Copeland, Brad(5)....................................
Daniel, Thomas D.....................................
Day, Michael.........................................
Deutsch, Don.........................................
Didion, Jim..........................................
Dineen, Lucy.........................................
Dona, Anthony(5).....................................
Doppelt, Jeffrey.....................................
Dunavent, Vince......................................
Elam, Pryse..........................................
Eliot, John..........................................
Erwin, Stan..........................................
Fawcett, Phil........................................
Francis, Mary Jo.....................................
Funck, Bernard.......................................
Gaffner, Arlin.......................................
Galvin, Dick.........................................
Genova, Drew.........................................
Gillespie, Samuel....................................
Glimp, Ted...........................................
Grantham, Curt.......................................
Griffith, Glen.......................................
Grisham, Jimmy(5)....................................
Groch, Jim...........................................
Hager, Mary M.(5)....................................
Ham, Greg............................................
Hamilton, Philip.....................................
Hassenflo, Alan......................................
Hayden, James L......................................
Haynes, Jeff.........................................
Henry, Pat...........................................
Holcomb, Jeff........................................
Holland, John........................................
Hubbard, Mike........................................
Hudson, Dan..........................................
Johanns, Chuck.......................................
Johnson, Henry.......................................
Johnson, Kirk........................................
Khourie, Matthew S...................................
Kittleson, Terry.....................................
Klein, Steven........................................
Koop, Bryan..........................................
Kreditor, Carol(5)...................................
Laigaie, George......................................
Latran, Gregory S....................................
Leiser, Thomas.......................................
Leiser, William P....................................
Leonard, Mark........................................
Leonard, Trask.......................................
Lindquist, Thomas M..................................
Long, Tony...........................................
Maher, John..........................................
Matoushek, Jim.......................................
McNearney, Tom.......................................
Meaden, David H......................................
Miller, A. Bryce.....................................
Moyski, Steven.......................................
Murphy, Robert.......................................
Nave, Bret...........................................
Nelson, Christopher..................................
Newberg, Jeffery.....................................
Newman, Linda........................................
Nickels III, Matthew J...............................
Niles, Tom...........................................
Noble, Dave..........................................
O'Brien, D. Patrick..................................

                                                           BEFORE THE OFFERING                       AFTER THE OFFERING
                                                       ----------------------------             ----------------------------
                                                        NUMBER OF     PERCENT OF      SHARES     NUMBER OF     PERCENT OF
                                                         SHARES         SHARES         BEING      SHARES         SHARES
NAME                                                    OWNED(1)      OUTSTANDING     OFFERED    OWNED(1)      OUTSTANDING
-----------------------------------------------------  -----------  ---------------  ---------  -----------  ---------------
O'Neil, Kevin........................................
Pastor, Andy.........................................
Paul, David..........................................
Peck, Martin.........................................
Perot, Patrick T.....................................
Postmueller, Joel....................................
Roche, David.........................................
Rodenstein, Barry....................................
Roth, T. Christopher.................................
Rudy, Kirk...........................................
Ryan, William........................................
Sandell, Albert W....................................
Santry, Art..........................................
Schoenheider, Don....................................
Seiz, John T.........................................
Sidell, Mark.........................................
Sklow, Robert........................................
Smith, Trey..........................................
Spaulding, Charles A.................................
Sperling, Ann........................................
Stirek, John A.......................................
Swain, Mike..........................................
Tatsch, Dan..........................................
Tecimer, Timur.......................................
Thiemann, David J....................................
Thomas, Don..........................................
Thomas, John(5)......................................
Thompson, Donald.....................................
Timberlake, Todd.....................................
Tucker, Diane........................................
Valliere, Ralph......................................
Walker, Denton.......................................
Wells, Steve.........................................
Williams, George.....................................
Woodworth, Tom.......................................
Woolstenhulme, Roger B...............................
Young, Linda.........................................
Zaharchuk, John......................................

------------------------

 *  Less than 1 %.

(1) Includes shares beneficially owned and       shares in the aggregate which
    can be acquired upon the exercise of options within the next 60 days.

(2) Consists of 5,274 shares which may be acquired upon the exercise of options, 4,846,830 shares held by Crow Family Partnership, L.P., 2,295,217 shares held by CFH Trade-Names, L.P., and 717,489 shares held by CFH Capital Resources, L.P. Crow Family, Inc. is an affiliate of all such partnerships. Mr. Crow is a director of Crow Family, Inc. and trustee of certain family trusts which hold a significant equity interest in each such partnership. Mr. Crow disclaims beneficial ownership of all such shares held by such partnerships.

(3) Includes 5,274 shares of Common Stock which may be acquired upon the exercise of options.

(4) Includes 63,914 shares held of record by Faison Enterprises, a non-profit corporation of which Mr. Faison is the sole member. Although Mr. Faison currently has the right to designate all of the members of the board of directors of Faison Enterprises, he has no pecuniary interest in such shares of Common Stock. Mr. Faison disclaims ownership of all shares of Common Stock held by Faison Enterprises.

(5) Former employee of the Company.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The following summary description is qualified in its entirety by reference to the Company's Certificate of Incorporation, which is filed as an exhibit to the Registration Statement. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 30,000,000 shares of Preferred Stock, par value $0.01 per share.

    The authorized and unissued shares of Common Stock and Preferred Stock may be used by the Company for various purposes, including possible future acquisitions. The Company currently does not have any specific plans or obligations to issue shares of Common Stock or Preferred Stock, other than (i) the shares of Common Stock to be issued in connection with the Faison Acquisition; and (ii) the issuance of shares of Common Stock under the Company's benefit plans. See "Management--Long-Term Incentive Plan," "--Assumed Option Plan" and "Certain Transactions."

COMMON STOCK

    The holders of shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. There is no provision in the Company's Certificate of Incorporation for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the total voting power of the Common Stock can, if they choose to do so, elect all of the directors of the Company. Each share of Common Stock is entitled to participate equally in dividends, when, as and if declared by the Board of Directors, and in the distribution of assets in the event of liquidation, dissolution or winding up of the Company, subject in all cases to any prior rights of outstanding shares of Preferred Stock. The shares of Common Stock have no preemptive or conversion rights, redemption rights or sinking fund provisions and are not subject to calls, assessments or rights of redemption by the Company. All shares of Common Stock outstanding are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors is authorized, without further action by the Company's stockholders, to issue Preferred Stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as the Board of Directors may determine, including dividend, conversion, redemption and liquidation rights and preferences. Upon the closing of this Offering, there will be no shares of Preferred Stock outstanding. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company or other corporate actions. See "--Anti-takeover Provisions."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to the provisions of Section 203 of the DGCL which provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with a person or an affiliate or associate of such person who is an "Interested Stockholder" (as defined below) for a period of three years from the date that such person became an Interested Stockholder unless:
(i) the business combination or the transaction resulting in a person's becoming an Interested Stockholder is approved by the Board of Directors of the Company before the person becomes an Interested Stockholder, (ii) upon consummation of the transaction which results in the person becoming an Interested Stockholder, the Interested Stockholder owned 85% or more of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the Company and shares held by certain employee stock ownership plans), or (iii) on or after the date the person became an Interested Stockholder, the business combination is approved by the Company's Board of Directors and by the holders of at least 66 2/3% of the Company's outstanding voting stock, excluding shares owned by the Interested Stockholder, at an annual or special meeting. An "Interested Stockholder" is defined as any person, other than the Company and any direct or indirect majority-owned subsidiaries of the Company, that is (i) the owner of 15% or more of the outstanding voting stock of the Company or (ii) an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting stock of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder. This statute would not prohibit the Company from entering into a business combination with any stockholder who would otherwise have been deemed to become an "Interested Stockholder" as a result of the Reincorporation Transactions.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

    The Company has entered into indemnification agreements with each of its executive officers and directors. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Company's Certificate of Incorporation, Delaware law, the Assumed Option Plan and the Stockholders' Agreement summarized in the following paragraphs may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder's best interests, including attempts that might result in a premium over the market price to be paid for the shares held by stockholders.

    CERTIFICATE OF INCORPORATION

    Pursuant to the Certificate of Incorporation, the Board of Directors by resolution may issue, subject to certain limitations, additional shares of Common Stock or establish one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without stockholder approval. Any additional issuance of Common Stock or designation of rights, preferences, privileges and limitations with respect to Preferred Stock could have the effect of impeding or discouraging the acquisition of control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Specifically, if, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the proposed takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

    CLASSIFIED BOARD OF DIRECTORS

    The Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year.

    The Board of Directors believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the business strategies and policies of the Company as determined by the Board of Directors, because the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board of Directors will be enhanced by staggered three-year terms.

    The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, the classified board provision could delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board for two years. See "--Number of Directors; Removal; Filling Vacancies."

    NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

    The Certificate of Incorporation provides that the number of members of the Board of Directors shall be fixed from time to time by resolution adopted by a majority of the Directors then in office. Further, subject to the rights of the holders of any series of Preferred Stock then outstanding, the Certificate of Incorporation authorizes only a majority of the directors then in office to fill vacancies, including newly created directorships. Accordingly, the Board of Directors could prevent a stockholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new directorships with its own nominees. The Certificate of Incorporation also provides that directors of the Company may be removed only for cause and, even then, only by the affirmative vote of holders of a majority of the outstanding shares of stock eligible to vote in such matters.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR
     NOMINATIONS

    The Certificate of Incorporation establishes an advance notice procedure for the nomination, other than by or at the discretion of the Board of Directors or a committee thereof, of candidates for election as director, as well as for other stockholder proposals to be considered at an annual stockholders' meeting.

    Notice of stockholder proposals and director nominations must be timely given in writing to the secretary of the Company prior to the meeting at which the matters are to be acted upon or the directors are to be elected. To be timely, notice must be received at the principal offices of the Company not less than 60, nor more than 90, days prior to the meeting of stockholders; provided, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the earlier of (i) the day on which notice of the date of the meeting was mailed or
(ii) the day on which public disclosure was made.

    The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters.

    SPECIAL MEETINGS OF STOCKHOLDERS

    The Certificate of Incorporation provides that special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors or a majority of the members of the Board of Directors. This provision will make it more difficult for stockholders to take action opposed by the Board of Directors.

STOCKHOLDERS' AGREEMENT

    Contemporaneously with the Reincorporation Transaction (see "Reincorporation Transactions"), the Company, Crow Family, CFH and Mr. Williams entered into a Stockholders' Agreement, pursuant to which the Company agreed, subject to certain limitations and under certain circumstances, to register for sale shares of Common Stock that are held by the parties thereto (collectively, the "Registrable Securities"). Of the 28,142,038 shares issued in the Reincorporation Transactions, 9,369,035 were Registrable Securities. The Stockholders' Agreement provides that Crow Family and Mr. Williams may, from and after the first anniversary of the Initial Public Offering, require the Company upon written notice to register for sale such Registrable Securities (a "Demand Registration"), provided that the Company has no obligation to effect more than six underwritten Demand Registrations and shall only be obligated to effect the sixth underwritten Demand Registration if all remaining Registrable Securities of Crow Family are to be registered and the total amount of Registrable Securities to be included in any underwritten Demand Registration has a market value of at least $25 million. The Company has no obligation to (i) effect an underwritten Demand Registration within nine months (or file such Registration Statement within seven months) after the effective date of the immediately preceding Demand Registration or (ii) effect a shelf Demand Registration within 12 months (or file such Registration Statement within ten months) after such effective date. In addition, the Company is only required to register a number of shares of Common Stock for sale pursuant to a shelf Demand Registration that is less than or equal to five times the amount limitation prescribed by Rule
144. The holders of Registrable Securities may request an unlimited number of shelf Demand Registrations.

    The Stockholders' Agreement also provides that, subject to certain exceptions, in the event the Company proposes to file a registration statement with respect to an offering of any class of equity securities, other than certain types of registrations, the Company will offer the holders of Registrable Securities the opportunity to register the number of Registrable Securities they request to include (a "Piggyback Registration"), provided that the amount of Registrable Securities requested to be registered may be limited by the underwriters in an underwritten offering based on such underwriters' determination that inclusion of the total amount of Registrable Securities requested for registration exceeds the maximum amount that can be marketed at a price reasonably related to the current market price of the Common Stock or without materially and adversely affect the offering. The Company will generally be required to pay all of the expenses of Demand Registrations and Piggyback Registrations, other than underwriting discounts and commissions; provided, however, that only 50% of the expenses of underwritten Demand Registrations will be borne by the Company after the first three such Demand Registrations and all road show expenses in connection with any Demand Registration will be borne by the holders of Registrable Securities.

    Under the terms of the Stockholders' Agreement, the Company has granted Crow Family the right to nominate a member of the Board of Directors. Mr. Harlan Crow is Crow Family's initial nominee. Each executive officer of the Company will agree to vote his shares of Common Stock in favor of the nominee of Crow Family. Crow Family's right to nominate a director will terminate on the first date Crow Family's beneficial ownership of Common Stock represents the lesser of (i) less than 12.5% of the then outstanding Common Stock or (ii) less than 50% of the shares of Common Stock owned on the date of execution of the agreement; provided, however, that in no event will the Company be obligated to nominate a Crow Family designee beyond the first date on which the beneficial ownership of shares of Common Stock held by Crow Family represents less than 5% of all then outstanding shares of such class. For purposes of the

Stockholders' Agreement, Crow Family's beneficial ownership of Common Stock is defined as both shares of Common Stock owned by Crow Family and those owned by CFH. In connection with any private sale of Common Stock by Crow Family, other than to an affiliate, Crow Family will agree to give the Company 15 days notice prior to effecting such sale.

    Each of Crow Family and the Company has agreed, prior to the fifth anniversary of the Stockholders' Agreement, not to solicit the other's officer-level employees concerning potential employment without prior notice to the other party. In addition, each of Crow Family and the Company has agreed not to hire any employee that was improperly solicited until the earlier of (i) the involuntary termination of such officer-level employee by his/her employer and
(ii) the first anniversary of the last incident of solicitation of such employee in violation of the agreement.

DOPPELT STOCKHOLDERS AGREEMENT

    Pursuant to a stockholders agreement entered into among TCRS, the Predecessor Company, Doppelt & Company and Jeffrey Doppelt (the "Doppelt Stockholders Agreement"), Doppelt (or permitted transferees of Doppelt) may not, with the exception of certain permitted transfers, sell, pledge or otherwise dispose of Common Stock of the Company. As long as Mr. Doppelt remains employed with the Company, these transfer restrictions will lapse (i) with respect to 30% of these shares on each of August 15, 1998, and August 15, 1999, (ii) with respect to 20% of these shares on August 15, 2000, and (ii) with respect to 10% of these shares on each of August 15, 2001, and August 15, 2002. The shares with respect to which the transfer restrictions lapse on August 15, 1998 are being sold by Doppelt in the Offering. These transfer restrictions will lapse in full if (i) the Company terminates Mr. Doppelt's employment without cause, (ii) the Company is sold or (iii) Mr. Doppelt's employment is terminated as a result of his forced resignation, death or permanent disability. Regardless of these transfer restrictions, Doppelt is entitled to receive all dividend payments and to exercise all voting and other ownership rights with respect to this stock. In addition, Mr. Doppelt may not, with the exception of permitted transfers, sell, pledge or otherwise dispose of his shares of Doppelt & Company before August 15, 2001. The Doppelt Stockholders Agreement permits certain transfers to members of Mr. Doppelt's family and limited transfers to employees of Doppelt pursuant to a trust arrangement. The Doppelt Stockholders Agreement also provides that, in the event the Company proposes to register any shares of Common Stock under the Securities Act, Doppelt (or permitted transferees of Doppelt) will be entitled to include its (or their) shares of Common Stock in the registration, subject to certain limitations.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the closing of the Offering, the Company will have an aggregate of 34,141,414 shares of Common Stock outstanding. Of these shares, 5,750,000 shares sold in the Initial Public Offering and the 5,000,000 shares sold in the Offering (assuming no exercise of the Underwriter's over-allotment option) will be freely transferable without restriction or further registration under the Securities Act, except for shares held by affiliates of the Company.

SALES OF RESTRICTED SHARES

    Of the shares of Common Stock issued to certain stockholders of the Company upon consummation of the Reincorporation Transactions, 23,142,038 which will continue to be held by such stockholders (or their transferees) immediately following the Offering were issued in reliance upon exemptions from the registration requirements of the Securities Act and are thus treated as "restricted" securities under Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned restricted securities, within the meaning of Rule 144, for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of the Company's Common Stock (approximately 339,114 shares immediately after the Offering) or (ii) the average weekly trading volume of the Common Stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale is entitled to sell restricted shares pursuant to Rule 144(k) without regard to the limitations described above, provided that two years have expired since the later of the date on which such restricted shares were acquired from the Company or the date they were acquired from an affiliate of the Company. Substantially all of such 23,142,038 shares will be eligible for sale under Rule 144 on December 1, 1998.

SHARES ISSUED UNDER ASSUMED OPTION PLAN

    The Company filed registration statements on Form S-8 with respect to 2,423,769 shares of Common Stock which underlie options granted under the Assumed Option Plan, all of which became exercisable 30 days following the closing of the Initial Public Offering, and 5,334,878 shares reserved for issuance under the Long-Term Incentive Plan, including 2,515,622 shares of Common Stock underlying options which were outstanding as of July 9, 1998. Shares so registered could be sold in the public market by such holders at any time on or after the date such options become exercisable.

LOCK-UP ARRANGEMENTS

    The Selling Stockholders, certain of the Company's other stockholders, the holders of options issued under the Assumed Option Plan and the Company's directors and executive officers have entered into lock-up agreements for the benefit of the Company and the Underwriters which are effective for the period beginning on July 17, 1998, and ending 120 days from the date of this Prospectus. Concurrent with the execution of the Underwriting Agreement, the Company will enter into a lock-up agreement for the benefit of the Underwriters which is effective for the period beginning on the date of the Underwriting Agreement and ending 120 days from the date of this Prospectus. Under the lock-up agreements, the Company and such stockholders will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock (subject to certain exceptions) without the prior written consent of the Company and Morgan Stanley & Co., Incorporated, except for sales made pursuant to this Offering. Upon the expiration of the lock-up agreements, those shares subject to Lock-up Agreements will not, absent registration, be freely tradeable, but will become eligible for sale under Rule 144 on various dates in the future. See "Underwriting."

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following is a summary of the material United States federal income and estate tax consequences of the ownership and disposition of Common Stock generally applicable to "Non-United States Holders." The Company has received an opinion from Vinson & Elkins L.L.P., that the legal conclusions set forth below are accurate in all material respects. Subject to the discussion below under "Estate Tax," a "Non-United States Holder" is any beneficial owner of Common Stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on the Code, existing, proposed and temporary regulations promulgated thereunder, and administrative and judicial interpretations, all as of the date hereof, and all of which are subject to change either retroactively or prospectively. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to Non-United States Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or the application of any particular tax treaty. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES, AND THE NON-UNITED STATES TAX CONSEQUENCES, OF OWNING AND DISPOSING OF COMMON STOCK.

DIVIDENDS

    Subject to the discussion below (including the discussion of backup withholding), any dividend paid to a Non-United States Holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by any applicable tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an applicable tax treaty, under current United States Treasury Regulations the Company ordinarily will presume that dividends paid to a holder with an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. Under such Regulations, dividends paid to a holder with an address within the United States generally will be presumed to be paid to a holder who is not a Non-United States Holder and will not be subject to the 30% withholding tax, unless the Company has actual knowledge that the holder is a Non-United States Holder. Under final United States Treasury Regulations, effective January 1, 2000, however, a Non-United States Holder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirement that the Non-United States Holder file with the Company a United States Internal Revenue Service ("IRS") Form W-8 which provides the holder's name and address.

    Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder (or, if a tax treaty applies attributable to a permanent establishment in the United States maintained by such Non-United States Holder) are exempt from withholding tax if the Non-United States Holder files an IRS Form 4224 (and, generally for payments made after December 31, 1999, a Form W-8) with the payor. However, such effectively connected dividends are subject to regular United States federal income tax in the same manner as if the Non-United States Holder were a United States person for United States federal income tax purposes. Effectively connected dividends received by a corporate Non-United States Holder may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of such corporate Non-United States Holder's effectively connected earnings and profits for the taxable year, subject to certain adjustments.

    A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain realized upon the sale or other disposition of Common Stock unless (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder (or, if a tax treaty applies, attributable to a permanent establishment in the United States maintained by such Non-United States Holder); (ii) the Non-United States Holder is an individual who holds the Common Stock as a capital asset, is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which such sale or disposition occurs, and certain other conditions are met; or (iii) the Company is or has been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period and certain other conditions are met. The Company has determined that it is not and has never been, and the Company does not believe that it will become, a "United States real property holding corporation" for United States federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the recipient. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

    For payments made before January 1, 2000, backup withholding generally will not apply to dividends paid to holders at an address outside the United States (unless the Company has knowledge that the holder is a United States person). Unless the Company has actual knowledge that a holder is a Non-United States Holder, dividends paid during such period to a holder at an address within the United States may be subject to backup withholding at a rate of 31% if the holder (i) is not a corporation or other "exempt recipient" as defined in Treasury Regulations and (ii) fails to provide a correct taxpayer identification number and other information to the Company. For payments made after December 31, 1999, a Non-United States Holder that is not an "exempt recipient" generally will be subject to backup withholding at a rate of 31%, rather than the withholding at a 30% rate or lower treaty rate discussed above, unless such Non-U.S. Holder certifies as to its foreign status (which certification may be made on IRS Form W-8).

    Proceeds from the disposition of Common Stock by a Non-United States Holder effected by or through a United States office of a broker will be subject to information reporting and to backup withholding at a rate of 31% of the gross proceeds unless such Non-United States Holder certifies under penalties of perjury as to, among other things, its address and status as a Non-United States Holder or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the United States by or through a non-United States office of a broker. However, if such broker is, for United States federal income tax purposes, a United States person, a "controlled foreign corporation," a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or, for payments after December 31, 1999, a partnership with certain connections to the United States, information reporting (but not backup withholding) will apply unless (i) such broker has documentary evidence in its files that the holder is a Non-United States Holder and certain other conditions are met, or (ii) the holder otherwise establishes an exemption. Under final Treasury Regulations, effective January 1, 2000, a Non-United States Holder generally would not be subject to backup withholding if the beneficial owner certifies to such owner's foreign status on a valid Form W-8 filed with the Company.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of United States income taxes, a refund may be obtained, provided the required documents are filed with the IRS.

ESTATE TAX

    An individual Non-United States Holder who is treated as the owner of Common Stock at the time of such individual's death or has made certain lifetime transfers of an interest in Common Stock will be required to include the value of such Common Stock in such individual's gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable tax treaty provides otherwise. For United States federal estate tax purposes, a "Non-United States Holder" is an individual who is neither a citizen nor a domiciliary of the United States. Whether an individual is considered a "domiciliary" of the United States for estate tax purposes is generally determined on the basis of all of the facts and circumstances.

                                  UNDERWRITING

    Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, BancAmerica Robertson Stephens, BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation are acting as U.S. Representatives, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, BancAmerica Robertson Stephens, BT Alex. Brown International, a division of Bankers Trust International PLC and Donaldson, Lufkin & Jenrette International are acting as International Representatives, have severally agreed to purchase, and the Selling Stockholders have agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

NAME                                                                         NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated........................................
  BancAmerica Robertson Stephens...........................................
  BT Alex. Brown Incorporated..............................................
  Donaldson, Lufkin & Jenrette Securities Corporation......................
    Subtotal...............................................................
                                                                             -----------------
International Underwriters:
  Morgan Stanley & Co. International Limited...............................
  BancAmerica Robertson Stephens...........................................
  BT Alex. Brown International, a division of Bankers Trust International
    PLC....................................................................
  Donaldson, Lufkin & Jenrette International...............................
    Subtotal...............................................................
                                                                             -----------------
      Total................................................................
                                                                             -----------------
                                                                             -----------------

    The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriter's over-allotment option described below), if any such shares are taken.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer to sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

    Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations in 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales of Japanese International Underwriters or dealers except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and

Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $      a share under the public offering price. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $      a share to other Underwriters or to certain dealers. After the
Offering, the public offering price, concession and discount may be changed.

    Pursuant to the Underwriting Agreement, the Selling Stockholders have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 750,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

    The Common Stock is listed on The New York Stock Exchange under the symbol "TCC."

    The Company (with respect to the period beginning on the date of the Underwriting Agreement and ending 120 days after the date of this Prospectus) and each of the Selling Stockholders, certain of the Company's other stockholders, the holders of options issued under the Assumed Option Plan and the Company's directors and executive officers (with respect to the period beginning on July 17, 1998 and ending 120 days after the date of this Prospectus) have agreed that, without the prior written consent of the Company and Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will not, (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to: (a) the sale of shares to the Underwriters; (b) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing; (c) transactions by any person relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares; (d) the bona fide pledge of shares of Common Stock to secure loans; (e) the contribution of Common Stock to an exchange fund, capital fund or similar fund in exchange for securities of such fund; or (f) the transfer of shares of Common Stock by any stockholder to: (i) if the transferor is an individual, a member of the immediate family of the transferor, if any, or a trust whose sole beneficiaries are members of the immediate family of the transferor, or a partnership whose sole partners are members of the immediate family of the transferor; and (ii) if the transferor is a trust, any member of the immediate family of the transferor that is the grantor or trustee of the trust; provided, however, that the transferor shall first require any transferee described in clause (f)(i) or (f)(ii) to execute a copy of a "lock-up" letter agreeing to similar restrictions on transfer.

    In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

    The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas. Certain legal matters related to the offering will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedule of the Company at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C., and at the Commission's regional offices at 75 Park Place, New York, New York and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such reports, proxy statements and other information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York. The Commission also maintains a site on the World Wide Web at "http://www.sec.gov" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933 (the "Securities Act"),with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at its principal office in Washington, D.C. or at its regional offices. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Pro Forma Consolidated Financial Statements of Trammell Crow Company (Unaudited):
  Pro Forma Consolidated Balance Sheet as of March 31, 1998................................................        F-3
  Pro Forma Consolidated Statements of Operations for the Three Months Ended March 31, 1998 and for the
    Year Ended December 31, 1997...........................................................................        F-5

Consolidated Financial Statements of Trammell Crow Company (Audited):
  Report of Independent Auditors...........................................................................        F-8
  Consolidated Balance Sheets as of December 31, 1997 and 1996.............................................        F-9
  Consolidated Statements of Operations for the Years Ended December 31, 1997, 1996 and 1995...............       F-10
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1997, 1996 and 1995.....       F-11
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995...............       F-12
  Notes to Consolidated Financial Statements...............................................................       F-13

Condensed Consolidated Financial Statements of Trammell Crow Company (Unaudited):
  Condensed Consolidated Balance Sheets as of March 31, 1998 and December 31, 1997.........................       F-27
  Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 1998 and 1997.......       F-28
  Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1997.......       F-29
  Notes to Condensed Consolidated Financial Statements.....................................................       F-30

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated financial statements are derived from the Company's historical financial statements. The unaudited pro forma balance sheet is presented as if the FHO Acquisition, the Core Acquisition and the Faison Acquisition had occurred on March 31, 1998, and reflects the Company at historical values, which includes the Tooley Acquisition and the Norman Acquisition. The unaudited pro forma consolidated statements of operations are presented as if the FHO Acquisition, the Core Acquisition, the Faison Acquisition, the Tooley Acquisition, the Norman Acquisition, the Doppelt Acquisition, the Reincorporation Transactions and the Initial Public Offering had occurred on January 1, 1997, and reflect the Company at historical values. See "The Company--Recent Developments," "--Initial Public Offering," "--Reincorporation Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Retail Services." The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the Company and the notes thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information, all included elsewhere in this Prospectus.

    The unaudited pro forma consolidated financial statements have been prepared using the purchase method of accounting whereby the assets and liabilities acquired and assumed in the acquisitions are adjusted to estimated fair value, based upon preliminary estimates which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair value. Therefore, the allocations reflected in the following unaudited pro forma consolidated financial statements may differ from the amounts ultimately determined.

    The unaudited pro forma consolidated financial statements are presented for informational purposes only and are not necessarily indicative of what the Company's actual results of operations and financial position would have been as of March 31, 1998, and for the year ended December 31, 1997 and the three months ended March 31, 1998, had the Company completed the FHO Acquisition, the Core Acquisition, the Faison Acquisition, the Tooley Acquisition, the Norman Acquisition, the Doppelt Acquisition, the Reincorporation Transactions and the Initial Public offering as of the dates indicated, nor does it purport to represent the future financial position or results of operations of the Company. In the opinion of the Company's management, all material adjustments necessary to reflect the effects of these transactions have been made.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                                          MARCH 31, 1998
                                                                            ------------------------------------------
                                                                                     HISTORICAL
                                                                            ----------------------------   PRO FORMA
                                                                              COMPANY    ACQUISITIONS(A)  ADJUSTMENTS
                                                                            -----------  ---------------  ------------
                                                                                          (IN THOUSANDS)
                                                        ASSETS

Current assets
  Cash and cash equivalents...............................................  $    65,165    $     4,028     $  (10,021)(B)
                                                                                                                4,000(C)
                                                                                                                   (9)(D)
  Accounts receivable, net................................................       45,871          6,995         (4,764)(B)
                                                                                                                 (503)(D)
  Receivables from affiliates.............................................        1,021        --              --
  Notes and other receivables.............................................        4,291              6             (5)(B)
  Income taxes recoverable................................................        1,596        --              --
  Deferred income taxes...................................................        3,698        --              --
  Real estate held for sale...............................................      134,982        --              --
  Other current assets....................................................       11,329            372           (282)(B)
                                                                                                                   (9)(D)
                                                                            -----------        -------    ------------
      Total current assets................................................      267,953         11,401        (11,593)
Furniture and equipment, net..............................................        7,693          2,346           (377)(B)
                                                                                                                  (78)(D)
Deferred income taxes.....................................................       14,027          2,470         (2,470)(B)
Investments in unconsolidated subsidiaries................................       11,279        --              --
Goodwill, net.............................................................       44,792        --              64,645(B)
Other assets..............................................................       14,775          3,714         (3,895)(B)
                                                                                                                9,623(B)
                                                                                                                  183(D)
                                                                            -----------        -------    ------------
      Total assets........................................................  $   360,519    $    19,931     $   56,038
                                                                            -----------        -------    ------------
                                                                            -----------        -------    ------------
                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable........................................................  $    20,047    $       547     $     (474)(B)
                                                                                                                    4(D)
  Accrued expenses........................................................       40,594          2,271         (1,043)(B)
                                                                                                                 (401)(D)
  Payables to affiliates..................................................        4,003        --              --
  Current portion of long-term debt.......................................          826            143           (143)(B)
                                                                                                                1,000(B)
  Notes payable on real estate held for sale..............................       93,039        --              --
  Other current liabilities...............................................        2,060            542           (542)(B)
                                                                            -----------        -------    ------------
      Total current liabilities...........................................      160,569          3,503         (1,599)
Long-term debt, less current portion......................................       33,829            892           (827)(B)
                                                                                                               70,000(B)
Deferred compensation.....................................................        3,809        --              --
Other liabilities.........................................................          673          5,903         (7,859)(B)
                                                                                                                1,956(D)
                                                                            -----------        -------    ------------
      Total liabilities...................................................      198,880         10,298         61,671
Minority interest.........................................................       18,073        --              --
Stockholders' equity
  Common stock............................................................          339        --                   1(C)
  Paid-in capital.........................................................      150,721          2,744         (2,744)(B)
                                                                                                                3,999(C)
  Retained earnings (deficit).............................................       (6,405)         6,889         (4,914)(B)
                                                                                                               (1,975)(D)
  Less: Stockholder loans.................................................       (1,089)       --              --
                                                                            -----------        -------    ------------
      Total stockholders' equity..........................................      143,566          9,633         (5,633)
                                                                            -----------        -------    ------------
      Total liabilities and stockholders' equity..........................  $   360,519    $    19,931     $   56,038
                                                                            -----------        -------    ------------
                                                                            -----------        -------    ------------


                                                                             COMPANY PRO
                                                                                FORMA
                                                                            --------------

                                                        ASSETS
Current assets
  Cash and cash equivalents...............................................   $     63,163

  Accounts receivable, net................................................         47,599

  Receivables from affiliates.............................................          1,021
  Notes and other receivables.............................................          4,292
  Income taxes recoverable................................................          1,596
  Deferred income taxes...................................................          3,698
  Real estate held for sale...............................................        134,982
  Other current assets....................................................         11,410

                                                                            --------------
      Total current assets................................................        267,761
Furniture and equipment, net..............................................          9,584

Deferred income taxes.....................................................         14,027
Investments in unconsolidated subsidiaries................................         11,279
Goodwill, net.............................................................        109,437
Other assets..............................................................         24,400

                                                                            --------------
      Total assets........................................................   $    436,488
                                                                            --------------
                                                                            --------------
                                         LIABILITIES AND STOCKHOLDERS' EQU
Current liabilities
  Accounts payable........................................................   $     20,124

  Accrued expenses........................................................         41,421

  Payables to affiliates..................................................          4,003
  Current portion of long-term debt.......................................          1,826

  Notes payable on real estate held for sale..............................         93,039
  Other current liabilities...............................................          2,060
                                                                            --------------
      Total current liabilities...........................................        162,473
Long-term debt, less current portion......................................        103,894

Deferred compensation.....................................................          3,809
Other liabilities.........................................................            673

                                                                            --------------
      Total liabilities...................................................        270,849
Minority interest.........................................................         18,073
Stockholders' equity
  Common stock............................................................            340
  Paid-in capital.........................................................        154,720

  Retained earnings (deficit).............................................         (6,405)

  Less: Stockholder loans.................................................         (1,089)
                                                                            --------------
      Total stockholders' equity..........................................        147,566
                                                                            --------------
      Total liabilities and stockholders' equity..........................   $    436,488
                                                                            --------------
                                                                            --------------

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED BALANCE SHEET (CONTINUED)

------------------------
(A) Reflects the combined balance sheets as of March 31, 1998 of Fallon, Hines & O'Connor, Core and Faison, which were acquired by the Company subsequent to March 31, 1998, but prior to the date of the Offering.

(B) Subsequent to March 31, 1998, the Company has completed three acquisitions. The aggregate purchase price for the acquisitions was as follows:

Cash...................................................................................................  $   6,002
Debt incurred..........................................................................................     71,000
                                                                                                         ---------
  Total purchase consideration.........................................................................     77,002
Historical basis of acquired entities..................................................................      7,658
Less: net assets not acquired(1).......................................................................     (5,338)
                                                                                                         ---------
                                                                                                             2,320
                                                                                                         ---------
                                                                                                         $  74,682
                                                                                                         ---------
                                                                                                         ---------
Purchase price was allocated as follows:
  Furniture and fixtures (adjust to fair value)........................................................  $    (377)
  Accounts receivable and other current assets.........................................................      1,686
  Accounts payable and accrued expenses................................................................       (895)
  Other assets--intangibles............................................................................      9,623
  Goodwill.............................................................................................     64,645
                                                                                                         ---------
                                                                                                         $  74,682
                                                                                                         ---------
                                                                                                         ---------
(1) Detail of net assets not acquired:
    Cash...............................................................................................  $   4,019
    Accounts receivable................................................................................      6,369
    Notes and other receivables........................................................................          5
    Other current assets...............................................................................        363
    Other assets.......................................................................................      3,895
    Deferred tax asset.................................................................................      2,470
    Accounts payable...................................................................................       (543)
    Accrued expenses...................................................................................     (1,869)
    Current portion of long-term debt..................................................................       (143)
    Other current liabilities..........................................................................       (542)
    Other liabilities..................................................................................     (7,859)
    Long-term debt.....................................................................................       (827)
                                                                                                         ---------
                                                                                                         $   5,338
                                                                                                         ---------
                                                                                                         ---------

    The purchase agreements provide for contingent consideration based on future operating results of the acquired companies and/or of specific contracts of the acquired companies.

(C) Reflects the sale of 127,828 shares of Common Stock of the Company to principals of Faison in connection with the Faison Acquisition.

(D) Adjustments to eliminate balances of a subsidiary of Faison that was not acquired by the Company.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      THREE MONTHS ENDED MARCH 31, 1998
                                                            -----------------------------------------------------
                                                                   HISTORICAL
                                                            -------------------------
                                                                          ACQUISITIONS  PRO FORMA    COMPANY PRO
                                                              COMPANY         (A)      ADJUSTMENTS      FORMA
                                                            ------------  -----------  -----------  -------------
                                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
REVENUES:
  Property management services............................  $     24,887   $  15,186    $    (655)(B)  $    39,418
  Brokerage services......................................        25,533       6,399         (183)(B)       31,749
  Infrastructure management services......................        22,890       1,597       --             24,487
  Development and construction services...................         8,891       3,747          509(C)       12,835
                                                                                             (312)(B)
  Retail services.........................................         2,727      --           --              2,727
                                                            ------------  -----------  -----------  -------------
                                                                  84,928      26,929         (641)       111,216
  Income from investments in unconsolidated
    subsidiaries..........................................         2,415      --           --              2,415
  Gain on disposition of real estate......................           866      --           --                866
  Other income............................................         2,042         839         (404)(D)        2,477
                                                            ------------  -----------  -----------  -------------
                                                                  90,251      27,768       (1,045)       116,974
EXPENSES:
  Salaries, wages and benefits............................        50,516      22,822         (293)(B)       67,708
                                                                                              100(E)
                                                                                           (5,437)(F)
  Commissions.............................................        10,953       1,689         (360)(B)       12,282
  General and administrative..............................        15,097       5,683         (132)(B)       20,648
  Depreciation............................................         1,085         198            6(G)        1,281
                                                                                               (8)(B)
  Amortization............................................           329      --            1,330(G)        1,659
  Interest................................................         1,666         138        1,503(H)        3,307
  Minority interest.......................................            37      --           --                 37
                                                            ------------  -----------  -----------  -------------
                                                                  79,683      30,530       (3,291)       106,922
                                                            ------------  -----------  -----------  -------------
  Income before income taxes..............................        10,568      (2,762)       2,246         10,052
  Income taxes............................................         4,239      (1,239)       1,033(I)        4,033
                                                            ------------  -----------  -----------  -------------
  Net income..............................................  $      6,329   $  (1,523)   $   1,213    $     6,019
                                                            ------------  -----------  -----------  -------------
                                                            ------------  -----------  -----------  -------------
EARNINGS PER SHARE:
  Basic...................................................  $       0.19                             $      0.18
                                                            ------------                            -------------
                                                            ------------                            -------------
  Diluted.................................................  $       0.18                             $      0.17
                                                            ------------                            -------------
                                                            ------------                            -------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic...................................................    33,899,574                              34,027,402
                                                            ------------                            -------------
                                                            ------------                            -------------
  Diluted.................................................    36,115,203                              36,252,806
                                                            ------------                            -------------
                                                            ------------                            -------------

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31, 1997
                                     ------------------------------------------------------------------------------------
                                                  HISTORICAL
                                     -------------------------------------     PRO FORMA     REINCORPORATION
                                                               ACQUISITIONS ADJUSTMENTS FOR      AND IPO      COMPANY PRO
                                      COMPANY    DOPPELT (U)       (A)       ACQUISITIONS      ADJUSTMENTS       FORMA
                                     ---------  -------------  -----------  ---------------  ---------------  -----------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
REVENUES:
  Property management services.....  $  87,756    $  --         $  68,260      $  (2,074)(B)    $  --          $ 153,942
  Brokerage services...............     91,053       --            43,673         (1,842)(B)       --            132,884
  Infrastructure management
    services.......................     68,719       --             6,132         --               --             74,851
  Development and construction
    services.......................     40,054       --             6,758          3,098(C)        --             49,220
                                                                                    (690)(B)
  Retail services..................      5,318        4,975        --             --               --             10,293
                                     ---------       ------    -----------  ---------------  ---------------  -----------
                                       292,900        4,975       124,823         (1,508)          --            421,190
  Income from investments in
    unconsolidated subsidiaries....        512       --            --             --               --                512
  Gain on disposition of real
    estate.........................     10,241       --            --             --               --             10,241
  Other income.....................      9,986           30         2,957            (24)(J)         (147)(M)     12,802
                                     ---------       ------    -----------  ---------------  ---------------  -----------
                                       313,639        5,005       127,780         (1,532)            (147)       444,745
EXPENSES:
  Salaries, wages and benefits.....    161,425        4,281        97,060         (2,925)(B)       --            258,730
                                                                                     400(E)
                                                                                  (1,511)(K)
  Non-recurring compensation
    costs..........................     33,085       --            --             --              (33,085)(N)     --
  Commissions......................     39,121       --             1,581         --               --             40,702
  General and administrative.......     55,884        1,232        20,729           (504)(B)          642(O)      73,434
                                                                                    (194)(L)       (4,355)(N)
  Profit sharing...................     23,514       --            --             --              (22,917)(P)        597
  Depreciation.....................      3,514           19         1,841         (1,013)(G)       --              4,325
                                                                                     (36)(B)
  Amortization.....................        714       --            --              5,870(G)        --              6,584
  Interest.........................      5,515       --               652          5,913(H)          (343)(P)     10,497
                                                                                                     (419)(Q)
                                                                                                     (593)(R)
                                                                                                     (228)(S)
  Royalty and consulting fees......      6,212       --            --             --               (6,212)(P)     --
  Minority interest................      2,042       --            --             --               --              2,042
                                     ---------       ------    -----------  ---------------  ---------------  -----------
                                       331,026        5,532       121,863          6,000          (67,510)       396,911
                                     ---------       ------    -----------  ---------------  ---------------  -----------
  Income (loss) before income
    taxes..........................    (17,387)        (527)        5,917         (7,532)          67,363         47,834
  Income taxes (benefit)...........     (3,367)      --             1,913         (2,770)(I)       23,071(T)      18,847
                                     ---------       ------    -----------  ---------------  ---------------  -----------
  Net income (loss)................  $ (14,020)   $    (527)    $   4,004      $  (4,762)       $  44,292      $  28,987
                                     ---------       ------    -----------  ---------------  ---------------  -----------
                                     ---------       ------    -----------  ---------------  ---------------  -----------
EARNINGS (LOSS) PER SHARE:
  Basic............................  $   (0.42)                                                                $    0.86
                                     ---------                                                                -----------
                                     ---------                                                                -----------
  Diluted..........................  $   (0.42)                                                                $    0.81
                                     ---------                                                                -----------
                                     ---------                                                                -----------
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING:
  Basic............................  33,583,467                                                               33,711,295
                                     ---------                                                                -----------
                                     ---------                                                                -----------
  Diluted..........................  33,583,467                                                               35,845,808
                                     ---------                                                                -----------
                                     ---------                                                                -----------

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

------------------------------

(A) Reflects the historical operations for the periods from January 1, 1998 through the earlier of the date acquired by the Company or March 31, 1998, and for the year ended December 31, 1997, of Tooley, Norman, Fallon, Hines & O'Connor, Core and Faison, which were acquired by the Company in 1998.

(B) Adjustments to eliminate operations of a subsidiary of Faison that was not acquired by the Company.

(C) Reflects development fees the Company would have received pursuant to the purchase agreement with Faison.

(D) Reflects the elimination of gain on sale of limited partnership interests by Tooley in connection with the acquisition.

(E) Reflects amortization of payments to certain employees of Faison in conjunction with their employment agreements.

(F) Adjustment to eliminate non-recurring bonuses paid to employees of Tooley in conjunction with the acquisition.

(G) Reflects the additional depreciation and amortization resulting from the allocation of purchase price of the acquired companies, including a decrease in furniture and equipment and an increase in intangible assets to their fair value and the recording of goodwill associated with the acquisitions. Furniture and equipment are being depreciated over the estimated useful lives (three to five years). The intangible assets are being amortized over the lives of the related agreements (one to seven years). Goodwill is being amortized over 30 years.

(H) Adjustments to record interest expense resulting from borrowings under the Existing Credit Facility associated with the acquisitions, net of interest expense of the acquired companies on debt not assumed.

(I) Adjustment reflects the increase/decrease in taxes due to the pro forma adjustments for acquisitions.

(J) Reflects the decrease in interest income related to the Doppelt stockholder loans which were not included in the acquisition.

(K) Reflects the reduction of historical salaries to the amounts payable under an employment agreement entered into in connection with the Doppelt Acquisition and the amortization of the $2.0 million payment to Mr. Doppelt in conjunction with his employment agreement.

(L) Adjustment to eliminate non-recurring consulting fees paid by Tooley in conjunction with the acquisition.

(M) Reflects the decrease in interest income resulting from the repayment of loans owed to the Company by certain Profit Sharing participants.

(N) Adjustment to eliminate non-recurring charges to: (1) compensation expense for the difference between the IPO price and the exercise price of options granted in conjunction with the Reincorporation Transactions and (2) general and administrative expenses for payment obligations incurred in connection with settlement of claims made pursuant to a terminated stock appreciation rights plan.

(O) Reflects the additional costs of being a public company.

(P) Reflects the termination of the Company's policy of granting profit sharing interest under the 1995 Profit Sharing Plan for key employees, including the related interest expense on the retired 1995 Profit Sharing Plan participants' balances, and the termination of royalty and consulting agreements with affiliates of the Company. The profit sharing expense not eliminated relates to Project Distributions for retired Profit Sharing Plan participants which were not terminated.

(Q) Reflects the reduction in interest expense related to the First Tennessee credit facility repaid with proceeds from the Pre IPO Credit Facility.

(R) Reflects the decrease in interest expense due to the repayment of the Pre IPO Credit Facility.

(S) Reflects the decrease in interest expense related to the repayment of capitalization notes, lines of credits and other notes payable.

(T) Reflects the increase in taxes due to the pro forma adjustments to reflect the Reincorporation Transactions and the IPO.

(U) Reflects the historical operations from January 1, 1997 through August 22, 1997, the date acquired by the Company.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders

Trammell Crow Company

    We have audited the accompanying consolidated balance sheets of Trammell Crow Company (a Delaware corporation; formerly a Texas close corporation) and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trammell Crow Company and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Dallas, Texas
March 4, 1998

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS,
                                                                                             EXCEPT SHARE AND PER
                                                                                                 SHARE DATA)
                                                      ASSETS
Current assets
  Cash and cash equivalents...............................................................  $   96,747  $   58,505
  Accounts receivable, net of allowance for doubtful accounts of $955 in 1997 and $947 in
    1996..................................................................................      40,602      32,980
  Receivables from affiliates.............................................................         926       2,275
  Notes and other receivables.............................................................       4,007       4,936
  Income taxes recoverable................................................................       4,939      --
  Deferred income taxes...................................................................       3,870          88
  Real estate held for sale...............................................................      98,567      71,122
  Other current assets....................................................................       9,220       2,932
                                                                                            ----------  ----------
    Total current assets..................................................................     258,878     172,838
Furniture and equipment, net..............................................................       6,309       6,323
Deferred income taxes.....................................................................      14,397       7,796
Investments in unconsolidated subsidiaries................................................      11,244       3,831
Goodwill, net.............................................................................      27,111      --
Other assets..............................................................................       8,297       3,526
                                                                                            ----------  ----------
                                                                                            $  326,236  $  194,314
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable........................................................................  $   18,523  $   12,426
  Accrued expenses........................................................................      56,270      36,128
  Payables to affiliates..................................................................       4,466       5,649
  Income taxes payable....................................................................      --           3,253
  Current portion of long-term debt.......................................................         875       3,409
  Notes payable on real estate held for sale..............................................      76,623      67,810
  Other current liabilities...............................................................       2,185       1,023
                                                                                            ----------  ----------
    Total current liabilities.............................................................     158,942     129,698
Long-term debt, less current portion......................................................       1,555       8,952
Deferred compensation.....................................................................       8,391      20,963
Other liabilities.........................................................................         417         405
                                                                                            ----------  ----------
    Total liabilities.....................................................................     169,305     160,018
Minority interest.........................................................................      19,859       3,294
Stockholders' equity
  Preferred stock; $0.01 par value; 30,000,000 shares authorized; none issued or
    outstanding...........................................................................      --          --
  Common stock; $0.01 par value; 100,000,000 shares authorized; 33,892,038 shares issued
    and outstanding in 1997...............................................................         339      --
  Paid-in capital.........................................................................     150,647      24,084
  Retained earnings (deficit).............................................................     (12,734)     16,312
  Less: Stockholder loans.................................................................      (1,180)     (9,394)
                                                                                            ----------  ----------
Total stockholders' equity................................................................     137,072      31,002
                                                                                            ----------  ----------
                                                                                            $  326,236  $  194,314
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  YEARS ENDED DECEMBER 31,
                                                                            -------------------------------------
                                                                                1997          1996        1995
                                                                            -------------  ----------  ----------
                                                                                 (IN THOUSANDS, EXCEPT SHARE
                                                                                     AND PER SHARE DATA)
REVENUES:
  Property management services............................................  $      87,756  $   90,179  $   92,970
  Brokerage services......................................................         91,053      72,095      61,960
  Infrastructure management services......................................         68,719      50,836      38,681
  Development and construction services...................................         40,054      22,732      20,382
  Retail services.........................................................          5,318       2,393       1,510
                                                                            -------------  ----------  ----------
                                                                                  292,900     238,235     215,503
  Income from investments in unconsolidated subsidiaries..................            512         594         114
  Gain on disposition of real estate......................................         10,241       6,630       5,026
  Other income............................................................          9,986       9,996       6,559
                                                                            -------------  ----------  ----------
                                                                                  313,639     255,455     227,202
COSTS AND EXPENSES:
  Salaries, wages and benefits............................................        161,425     137,794     130,248
  Non-recurring compensation costs........................................         33,085      --          --
  Commissions.............................................................         39,121      27,119      23,730
  General and administrative..............................................         55,884      41,421      40,671
  Profit sharing..........................................................         23,514      20,094      15,893
  Depreciation............................................................          3,514       3,196       3,841
  Amortization............................................................            714      --          --
  Interest................................................................          5,515       1,726       1,722
  Royalty and consulting fees.............................................          6,212       3,959       2,443
  Minority interest.......................................................          2,042         206         520
                                                                            -------------  ----------  ----------
                                                                                  331,026     235,515     219,068
                                                                            -------------  ----------  ----------
Income (loss) before income taxes.........................................        (17,387)     19,940       8,134
Income tax expense (benefit)..............................................         (3,367)      7,826       3,793
                                                                            -------------  ----------  ----------
Net income (loss).........................................................  $     (14,020) $   12,114  $    4,341
                                                                            -------------  ----------  ----------
                                                                            -------------  ----------  ----------
Pro forma loss per share (basic and diluted)..............................  $         .42      *           *
                                                                            -------------  ----------  ----------
                                                                            -------------  ----------  ----------
Pro forma weighted average common shares outstanding......................     33,583,467
                                                                            -------------
                                                                            -------------

------------------------

*   Information is not relevant due to change in capital structure.

                            See accompanying notes.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                      COMMON SHARES          COMMON         COMMON                  RETAINED
                                  ----------------------      STOCK        STOCK PAR     PAID-IN    EARNINGS     TREASURY
                                   ISSUED     TREASURY     SUBSCRIBED      VALUE(1)      CAPITAL    (DEFICIT)      STOCK
                                  ---------  -----------  -------------  -------------  ---------  -----------  -----------
Balance at January 1, 1995......      9,350         675     $     361      $  --        $   9,293   $   5,333    $    (914)
  Net income....................     --          --            --             --           --           4,341       --
  Dividends.....................     --          --            --             --           --          (2,475)      --
  Sale of common stock
    previously subscribed.......        390      --              (361)        --              361      --           --
  Purchase of common stock......     --             774        --             --           --          --           (1,337)
  Sale of common stock..........     --            (400)       --             --           --          --              691
                                  ---------  -----------        -----          -----    ---------  -----------  -----------
Balance at December 31, 1995....      9,740       1,049        --             --            9,654       7,199       (1,560)
  Net income....................     --          --            --             --           --          12,144       --
  Dividends.....................     --          --            --             --           --          (2,890)      --
  Purchase of common stock......     --           2,481        --             --           --          --           (3,943)
  Sale of common stock..........      9,634      (3,530)       --             --           14,430        (111)       5,503
                                  ---------  -----------        -----          -----    ---------  -----------  -----------
Balance at December 31, 1996....     19,374      --            --             --           24,084      16,312       --
  Net loss......................     --          --            --             --           --         (14,020)      --
  Dividends.....................     --          --            --             --           --         (15,026)      --
  Purchase of stock.............     --             963        --             --           --          --           (2,388)
  Repayment of stockholder
    loans.......................     --          --            --             --           --          --           --
  Sale of stock in public
    offering....................  5,750,000      --            --                 58      100,567      --           --
  Offering costs................     --          --            --             --          (10,420)     --           --
  Non-cash charge for August
    1997 options................     --          --            --             --           33,085      --           --
  Issuance and exchange of
    shares in reincorporation
    transactions................  27,779,807     --            --                278         (278)     --           --
  Conversion of note payable
    into common stock...........    342,857      --            --                  3        5,997      --           --
  Retirement of treasury
    shares......................     --            (963)       --             --           (2,388)     --            2,388
                                  ---------  -----------        -----          -----    ---------  -----------  -----------
Balance at December 31, 1997....  33,892,038     --         $  --          $     339    $ 150,647   $ (12,734)   $  --
                                  ---------  -----------        -----          -----    ---------  -----------  -----------
                                  ---------  -----------        -----          -----    ---------  -----------  -----------


                                   STOCKHOLDER
                                      LOANS        TOTAL
                                  -------------  ---------
Balance at January 1, 1995......    $  --        $  14,073
  Net income....................       --            4,341
  Dividends.....................       --           (2,475)
  Sale of common stock
    previously subscribed.......       --           --
  Purchase of common stock......       --           (1,337)
  Sale of common stock..........       --              691
                                  -------------  ---------
Balance at December 31, 1995....       --           15,293
  Net income....................       --           12,114
  Dividends.....................       --           (2,890)
  Purchase of common stock......       --           (3,943)
  Sale of common stock..........       (9,394)      10,428
                                  -------------  ---------
Balance at December 31, 1996....       (9,394)      31,002
  Net loss......................       --          (14,020)
  Dividends.....................       --          (15,026)
  Purchase of stock.............       --           (2,388)
  Repayment of stockholder
    loans.......................        8,214        8,214
  Sale of stock in public
    offering....................       --          100,625
  Offering costs................       --          (10,420)
  Non-cash charge for August
    1997 options................       --           33,085
  Issuance and exchange of
    shares in reincorporation
    transactions................       --           --
  Conversion of note payable
    into common stock...........       --            6,000
  Retirement of treasury
    shares......................       --           --
                                  -------------  ---------
Balance at December 31, 1997....    $  (1,180)   $ 137,072
                                  -------------  ---------
                                  -------------  ---------

------------------------------

(1) Common stock par value for 1995 and 1996 rounds to less than $1.

                            See accompanying notes.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1997       1996       1995
                                                                                     ---------  ---------  ---------
                                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income (loss)..................................................................  $ (14,020) $  12,114  $   4,341
Adjustments to reconcile net income (loss) to net cash provided by
  (used in) operating activities
  Depreciation.....................................................................      3,514      3,196      3,841
  Amortization.....................................................................        714     --         --
  Minority interest................................................................      2,042        206        520
  Deferred income tax provision (benefit)..........................................     (5,462)     1,602     (2,040)
  Income from investments in unconsolidated subsidiaries...........................       (512)      (594)      (114)
  Gain on disposition of real estate...............................................    (10,241)    (6,630)    (5,026)
  Non-cash charge for August 1997 options..........................................     33,085     --         --
  Changes in operating assets and liabilities
    Accounts receivable............................................................     (6,007)    (6,757)    (8,214)
    Receivables from affiliates....................................................      3,083     (1,585)     1,466
    Notes and other assets.........................................................     (7,509)    (2,286)    (2,228)
    Expenditures for real estate held for sale.....................................   (109,068)   (92,975)   (37,641)
    Proceeds from sale of real estate..............................................     51,542     48,555     43,472
    Proceeds from real estate notes payable........................................     89,763     91,428     21,705
    Payments on real estate notes payable..........................................    (45,550)   (36,800)   (31,438)
    Accounts payable and accrued expenses..........................................     20,159      4,558     17,277
    Payables to affiliates.........................................................     (1,275)     1,850      1,203
    Income taxes recoverable/payable...............................................     (8,192)     2,775       (454)
    Deferred compensation..........................................................       (234)     5,750      4,416
    Other liabilities..............................................................       (810)       741       (438)
                                                                                     ---------  ---------  ---------
Net cash provided by (used in) operating activities................................     (4,978)    25,148     10,648
                                                                                     ---------  ---------  ---------
INVESTING ACTIVITIES
Expenditures for furniture and equipment...........................................     (3,469)    (3,277)    (2,077)
Acquisition of Doppelt and Company.................................................    (22,658)    --         --
Investments in unconsolidated subsidiaries.........................................     (7,404)    (2,305)    (1,873)
Distributions from unconsolidated subsidiaries.....................................      6,912      1,408        170
Contributions from minority interest...............................................     10,350         11      3,631
Distributions to minority interest.................................................     (5,053)      (856)      (497)
                                                                                     ---------  ---------  ---------
Net cash used in investing activities..............................................    (21,322)    (5,019)      (646)
                                                                                     ---------  ---------  ---------
FINANCING ACTIVITIES
Principal payments on debt.........................................................    (47,467)    (4,538)    (5,688)
Proceeds from debt.................................................................     36,146      9,834      2,664
Payment on deferred financing fees.................................................     (1,031)    --         --
Purchase of common stock...........................................................       (730)    (3,943)    (1,010)
Proceeds from sale of common stock.................................................    100,625         15      1,052
Stock offering costs...............................................................    (10,420)      (257)    --
Collections of stockholder loans...................................................      2,445     --         --
Dividends paid.....................................................................    (15,026)    (2,890)    (2,475)
                                                                                     ---------  ---------  ---------
Net cash provided by (used in) financing activities................................     64,542     (1,779)    (5,457)
                                                                                     ---------  ---------  ---------
Net increase in cash and cash equivalents..........................................     38,242     18,350      4,545
Cash and cash equivalents, beginning of year.......................................     58,505     40,155     35,610
                                                                                     ---------  ---------  ---------
Cash and cash equivalents, end of year.............................................  $  96,747  $  58,505  $  40,155
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

                            See accompanying notes.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    Trammell Crow Company, a Delaware corporation (the Company), was incorporated on August 21, 1997 to become the successor to Trammell Crow Company, a Texas close corporation (the Predecessor Company). In connection with the Company's initial public offering, a wholly-owned subsidiary of the Company was merged with and into the Predecessor Company (the Reincorporation Merger) with the Predecessor Company surviving the merger as a wholly-owned subsidiary of the Company. The Company provides commercial real estate services primarily in the United States. Its principal lines of business include property management, brokerage, infrastructure management, development and construction, and retail services.

    USE OF ESTIMATES

    The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and other subsidiaries over which the Company has control. Intercompany accounts and transactions have been eliminated. The Company's investments in subsidiaries in which it has the ability to exercise significant influence over operating and financial policies, but does not have control, are accounted for on the equity method. Accordingly, the Company's share of the earnings of these subsidiaries is included in consolidated net income. Investments in other subsidiaries are carried at cost. These unconsolidated subsidiaries primarily own real estate development projects.

    REVENUE RECOGNITION

    The Company recognizes fees from property management services and infrastructure management services over the terms of the respective management contracts. Most of the property management contracts are cancelable at will or with 30 days' notice. The infrastructure management contracts generally range from three to five years. Brokerage service revenue relating to leasing services and the related expense are generally recognized half upon the execution of a lease contract and the remainder upon tenant occupancy. Sales brokerage revenue is recognized upon closing. Development and construction services includes fees from development and construction management projects and net construction revenues, which are gross construction revenues net of subcontract costs. For projects exceeding three months, fees are recognized using the percentage-of-completion method. For contracts under three months, fees are recognized upon completion of the contract. Gross construction revenues totaled $61,837, $46,034 and $22,335 and subcontract costs totaled $52,853, $41,123 and
$19,397 in 1997, 1996 and 1995, respectively.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and short-term, highly liquid investments with maturities of 90 days or less when purchased.

    FURNITURE AND EQUIPMENT

    Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over useful lives ranging from three to 10 years.

    INCOME TAXES

    The Company accounts for income taxes using the liability method. Deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal income tax purposes, and are measured using the enacted tax rates and laws that will be in effect when the differences reverse.

    PRO FORMA EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share. SFAS 128 replaced primary and fully diluted earnings per share with basic and diluted earnings per share.

    In accordance with the requirements of the Securities and Exchange Commission, the weighted average shares outstanding used to calculate basic and diluted earnings per share included the shares issued in connection with the Company's initial public offering and related transactions for the full year. Options to purchase 4,788,046 shares of common stock were outstanding during a portion of 1997 (see Note 8) but were not included in the computation of diluted earnings per share because the Company incurred a net loss for the year and therefore, the effect would be antidilutive.

    CONCENTRATION OF CREDIT RISK

    The Company provides services to owners of real estate assets primarily in the United States. The Company performs credit evaluations of its customers and generally does not require collateral. The risk associated with this concentration is limited because of the large number of customers and their geographic dispersion.

    LONG-LIVED ASSETS

    Long-lived assets, including goodwill, are evaluated when indicators of impairment are present and provisions for possible losses are recorded when undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) GOODWILL

    Goodwill reflects the excess of purchase price over the fair value of net assets purchased. Goodwill is amortized on a straight-line basis over 30 years. Accumulated amortization of goodwill was $384 and $23 at December 31, 1997 and 1996, respectively.

    NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company is currently evaluating the impact SFAS 131 will have on its financial statement disclosures.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation.

2. REAL ESTATE HELD FOR SALE

    The Company provides build-to-suit services for its customers and also develops or purchases projects for investment purposes. Therefore, the Company has ownership of real estate until such projects are sold. Real estate held for sale is carried at the lower of cost or fair value less selling expenses. At December 31, real estate held for sale consists of the following:

                                                                            1997       1996
                                                                          ---------  ---------
Land....................................................................  $  40,269  $  26,635
Buildings and improvements..............................................     58,298     44,487
                                                                          ---------  ---------
                                                                          $  98,567  $  71,122
                                                                          ---------  ---------
                                                                          ---------  ---------

    The estimated costs to complete the 17 projects under construction at December 31, 1997, total $54,837. Projects are expected to be sold within one year of completion. At December 31, 1997, the Company had commitments for the sale of ten of the projects. Gains are recognized upon sale of the project.

    In 1997, rental revenues, which are included in development and construction services revenue, and net income relating to real estate held for sale was $6,086 and $658, respectively. Operations from real estate held for sale were insignificant in 1996 and 1995.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

3. FURNITURE AND EQUIPMENT

    Furniture and equipment consist of the following at December 31:

                                                                           1997        1996
                                                                        ----------  ----------
Furniture and equipment, at cost......................................  $   19,875  $   18,097
Less: Accumulated depreciation........................................     (13,566)    (11,774)
                                                                        ----------  ----------
Furniture and equipment, net                                            $    6,309  $    6,323
                                                                        ----------  ----------
                                                                        ----------  ----------

4. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

    Summarized financial information for unconsolidated subsidiaries in which the Company has an investment is as follows:

                                                                             DECEMBER 31, 1997
                                                                             -----------------
BALANCE SHEET:
Real estate held for sale..................................................     $   179,973
Other assets...............................................................          52,687
                                                                                   --------
  Total assets.............................................................     $   232,660
                                                                                   --------
                                                                                   --------
Notes payable on real estate held for sale.................................     $   122,267
Other liabilities..........................................................          28,573
Equity.....................................................................          81,820
                                                                                   --------
  Total liabilities and equity.............................................     $   232,660
                                                                                   --------
                                                                                   --------

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1997
                                                                             -----------------
STATEMENT OF OPERATIONS:
Total revenues.............................................................     $    47,277
Total expenses.............................................................         (44,154)
                                                                                   --------
  Net income...............................................................     $     3,123
                                                                                   --------
                                                                                   --------

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5. ACCRUED EXPENSES

    Accrued expenses consist of the following at December 31:

                                                                            1997       1996
                                                                          ---------  ---------
Profit sharing distributions............................................  $  12,752  $  10,931
Payroll and bonuses.....................................................     14,825     10,191
Commissions.............................................................     11,132      7,808
Stock Appreciation Rights Plan settlement...............................      4,228     --
Deferred income.........................................................      3,288     --
Insurance accrual.......................................................      1,128        901
Interest................................................................         55        473
Other...................................................................      8,862      5,824
                                                                          ---------  ---------
                                                                          $  56,270  $  36,128
                                                                          ---------  ---------
                                                                          ---------  ---------

6. LONG-TERM DEBT

                                                                                       1997       1996
                                                                                     ---------  ---------
Long-term debt consists of the following at December 31:

  Borrowings under a $150,000 line of credit with a bank; due December 1999, with two 1-year extension options; bearing interest at (1) the greater of prime or the Federal Funds Effective Rate plus 1/2% or (2) the Eurocurrency rate plus a
    margin ranging from 1 1/4 to 1 3/4%; interest payable monthly..................  $  --      $  --
  Borrowings under a $7,750 line of credit with a bank; bearing interest at 8.75%;
    terminated in 1997.............................................................     --          7,750
  Borrowings under revolving lines of credit with banks; totaling $3,300 and $2,800 in 1997 and 1996, respectively; expiring in 1998; bearing interest at rates
    ranging from prime plus .5% to prime plus 1%; secured by certain assets........     --            514
  Note payable under a loan agreement with the majority stockholders; bearing
    interest at 10.5%; paid in full in December 1997...............................     --          1,378
  Capital lease obligations primarily for furniture and equipment; with maturity dates ranging from 1998 to 2002; bearing interest at various rates ranging from
    3.3% to 14% per annum in 1997; secured by the underlying assets and certain
    accounts receivable............................................................      1,579      2,719
  Notes payable to former stockholders; due in 2000; bearing interest at 6.1%;
    principal and interest payable upon maturity...................................        851     --
                                                                                     ---------  ---------
  Total long-term debt.............................................................      2,430     12,361
  Less current portion of long-term debt...........................................        875      3,409
                                                                                     ---------  ---------
                                                                                     $   1,555  $   8,952
                                                                                     ---------  ---------
                                                                                     ---------  ---------

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6. LONG-TERM DEBT (CONTINUED)

    The shares of certain wholly-owned subsidiaries having 5% or more of the consolidated assets, revenues or earnings of the Company, and subsidiaries which are engaged primarily in the business of real estate development and ownership, whose assets are not subject to any financing, having more than 5% of the consolidated assets, revenues or earnings of the Company, are pledged as security for the $150,000 line of credit.

    The Company is subject to various covenants associated with the $150,000 line of credit such as maintenance of minimum equity and liquidity and certain key financial data. In addition, the Company may not pay dividends exceeding 50% of the previous year's net income before depreciation and amortization, and there are certain restrictions on investments and acquisitions that can be made by the Company. If certain financial ratios fall below a specified level, the Company will be required to make payments equal to cash flow until such time as the ratios reach the pre-established levels. At December 31, 1997, the Company is in compliance with all debt covenants.

    The covenants associated with the $150,000 line of credit and the amount of the Company's other borrowings and contingent liabilities may have the effect of limiting the credit available to the Company under the line of credit to an amount less than the $150,000 commitment. At December 31, 1997, the Company has $92,461 available under its $150,000 line of credit. Beginning March 1998, the Company must pay a quarterly fee equal to .25% of the unused commitments under the line.

    The Company also has other revolving lines of credits with banks totaling $3,300 at December 31, 1997, of which $2,876 is available.

    Principal maturities of long-term debt are as follows:

1998.................................................................................  $     875
1999.................................................................................        459
2000.................................................................................      1,006
2001.................................................................................         85
2002.................................................................................          5
                                                                                       ---------
                                                                                       $   2,430
                                                                                       ---------
                                                                                       ---------

    Based on current rates available to the Company for debt with similar terms, there is not a significant difference between the carrying amounts of the long-term debt and their fair values.

7. NOTES PAYABLE ON REAL ESTATE HELD FOR SALE

    The Company has loans secured by real estate held for sale (the majority of which are construction loans) totaling $76,623 and $67,810 as of December 31, 1997 and 1996, respectively. Interest rates range from 8.25% to 12.0%. Generally, interest only is payable on the real estate loans, with all unpaid principal and interest due at maturity. The unused commitments on real estate loans total $33,684 at December 31, 1997. All real estate loans have been classified as current liabilities on the balance sheet since the loans are expected to be repaid as the related projects are sold (see Note 2).

    Capitalized interest in 1997 and 1996 totaled $1,642 and $539, respectively. At December 31, 1997, $18,000 of the $76,623 real estate loans are recourse to the Company.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. NOTES PAYABLE ON REAL ESTATE HELD FOR SALE (CONTINUED)
    Based on current rates available to the Company for debt with similar terms, there is not a significant difference between the carrying amounts of the notes payable on real estate held for sale and their fair values.

8. STOCKHOLDERS' EQUITY

    Prior to the reincorporation transactions, the Predecessor Company had five classes of common stock, all of which held the same voting rights, except for voting rights with respect to certain specific actions.

    In August 1996, the Predecessor Company completed a private offering to Company employees and directors of 9,634 shares of Class E Common Stock. In connection with the offering, the Company provided financing of $9,394 to stockholders, which is reflected as a reduction of stockholders' equity. These stockholder loans are to be repaid at prime plus .5% interest (9.0% at December 31, 1997). Principal and interest are payable annually and the notes mature in March 2001. Principal and interest payments of $8,214 and $649, respectively, were received in 1997.

    The Company was capitalized with the issuance of 1,000 common shares to a Predecessor Company stockholder. As a result of the Reincorporation Merger, the outstanding shares of common stock of the Predecessor Company were exchanged for 25,502,964 shares of common stock of the Company. The Company also issued 2,295,217 shares of common stock to a Predecessor Company stockholder in exchange for a trade name license.

    On November 24, 1997, the Company's registration statement was declared effective for its initial public offering of 5,750,000 shares of its common stock (including exercise of the over-allotment option of 750,000 shares) at a public offering price of $17.50 per share (the Offering). The proceeds to the Company from the Offering were $90,205, net of offering expenses.

    The holders of shares of the Company's common stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. Each share of common stock is entitled to participate equally in dividends, when and if declared, and in the distribution of assets in the event of liquidation, dissolution or winding up of the Company, subject in all cases to any rights of outstanding shares of preferred stock.

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (FAS No. 123), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, compensation expense is recognized to the extent the market price of the underlying stock on the date of grant exceeds the exercise price of the option.

    In connection with the reincorporation transactions, the Company assumed the Trammell Crow Company 1997 Option Plan (the Assumed Option Plan), which provided for the issuance of up to 1,626 shares of the Predecessor Company's Class E common stock. On August 1, 1997, the Predecessor Company granted to certain employees options to acquire 1,626 shares of Class E common stock. In connection with the reincorporation transactions, these options were converted into options to purchase 2,423,769 shares of the Company's common stock at an exercise price of $3.85 per share. The options

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8. STOCKHOLDERS' EQUITY (CONTINUED)
vested at the closing of the Offering and became exercisable 30 days after that date. The options expire 10 years from the date of grant. The Company recognized a non-cash, non-recurring charge to compensation of $33,085 for these options.

    In connection with the Offering, the Company established the Trammell Crow Company Long-Term Incentive Plan (the Long-Term Plan). The Long-Term Plan provides for the issuance of up to 5,334,878 shares of common stock. In connection with the Offering, the Company granted to certain employees options to acquire 2,348,455 shares of common stock at an exercise price of $17.50 per share. The options vest over a three-year period, with one-third vesting on each of the three anniversaries of the grant date, and expire 10 years from the date of grant. In December 1997, the Company granted to non-employee directors of the Company options to acquire 15,822 shares of common stock at an exercise price of $22.75 per share. The options vested immediately upon granting and expire 10 years from the date of grant.

    The Long-Term Plan also provides for the awards of Stock Appreciation Rights, Restricted Stock and Performance Units. No such awards have been made as of December 31, 1997.

    At December 31, 1997, common shares reserved for future issuance under the Assumed Option Plan and the Long-Term Plan total 7,758,647 shares.

    Pro forma information regarding net income and earnings per share is required by FAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk-free interest rates ranging from 5.76% to 6.40%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0.318; and a weighted-average expected life of the options of 8 years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly differently than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For the purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. For the year ended December 31, 1997, the Company's pro forma net loss is $18,473 and pro forma loss per share (basic and diluted) is $.55. These pro forma disclosures are not likely to be representative of the effects on reported net income for future years since few options have vested at December 31, 1997.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8. STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of the Company's stock option activity, and related information, for the year ended December 31, 1997 is as follows:

                                                        EXERCISE PRICE OF       EXERCISE PRICE OF
                                                           $3.85 (BELOW       $17.50 TO $22.75 (AT
                                                         MARKET PRICE AT             MARKET
                                                           GRANT DATE)        PRICE AT GRANT DATE)       TOTAL
                                                        ------------------  -------------------------  ----------
OPTIONS OUTSTANDING:
Number of options at January 1, 1997..................          --                     --                  --
Granted...............................................        2,423,769               2,364,277         4,788,046
Exercised.............................................          --                     --                  --
Forfeited.............................................          --                     --                  --
Expired...............................................          --                     --                  --
                                                        ------------------          -----------        ----------
Number of options at December 31, 1997................        2,423,769               2,364,277         4,788,046
                                                        ------------------          -----------        ----------
                                                        ------------------          -----------        ----------
Weighted-average exercise price.......................     $       3.85           $       17.54
Weighted-average fair value of options granted........     $      15.18           $        8.79
Weighted-average remaining contractual life...........        9.6 years               9.9 years

OPTIONS EXERCISABLE:
Number of options.....................................        2,423,769                  15,822         2,439,591
Weighted-average exercise price.......................     $       3.85           $       22.75

9. INCOME TAXES

    Components of deferred income taxes are as follows at December 31:

                                                                             1997       1996
                                                                           ---------  ---------
Assets...................................................................  $  18,946  $   8,047
Liabilities..............................................................       (679)      (163)
                                                                           ---------  ---------
                                                                           $  18,267  $   7,884
                                                                           ---------  ---------
                                                                           ---------  ---------
Current..................................................................  $   3,870  $      88
Noncurrent...............................................................     14,397      7,796
                                                                           ---------  ---------
                                                                           $  18,267  $   7,884
                                                                           ---------  ---------
                                                                           ---------  ---------

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. INCOME TAXES (CONTINUED)
    The components of the net deferred tax asset are summarized below as of December 31:

                                                                             1997       1996
                                                                           ---------  ---------
Deferred tax assets
  Deferred compensation..................................................  $   4,395  $   6,856
  Bad debts..............................................................        316        313
  Depreciation...........................................................        507        546
  Basis difference on real estate held for sale..........................      2,012     --
  Compensation expense relating to stock options.........................     12,559     --
  Stock Appreciation Rights Plan Settlement..............................      1,605     --
  Other..................................................................         64        332
                                                                           ---------  ---------
                                                                              21,458      8,047
  Less: Valuation allowance..............................................     (2,512)    --
                                                                           ---------  ---------
  Total deferred tax assets..............................................     18,946      8,047
Deferred tax liabilities
  State taxes............................................................       (523)    --
  Goodwill amortization..................................................       (115)    --
  Other..................................................................        (41)      (163)
                                                                           ---------  ---------
  Total deferred tax liabilities.........................................       (679)      (163)
                                                                           ---------  ---------
Net deferred tax asset...................................................  $  18,267  $   7,884
                                                                           ---------  ---------
                                                                           ---------  ---------

    The provision (benefit) for income taxes consists of the following for the years ended December 31:

                                                                   1997       1996       1995
                                                                 ---------  ---------  ---------
Current
  Federal......................................................  $   1,646  $   5,202  $   4,893
  State........................................................        449      1,022        940
                                                                 ---------  ---------  ---------
                                                                     2,095      6,224      5,833
Deferred
  Federal......................................................     (4,862)     1,602     (2,040)
  State........................................................       (600)    --         --
                                                                 ---------  ---------  ---------
                                                                    (5,462)     1,602     (2,040)
                                                                 ---------  ---------  ---------
                                                                 $  (3,367) $   7,826  $   3,793
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. INCOME TAXES (CONTINUED)

    The differences between the provisions for income taxes and the amounts computed by applying the statutory federal income tax rates to income (loss) before income taxes for the years ended December 31 are:

                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
Tax at statutory rate applied to income (loss) before income
  taxes.........................................................  $  (5,912) $   6,780  $   2,766
State income taxes, net of federal tax benefit..................       (611)       674        589
Increase in taxes resulting from non-deductible meals,
  entertainment and other.......................................        644        372        438
Valuation allowance.............................................      2,512     --         --
                                                                  ---------  ---------  ---------
                                                                  $  (3,367) $   7,826  $   3,793
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

10. OPERATING LEASES

    The Company has commitments under operating leases for office space and office equipment. During the years ended December 31, 1997, 1996 and 1995, rent expense was $6,906, $7,814 and $7,255, including $1,770, $3,037 and $2,987, respectively, paid to affiliates of the Company.

    Minimum future rentals under noncancelable operating lease commitments in effect at December 31, 1997, are as follows:

                                                               AFFILIATE   NONAFFILIATE   TOTAL
                                                              -----------  -----------  ---------
1998........................................................   $     936    $   4,494   $   5,430
1999........................................................         935        2,971       3,906
2000........................................................         882        1,994       2,876
2001........................................................         759        1,401       2,160
2002........................................................         696        1,145       1,841
Thereafter..................................................      --              236         236
                                                              -----------  -----------  ---------
                                                               $   4,208    $  12,241   $  16,449
                                                              -----------  -----------  ---------
                                                              -----------  -----------  ---------

    Rental amounts include fixed operating expense payments but do not include increases for rate escalations.

11. EMPLOYEE BENEFIT PLANS

    The Company's employees participate in a defined contribution savings plan, which provides the opportunity for pretax contributions by employees. The Company matches 50% of the employee's contributions up to 6% of the employee's annual earnings or a maximum of $4.5 per annum. The Company's contribution expense for 1997, 1996, and 1995 was $2,122, $1,741, and $2,154, respectively.

    The Company has a profit sharing plan for key employees (the Profit Sharing
Plan). Each participant has a profit sharing account that is adjusted annually for the participant's percentage of the earnings for a profit sharing unit, cash distributions, tax rate changes, and other adjustments. Distributions to participants

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11. EMPLOYEE BENEFIT PLANS (CONTINUED)
are limited to Available Cash, as defined. Any difference between the amount expensed and the amount paid to the participants is recorded as deferred compensation. The Company's management board approved the percentage of earnings available to profit sharing participants. Such percentages were approximately 58%, 58% and 73% of earnings before profit sharing, as defined, in 1997, 1996, and 1995, respectively. In connection with the Offering, the Company terminated any future awards under the Profit Sharing Plan.

    Effective January 1, 1993, the Company initiated the All Employee Cash Profit Sharing Program whereby 3% of earnings, as defined, was paid as bonuses to employees not participating in the key employee profit sharing plan. Expense related to the program, which is included in salaries, wages and benefits, was $1,577, $1,205, and $818 in 1997, 1996, and 1995, respectively. In connection with the Offering, the Company terminated this program.

    Effective March 1, 1998, the Company established the Trammell Crow Company Employee Stock Purchase Plan (the ESPP), subject to stockholder approval. Employees may elect to have monthly payroll deductions of 1% to 10%, which is used to purchase, on a semi-annual basis, stock of the Company at a 15% discount from market value. The ESPP is available to all employees. The Company has reserved 1,000,000 shares of common stock for issuance under the ESPP. Shares may also be issued from treasury, if available.

12. GAIN ON DISPOSITION OF REAL ESTATE

    During 1997, the Company sold thirteen real estate projects for an aggregate sale price of $51,542, resulting in a gain on sale of $10,241. During 1996, the Company sold sixteen real estate projects for an aggregate sale price of $48,555, resulting in a gain on sale of $6,630. During 1995, the Company sold nine real estate projects for an aggregate sale price of $43,472, resulting in a gain on sale of $5,026.

    In March 1997, the Company contributed real estate held for sale of $35,400 and the related $35,400 note payable to a partnership and received a 16% limited partner interest. No gain was recognized.

13. ACQUISITIONS

    In August 1997, the Company acquired substantially all of the assets of Doppelt & Company (Doppelt), a Cleveland, Ohio-based company that specializes in new store roll out strategies and problem real estate disposition services. The Company paid $20,658 in cash, issued a promissory note of $6,000, which was prepaid by the Company in November 1997 with 342,857 shares of common stock, and granted the seller the right to receive an additional $2,000 of purchase price if future commissions collected by the Company exceed $7,000, subject to certain reductions. The Company also paid Mr. Doppelt $2,000 as consideration for an employment agreement, which includes non-compete provisions. In connection with the acquisition, which was accounted for using the purchase method of accounting, the Company recorded goodwill of $27,416. The operations of Doppelt are included in the Company's operations from the date of acquisition.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

14. RELATED PARTY TRANSACTIONS

    In 1997, 1996 and 1995, the Company derived 7%, 9%, and 11%, respectively, of its total revenues from services provided principally to the stockholders of the Company. The fees received are comparable to those charged to unaffiliated customers.

    Under certain agreements, two significant stockholders were entitled to receive royalty and consulting fees totaling approximately 12% of Earnings Before Profit Sharing, as defined. Accrued royalties and consulting fees at December 31, 1997 and 1996, are included in payables to affiliates. These agreements were terminated in connection with the Offering. The Company paid $1,556 to one of the stockholders in January 1998 and has agreed to pay all remaining unpaid amounts by April 15, 1998.

    In conjunction with the issuance of stock in 1996, the Company issued tax loans to the stockholders totaling $4,734 in order for the stockholders to pay the incremental taxes related to the stock purchased. As of December 31, 1997 and 1996, $43 and $1,620, respectively, is outstanding and included in notes and other receivables. These notes bear interest at 5.9% and are due in August 1999; however, these loans may be repaid earlier based on cash available for profit sharing distributions.

    In January 1997, the Company formed a joint venture with an affiliate of one of the stockholders to provide management information services. Both parties share equally in any distributions from the joint venture (none through December 31, 1997). The Company entered into a 5-year management information system agreement with the joint venture for related services and, in 1997, paid fees totaling $4,135 for such services.

15. COMMITMENTS AND CONTINGENCIES

    At December 31, 1997, the Company has guaranteed $37,250 of real estate notes payable of others. These notes are collateralized by the underlying real estate. The Company has outstanding letters of credit totaling $13,163 at December 31, 1997, of which $4,663 was released through February 1998. The remaining letter of credit expires in July 1999.

    In addition, at December 31, 1997, the Company has several completion and budget guarantees relating to development projects. Management does not expect to incur any material losses under these guarantees.

    On November 2, 1997 the Company settled claims asserted by certain former employees arising out of the termination of the Company's Stock Appreciation Rights Plan. In connection with the settlement, the Company paid $127 in 1997 and accrued $4,228 for additional payments which are due by May 1998.

    The Company and its subsidiaries are defendants in other lawsuits that arose in the normal course of business. In management's judgment, the ultimate liability, if any, from such legal proceedings will not have a material effect on the Company's financial position.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

16. SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information is summarized below for the three years ended December 31:

                                                                  1997       1996       1995
                                                                ---------  ---------  ---------
Interest paid.................................................  $   7,575  $   1,520  $   2,833
Income taxes paid.............................................     10,454      3,288      6,320
Profit sharing distributions paid.............................     21,927     12,021      7,722
Non cash activities for the three years ended December 31:
    Assumption of stockholder loan............................     --         --            327
    Write-off of pursuit costs and intangibles................     --         --            361
    Conversion of deferred compensationbalances to stock......     --         10,670     --
    Stockholder loans.........................................     --          9,394     --
    Payment of stockholder and tax loans with deferred
      compensation balances...................................     12,338     --         --
    Conversion of Doppelt note payable to stock...............  $   6,000  $  --      $  --

17. UNAUDITED INTERIM FINANCIAL INFORMATION

    Unaudited summarized financial information by quarter is as follows:

                                                               QUARTER ENDED
                                             --------------------------------------------------
                                              MARCH 31     JUNE 30   SEPTEMBER 30  DECEMBER 31
                                             -----------  ---------  ------------  ------------
1997:
Total revenues.............................   $  62,098   $  69,344   $   81,797    $  100,400
Net income (loss)..........................       1,601       2,685        4,568       (22,874)

1996:
Total revenues.............................   $  56,397   $  54,299   $   65,515    $   79,244
Net income.................................       1,876       2,093        3,673         4,472

    Quarterly net income (loss) per share is not relevant due to the change in capital structure during the quarter ended December 31, 1997.

    In the fourth quarter of 1997, the Company recognized a non-cash, non-recurring charge to compensation of $33,085 for options granted prior to the Offering at an exercise price substantially less than the fair value (see Note
8). The Company also expensed $4,355 in the fourth quarter relating to settlement of litigation with participants under the Stock Appreciation Rights Plan (see Note 15).

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                                     DECEMBER 31,
                                                                                                         1997
                                                                                                     ------------
                                                                                         MARCH 31,
                                                                                           1998
                                                                                        -----------
                                                                                        (UNAUDITED)
                                                                                          (IN THOUSANDS, EXCEPT
                                                                                        SHARE AND PER SHARE DATA)
                                                     ASSETS
Current assets
  Cash and cash equivalents...........................................................   $  65,165    $   96,747
  Accounts receivable, net of allowance for doubtful accounts of
    $838 in 1998 and $955 in 1997.....................................................      45,871        40,602
  Receivables from affiliates.........................................................       1,021           926
  Notes and other receivables.........................................................       4,291         4,007
  Income taxes recoverable............................................................       1,596         4,939
  Deferred income taxes...............................................................       3,698         3,870
  Real estate held for sale...........................................................     134,982        98,567
  Other current assets................................................................      11,329         9,220
                                                                                        -----------  ------------
    Total current assets..............................................................     267,953       258,878
Furniture and equipment, net..........................................................       7,693         6,309
Deferred income taxes.................................................................      14,027        14,397
Investments in unconsolidated subsidiaries............................................      11,279        11,244
Goodwill, net.........................................................................      44,792        27,111
Other assets..........................................................................      14,775         8,297
                                                                                        -----------  ------------
                                                                                         $ 360,519    $  326,236
                                                                                        -----------  ------------
                                                                                        -----------  ------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable....................................................................   $  20,047    $   18,523
  Accrued expenses....................................................................      40,594        56,270
  Payables to affiliates..............................................................       4,003         4,466
  Current portion of long-term debt...................................................         826           875
  Notes payable on real estate held for sale..........................................      93,039        76,623
  Other current liabilities...........................................................       2,060         2,185
                                                                                        -----------  ------------
    Total current liabilities.........................................................     160,569       158,942
Long-term debt, less current portion..................................................      33,829         1,555
Deferred compensation.................................................................       3,809         8,391
Other liabilities.....................................................................         673           417
                                                                                        -----------  ------------
    Total liabilities.................................................................     198,880       169,305
Minority interest.....................................................................      18,073        19,859
Stockholders' equity
  Preferred stock; $0.01 par value; 30,000,000 shares authorized;
    none issued or outstanding........................................................      --            --
  Common stock; $0.01 par value; 100,000,000 shares authorized;
    33,911,416 and 33,892,038 shares issued and outstanding
    in 1998 and 1997, respectively....................................................         339           339
  Paid-in capital.....................................................................     150,721       150,647
  Retained earnings (deficit).........................................................      (6,405)      (12,734)
  Less: Stockholder loans.............................................................      (1,089)       (1,180)
                                                                                        -----------  ------------
    Total stockholders' equity........................................................     143,566       137,072
                                                                                        -----------  ------------
                                                                                         $ 360,519    $  326,236
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                            See accompanying notes.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                                        FOR THE THREE MONTHS
                                                                                          ENDED MARCH 31,
                                                                                        --------------------
                                                                                          1998       1997
                                                                                        ---------  ---------
                                                                                           (IN THOUSANDS,
                                                                                               EXCEPT
                                                                                          PER SHARE DATA)
REVENUES
  Property management services........................................................  $  24,887  $  22,024
  Brokerage services..................................................................     25,533     16,935
  Infrastructure management services..................................................     22,890     14,569
  Development and construction services...............................................      8,891      5,206
  Retail services.....................................................................      2,727        325
                                                                                        ---------  ---------
                                                                                           84,928     59,059
  Income from investments in unconsolidated subsidiaries..............................      2,415         58
  Gain on disposition of real estate..................................................        866      1,124
  Other income........................................................................      2,042      1,857
                                                                                        ---------  ---------
                                                                                           90,251     62,098
COSTS AND EXPENSES
  Salaries, wages and benefits........................................................     50,516     37,339
  Commissions.........................................................................     10,953      7,003
  General and administrative..........................................................     15,097     10,303
  Profit sharing......................................................................     --          2,570
  Depreciation........................................................................      1,085        898
  Amortization........................................................................        329     --
  Interest............................................................................      1,666        552
  Royalty and consulting fees.........................................................     --            528
  Minority interest...................................................................         37        281
                                                                                        ---------  ---------
                                                                                           79,683     59,474
                                                                                        ---------  ---------
Income before income taxes............................................................     10,568      2,624
Income tax expense....................................................................      4,239      1,023
                                                                                        ---------  ---------
Net income............................................................................  $   6,329  $   1,601
                                                                                        ---------  ---------
                                                                                        ---------  ---------
Earnings per share:
  Basic...............................................................................  $     .19      *
                                                                                        ---------
                                                                                        ---------
  Diluted.............................................................................  $     .18      *
                                                                                        ---------
                                                                                        ---------

------------------------
* Information is not relevant due to change in capital structure.

                            See accompanying notes.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                             FOR THE THREE MONTHS
                                                                                               ENDED MARCH 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income..............................................................................  $    6,329  $    1,601
  Adjustments to reconcile net income to net cash used in operating activities
    Depreciation..........................................................................       1,085         898
    Amortization..........................................................................         329      --
    Minority interest.....................................................................          37         281
    Deferred income tax provision.........................................................         865          10
    Income from investments in unconsolidated subsidiaries................................      (2,415)        (58)
    Gain on disposition of real estate....................................................        (866)     (1,124)
    Changes in operating assets and liabilities
      Accounts receivable.................................................................      (3,976)      5,526
      Receivables from affiliates.........................................................         (95)      1,226
      Notes and other assets..............................................................      (5,048)     (3,140)
      Expenditures for real estate held for sale..........................................     (45,758)    (11,045)
      Proceeds from sale of real estate...................................................      10,209      13,864
      Proceeds from real estate notes payable.............................................      20,815       8,809
      Payments on real estate notes payable...............................................      (4,399)    (11,761)
      Accounts payable and accrued expenses...............................................     (16,609)    (19,081)
      Payables to affiliates..............................................................        (463)     (1,007)
      Income taxes recoverable/payable....................................................       3,343      (2,767)
      Deferred compensation...............................................................      (4,582)      2,501
      Other liabilities...................................................................        (378)       (552)
                                                                                            ----------  ----------
Net cash used in operating activities.....................................................     (41,577)    (15,819)
                                                                                            ----------  ----------
INVESTING ACTIVITIES
Expenditures for furniture and equipment..................................................      (2,089)       (605)
Acquisitions of real estate service companies.............................................     (20,863)     --
Investments in unconsolidated subsidiaries................................................        (597)     (1,537)
Distributions from unconsolidated subsidiaries............................................       2,977         564
Contributions from minority interest......................................................         171         457
Distributions to minority interest........................................................      (1,994)       (145)
                                                                                            ----------  ----------
Net cash used in investing activities.....................................................     (22,395)     (1,266)
                                                                                            ----------  ----------
FINANCING ACTIVITIES
Principal payments on debt................................................................      (1,390)     (1,819)
Proceeds from debt........................................................................      33,615       2,306
Proceeds from exercise of stock options...................................................          74      --
Collections of stockholder loans..........................................................          91      --
                                                                                            ----------  ----------
Net cash provided by financing activities.................................................      32,390         487
                                                                                            ----------  ----------
Net decrease in cash and cash equivalents.................................................     (31,582)    (16,598)
Cash and cash equivalents, beginning of period............................................      96,747      58,505
                                                                                            ----------  ----------
Cash and cash equivalents, end of period..................................................  $   65,165  $   41,907
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

1. GENERAL

    The consolidated interim financial statements of Trammell Crow Company (the Company) included herein have been prepared in accordance with the requirements for interim financial statements and do not include all disclosures required under generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 1997 included herein. In the opinion of management, all adjustments and eliminations, consisting only of recurring adjustments, necessary for a fair presentation of the financial statements for the interim periods have been made. Interim results of operations are not necessarily indicative of the results to be expected for the full year.

    The Company has experienced and expects to continue to experience quarterly variations in revenues and net income as a result of several factors, including the timing of transactions, the commencement of new contracts, revenue mix and the timing of additional selling, general and administrative expenses to support new business activities. The Company's revenues tend to be higher in the last quarter of the year than in the first three quarters because its clients have demonstrated a tendency to close transactions toward the end of the year, which causes the Company to earn more of its revenue under transaction-oriented service contracts in the last quarter of the year. In addition, an increasing percentage of the Company's property management and infrastructure management contracts provide for incentive payments if the Company achieves certain performance targets. Such incentive payments are generally earned in the fourth quarter.

    USE OF ESTIMATES

    The preparation of the financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    INCOME TAXES

    The provision for income taxes has been included in the accompanying financial statements based on an estimated annual effective tax rate. The differences between the provisions for income taxes and amounts computed by applying the statutory federal income tax rates to income are primarily a result of amortization of goodwill, state income taxes and non-deductible meals and entertainment expenditures.

    EARNINGS PER SHARE

    Weighted average shares outstanding used to calculate basic earnings per share were 33,899,574. Weighted average shares outstanding of 36,115,203 used to calculate diluted earnings per share includes employee stock options to purchase 2,215,629 shares of common stock as these options are dilutive.

2. REAL ESTATE HELD FOR SALE

    During the three months ended March 31, 1998, the Company sold three real estate projects for an aggregate sales price of $10,209, resulting in a gain on disposition of $866. During the three months ended March 31, 1997, the Company sold six real estate projects for an aggregate sales price of $13,864, resulting in a gain on disposition of $1,124.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

2. REAL ESTATE HELD FOR SALE (CONTINUED)
    In March 1997, the Company contributed real estate held for sale of $35,400 and the related $35,400 note payable to a partnership and received a 16% limited partner interest. No gain was recognized.

3. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

    Operating results for unconsolidated subsidiaries in which the Company has an investment were as follows:

                                                                                FOR THE THREE
                                                                                 MONTHS ENDED
                                                                                MARCH 31, 1998
                                                                                --------------
Total revenues................................................................    $   13,682
Total expenses................................................................        (8,128)
                                                                                     -------
  Net income..................................................................    $    5,554
                                                                                     -------
                                                                                     -------

4. STOCKHOLDERS' EQUITY

    A summary of the Company's stock option activity for the three months ended March 31, 1998 is as follows:

                                    EXERCISE PRICE OF       EXERCISE PRICE OF
                                   $3.85 (BELOW MARKET    $17.50 TO $29.44 (AT
                                          PRICE               MARKET PRICE
                                     AT GRANT DATE)          AT GRANT DATE)         TOTAL
                                  ---------------------  -----------------------  ----------
OPTIONS OUTSTANDING:
December 31, 1997...............         2,423,769               2,364,277         4,788,046
Granted.........................           --                      118,943           118,943
Exercised.......................           (19,378)                --                (19,378)
Forfeited.......................                                   (38,866)          (38,866)
Expired.........................           --                      --                 --
                                        ----------              ----------        ----------
March 31, 1998..................         2,404,391               2,444,354         4,848,745
                                        ----------              ----------        ----------
                                        ----------              ----------        ----------
OPTIONS EXERCISABLE AT MARCH 31,
  1998..........................         2,404,391                  15,822         2,381,347
                                        ----------              ----------        ----------
                                        ----------              ----------        ----------

5. ACQUISITION OF TOOLEY & COMPANY

    On March 16, 1998, the Company purchased all of the issued and outstanding capital stock of Tooley & Company, Inc. (Tooley), a California real estate services company primarily engaged in office management and leasing. The Company paid cash of $23,100 for the capital stock, and paid an additional $1,000 to two of the principals of Tooley as consideration for non-compete agreements. The Company also agreed to pay the seller an additional $3,000 of purchase price if Tooley achieves certain performance standards in the future, as well as certain payments based upon the future performance of certain of Tooley's projects. In connection with the acquisition, which was accounted for using the purchase method of accounting, the Company recorded goodwill of $17,375. The operations of Tooley are included in the

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

5. ACQUISITION OF TOOLEY & COMPANY (CONTINUED)
Company's operations from the date of acquisition. The Company borrowed $23,000 under its credit facility to fund the purchase.

6. CONTINGENCIES

    At March 31, 1998, the Company has guaranteed $3,775 of real estate notes payable of others. These notes are collateralized by the underlying real estate. The Company has outstanding letters of credit totaling $12,165 at March 31, 1998, which expire at varying dates through July 1999.

    In addition, at March 31, 1998, the Company has several completion and budget guarantees relating to development projects. Management does not expect to incur any material losses under these guarantees.

    The Company and its subsidiaries are defendants in lawsuits that arose in the normal course of business. In management's judgment, the ultimate liability, if any, from such legal proceedings will not have a material effect on the Company's financial position.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS (SUBJECT TO COMPLETION)
            , 1998

                                5,000,000 SHARES
                             TRAMMELL CROW COMPANY

                                  COMMON STOCK
                                 --------------
 OF THE 5,000,000 SHARES OF COMMON STOCK (THE "SHARES") BEING OFFERED,
SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE
    INTERNATIONAL UNDERWRITERS AND        SHARES ARE BEING OFFERED INITIALLY
      INSIDE THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE "UNDERWRITING." ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY (THE
        "OFFERING") ARE BEING SOLD BY CERTAIN STOCKHOLDERS (THE "SELLING
         STOCKHOLDERS") OF TRAMMELL CROW COMPANY (THE "COMPANY"). SEE
       "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE
       ANY PROCEEDS FROM THE SALE OF SHARES BY THE SELLING STOCKHOLDERS.
          THE COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE
          UNDER THE SYMBOL "TCC." ON JULY 16, 1998, THE LAST REPORTED
             SALE PRICE OF THE COMMON STOCK ON THE NEW YORK STOCK
            EXCHANGE COMPOSITE TRANSACTIONS TAPE WAS $31.125 PER
               SHARE. IN 1991, THE COMPANY'S REAL ESTATE SERVICES
                BUSINESS WAS SEPARATED FROM THE COMMERCIAL REAL
                   ESTATE ASSET BASE OWNED BY THE COMPANY'S
                 PREDECESSOR. THE COMPANY CONTINUED TO OPERATE
                    THE REAL ESTATE SERVICES BUSINESS WHILE
                    OWNERSHIP OF THE COMMERCIAL REAL ESTATE
                   ASSET BASE WAS SEGREGATED INTO A NUMBER
                     OF SEPARATE ENTITIES DISTINCT FROM THE
                           COMPANY, WITH INDEPENDENT
MANAGEMENT AND OPERATIONS.
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.
                               -----------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                              -------------------

                            PRICE $          A SHARE
                              -------------------

                                                                            UNDERWRITING        PROCEEDS TO
                                                          PRICE TO         DISCOUNTS AND          SELLING
                                                           PUBLIC          COMMISSIONS(1)     STOCKHOLDERS(2)
                                                     ------------------  ------------------  ------------------
PER SHARE..........................................          $                   $                   $
TOTAL(3)...........................................          $                   $                   $

---------
  (1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

  (2) BEFORE DEDUCTING EXPENSES OF THE OFFERING PAYABLE BY THE SELLING
      STOCKHOLDERS AND THE COMPANY, ESTIMATED AT $          .

  (3) THE SELLING STOCKHOLDERS HAVE GRANTED TO THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 750,000 ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC, LESS UNDERWRITING DISCOUNTS AND COMMISSIONS, FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND
      COMMISSIONS, AND PROCEEDS TO THE SELLING STOCKHOLDERS WILL BE $          ,
      $          AND $          , RESPECTIVELY. SEE "UNDERWRITING."
                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SHEARMAN & STERLING, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT THE
DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT             , 1998 AT THE
OFFICES OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY DEAN WITTER
            BANCAMERICA ROBERTSON STEPHENS
                          BT ALEXQ BROWN INTERNATIONAL
                                                    DONALDSON, LUFKIN & JENRETTE

      , 1998.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table itemizes the various expenses payable by the Company in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. ALL of the various expenses shall be payable by the Selling Stockholders. All of the amounts shown are estimated except the Commission filing fee:

Securities and Exchange Commission filing fee.....................  $  52,475
NASD filing fee...................................................     18,290
New York Stock Exchange listing fee...............................
Printing expenses.................................................
Legal fees and expenses...........................................
Consulting fees...................................................
Accounting fees and expenses......................................
Blue Sky fees and expenses........................................
Transfer agent's and registrar's fees.............................
Miscellaneous expenses............................................
                                                                    ---------
    Total.........................................................  $
                                                                    ---------
                                                                    ---------

14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the DGCL ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article Twelfth of the Certificate of Incorporation of the Company provides that the Company shall indemnify its officers and directors to the maximum extent allowed by the DGCL. Pursuant to Section 145, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The registrant also has the power to purchase and maintain insurance for its directors and officers. The Company maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities. Additionally, Article Twelfth of the Certificate of Incorporation provides that, in the event that an officer or director files suit against the registrant seeking indemnification of liabilities or expenses incurred, the burden will be on the registrant to prove that the indemnification would not be permitted under the DGCL. The preceding discussion of the registrant's Certificate of Incorporation and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation and Section 145 of the DGCL.

    The Company has entered into indemnification agreements with the Company's directors and officers. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

    At present, there is no pending litigation or proceeding involving a director or officer of the Company for which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its directors and officers, and by the Company and the Selling Stockholders of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

15. RECENT SALES OF UNREGISTERED SECURITIES

    On August 21, 1997, the Company was incorporated in Delaware and 1,000 shares of Common Stock were issued to Crow Family Partnership, L.P. ("Crow Family") for $1,000 in cash. Such shares were issued without registration under the Securities Act, in reliance on Section 4(2) of the Securities Act.

    On August 22, 1997, TCRS acquired the business of Doppelt and the Company issued a convertible subordinated note to Doppelt which was converted immediately prior to the consummation of the Initial Public Offering into 342,857 shares of Common Stock. The note represents a portion of the consideration paid in connection with the Doppelt Acquisition. The shares of Common Stock issued to Doppelt upon conversion of the note were issued without registration under the Securities Act, in reliance on Section 4(2) of the Securities Act.

    Immediately prior to the closing of the Initial Public Offering, in connection with the Reincorporation Merger, the Company issued to the shareholders of the Predecessor Company 25,502,964 shares of Common Stock. Such shares were issued without registration under the Securities Act, in reliance on
Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

    Immediately prior to the closing of the Initial Public Offering, the Company issued to CFH 2,295,217 shares of Common Stock. The shares were issued in consideration of the execution of the License Agreement. Such shares were issued without registration under the Securities Act, in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

    In connection with the Faison Acquisition, the Company issued to each of Mr. Henry J. Faison and Faison Enterprises, Inc., 63,914 shares of Common Stock for $2,000,000 in cash from each purchaser. Such shares were issued without registration under the Securities Act, in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

    (A) EXHIBITS

  1.1*     Form of Underwriting Agreement

  2.1**    Agreement and Plan of Merger dated August 22, 1997, among the Company, the
             Predecessor Company, TCC Merger Sub, Inc. and certain other parties thereto.

  2.2**    First Amendment to Agreement and Plan of Merger dated as of November 22, 1997

  2.3*     Asset Purchase Agreement among Faison & Associates, Inc., Faison
             Enterprises., Media Advertising & Design, Inc., Henry J. Faison, TCSE
             Realty Services, Inc. and Trammell Crow Company dated as of June 29, 1998.+

  3.1**    Certificate of Incorporation of the Company

  3.2**    Bylaws of the Company

  4.1**    Form of certificate for shares of Common Stock of the Company

  5.1*     Opinion of Vinson & Elkins L.L.P. relating to the Common Stock

  8.1*     Opinion of Vinson & Elkins L.L.P. relating to Certain U.S. Federal Tax
             Considerations for Non-U.S. Holders of Common Stock

10.1*****  Credit Agreement dated as of December 1, 1997, among the Company, NationsBank of Texas, N.A. and Bankers Trust Company

 10.2***   First Amendment of Credit Agreement dated as of December 1, 1997 among the
             Company, NationsBank of Texas, N.A. and Bankers Trust Company--January 29,
             1998.

 10.3***   Second Amendment of Credit Agreement dated as of December 1, 1997 among the
             Company, NationsBank of Texas, N.A. and Bankers Trust Company--April 27,
             1998.

 10.4**    Form of License Agreement among the Company and CFH Trade-Names, L.P.

 10.5**    Form of Indemnification Agreement, with schedule of signatures

 10.6**    Predecessor Company's 1997 Stock Option Plan

 10.7**    Company's Long-Term Incentive Plan

 10.8**    Company's 1995 Profit Sharing Plan

 10.9****  Company's Employee Stock Purchase Plan

 10.10**   Acquisition Agreement dated August 15, 1997, among the Company, TCRS, Doppelt and Jeffrey J. Doppelt

 10.11**   Subordinated Promissory Note dated August 22, 1997, between the Company and
             Doppelt

 10.12**   Form of Stockholders' Agreement among the Company, Crow Family Partnership
             L.P., CFH Trade-Names, L.P., J. McDonald Williams and certain other signatories thereto

 10.13*    Merchant Build/Right of First Refusal Agreement entered into July 2, 1998 by and between Faison Enterprises, Inc., Faison ICP, Inc., and TCSE Realty
             Services, Inc.

 10.14*    Real Estate Services Agreement entered into July 2, 1998 by and between
             Faison & Associates, Inc., Faison Enterprises, Inc., and TCSE Realty
             Services, Inc.

 10.15*    Employment Agreement for Henry J. Faison dated July 2, 1998

 21.1*     Subsidiaries of the Company

 23.1      Consent of Ernst & Young LLP

 23.2*     Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1)

 24.1      Power of Attorney (included on signature pages of this Registration
             Statement)

------------------------

*      To be filed by Amendment.

** Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File Number 333-34859) initially filed with the Securities and Exchange Commission on September 3, 1997 and incorporated herein by reference.

*** Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 and incorporated herein by reference.

**** Previously filed as an exhibit to the Company's Registration Statement on Form S-8 (File Number 333-50578) filed with the Securities and Exchange Commission on April 21, 1998 and incorporated herein by reference.

*****  Previously filed as an exhibit to the Company's Annual Report on Form
       10-K/A for the fiscal year ended December 31, 1997 and incorporated herein by reference.

+ Pursuant to Item 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission on request.

    (B) SUPPLEMENTAL FINANCIAL STATEMENT SCHEDULE

    Report of Independent Auditors

    Schedule III--Real Estate Investments and Accumulated Depreciation--Trammell Crow Company and Subsidiaries.

    All other schedules have been intentionally omitted because they are either not required or the information has been included in the Notes to the Consolidated Financial Statements included as part of this Registration Statement.

17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby further undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 17th day of July, 1998.

                                        TRAMMELL CROW COMPANY

                                        By:          /s/ GEORGE L. LIPPE
                                             -----------------------------------
                                                       George L. Lippe
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George L. Lippe, Asuka Nakahara, Derek R. McClain and William P. Leiser and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including pre-and post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

               NAME                           TITLE                    DATE
  ------------------------------  ------------------------------  ---------------

                                  President, Chief Executive
       /s/ GEORGE L. LIPPE          Officer and Director
  ------------------------------    (Principal Executive          July 17, 1998
         George L. Lippe            Officer)

                                  Executive Vice President and
        /s/ ASUKA NAKAHARA          Chief Financial Officer
  ------------------------------    (Principal Financial          July 17, 1998
          Asuka Nakahara            Officer)

      /s/ WILLIAM P. LEISER       Executive Vice President and
  ------------------------------    Treasurer (Principal          July 17, 1998
        William P. Leiser           Accounting Officer)

        /s/ HARLAN R. CROW
  ------------------------------  Director                        July 17, 1998
          Harlan R. Crow

     /s/ J. MCDONALD WILLIAMS
  ------------------------------  Director                        July 17, 1998
       J. McDonald Williams

               NAME                           TITLE                    DATE
  ------------------------------  ------------------------------  ---------------

      /s/ JAMES D. CARREKER
  ------------------------------  Director                        July 17, 1998
        James D. Carreker

     /s/ WILLIAM F. CONCANNON
  ------------------------------  Director                        July 17, 1998
       William F. Concannon

        /s/ JAMES R. ERWIN
  ------------------------------  Director                        July 17, 1998
          James R. Erwin

      /s/ JEFFREY M. HELLER
  ------------------------------  Director                        July 17, 1998
        Jeffrey M. Heller

     /s/ ROWLAND T. MORIARTY
  ------------------------------  Director                        July 17, 1998
       Rowland T. Moriarty

      /s/ ROBERT E. SULENTIC
  ------------------------------  Director                        July 17, 1998
        Robert E. Sulentic

       /s/ HENRY J. FAISON        Executive Vice President and
  ------------------------------    Director                      July 17, 1998
         Henry J. Faison

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Trammell Crow Company

    We have audited the consolidated financial statements of Trammell Crow Company (a Delaware corporation; formerly a Texas close corporation) and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated March 4, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Dallas, Texas
March 4, 1998

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

       SCHEDULE III--REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                             INITIAL COST
                                                ---------------------------------------     COSTS
                                                             BUILDINGS      FURNITURE     SUBSEQUENT
                                   RELATED                      AND         FIXTURES &        TO
DESCRIPTION                     ENCUMBRANCES      LAND     IMPROVEMENTS     EQUIPMENT     ACQUISITION
------------------------------  -------------   --------   -------------   ------------   ----------
RETAIL:
Diamond Bar--Diamond Bar,
  CA..........................       $ 5,650    $ 21,475        $ 4,290        $--        $  --
Dry-Wadsworth--Arvada, CO.....       --              473            495        --                76
Petsmart--Edmond, OK..........         1,434         900        --             --               587
Fairbanks--Fairbanks, AK......         2,136       --  (A)      --             --             2,557
Gateway Plaza--Aurora, CO.....         6,574       1,018          5,793        --                62
Lost Pines--Bastrop, TX.......         1,407         521             40        --             1,214
Village Green--Yorba Linda,
  CA..........................         2,750       1,890          2,316        --            --
Walgreen's--Houston, TX.......         2,440       2,525             35        --            --
OFFICE:
Bowie--Austin, TX.............         1,785         442          1,767        --                78
Kelley Clarke--Portland, OR...         1,955         530        --             --             1,501
INDUSTRIAL:
349 Oyster Point--San
  Francisco, CA...............         3,806       1,577        --             --             2,670
Bolingbrook--Bolingbrook,
  IL..........................         6,239       1,406        --             --             7,061
Centrepoint--Chino, CA........         5,313       4,588        --             --               692
CH-NW Place II--Houston, TX...         5,174         698            176        --             4,292
Cooper--Reno, NV..............         4,074       1,513          2,537        --                23
Dunsirn BTS--Reno, NV.........           451         401        --             --                38
McCormick--Irving, TX.........       --              496        --             --               445
OCP II--Orlando, FL...........         2,478         499          1,751        --             1,444
Peerless--Allen, TX...........         2,424       1,496            102        --             1,761
TC Longmont--Longmont, CO.....         8,300       1,155          6,708        --               136
Wooddale--Wooddale, IL........        11,694       4,034            301        --             7,804
LAND:
56th & Warner--Phoenix, AZ....       --            1,578        --             --                76
AEW #10--Mt. Laurel Township,
  MJ..........................       --              327        --             --            --
Andover--Andover, MA..........       --              291        --             --               291
Chapel Hills--Colorado
  Springs, CO.................           430         770        --             --                35
Cleveland--Cleveland, OH......       --              260        --             --            --
Freeport I--Irving, TX........       --            2,746        --             --            --
Oxnard--Oxnard, CA............       --              280        --             --            --
Quarry Crossing--San Antonio,
  TX..........................       --            2,557        --             --            --
Sadler--Memphis, TN...........       --              123        --             --            --
Silver Lake Pond--Charlotte,
  NC..........................           109         109        --             --            --
Summit Plaza--Orlando, FL.....       --              572        --             --            --
TC Riverside--Belcamp, MD.....       --              919        --             --            --
Westridge at Gateway-Dallas,
  TX..........................       --            1,535        --             --            --
                                -------------   --------   -------------         -----    ----------
  Total.......................       $76,623    $ 39,704        $26,311        $--        $  32,552
                                -------------   --------   -------------         -----    ----------
                                -------------   --------   -------------         -----    ----------

                                                  12/31/97 BALANCE
                                ----------------------------------------------------
                                              BUILDINGS      FURNITURE
                                                 AND         FIXTURES &                  DATE OF       DATE      DEPRECIABLE

DESCRIPTION                       LAND      IMPROVEMENTS     EQUIPMENT     TOTAL(B)    CONSTRUCTION  ACQUIRED     LIVES(C)

------------------------------  ---------   -------------   ------------   ---------   -----------   ---------   ----------

RETAIL:
Diamond Bar--Diamond Bar,
  CA..........................  $   1,475        $ 4,290        $--        $  5,765          1981        1997
Dry-Wadsworth--Arvada, CO.....        473            571        --            1,044          1995        1995
Petsmart--Edmond, OK..........        900            587        --            1,487          1997        1997
Fairbanks--Fairbanks, AK......     --              2,557        --            2,557          1997         n/a
Gateway Plaza--Aurora, CO.....      1,018          5,855        --            6,873          1984        1996
Lost Pines--Bastrop, TX.......        521          1,254        --            1,775          1997        1997
Village Green--Yorba Linda,
  CA..........................      1,890          2,316        --            4,206          1986        1997
Walgreen's--Houston, TX.......      2,525             35        --            2,560          1997        1997
OFFICE:
Bowie--Austin, TX.............        442          1,845        --            2,287          1986        1997
Kelley Clarke--Portland, OR...        530          1,501        --            2,031          1997        1997
INDUSTRIAL:
349 Oyster Point--San
  Francisco, CA...............      1,754          2,493        --            4,247          1997        1997
Bolingbrook--Bolingbrook,
  IL..........................      1,406          7,061        --            8,467          1995        1995
Centrepoint--Chino, CA........      4,588            692        --            5,280     1997/1998        1997
CH-NW Place II--Houston, TX...        698          4,468        --            5,166          1997        1997
Cooper--Reno, NV..............      1,513          2,560        --            4,073          1992        1997
Dunsirn BTS--Reno, NV.........        401             38        --              439          1997        1997
McCormick--Irving, TX.........        761            180        --              941          1997        1997
OCP II--Orlando, FL...........        499          3,195        --            3,694          1982        1997
Peerless--Allen, TX...........      1,508          1,851        --            3,359          1997        1997
TC Longmont--Longmont, CO.....      1,155          6,844        --            7,999     1979/1988        1997
Wooddale--Wooddale, IL........      4,034          8,105        --           12,139     1996/1997        1996
LAND:
56th & Warner--Phoenix, AZ....      1,654        --             --            1,654           n/a        1997
AEW #10--Mt. Laurel Township,
  MJ..........................        327        --             --              327           n/a        1997
Andover--Andover, MA..........     --            --             --              291           n/a        1995
Chapel Hills--Colorado
  Springs, CO.................        805        --             --              805           n/a        1997
Cleveland--Cleveland, OH......        260        --             --              260           n/a        1996
Freeport I--Irving, TX........      2,746        --             --            2,746           n/a        1997
Oxnard--Oxnard, CA............        280        --             --              280           n/a        1996
Quarry Crossing--San Antonio,
  TX..........................      2,557        --             --            2,557           n/a        1997
Sadler--Memphis, TN...........        123        --             --              123           n/a        1997
Silver Lake Pond--Charlotte,
  NC..........................        109        --             --              109           n/a        1997
Summit Plaza--Orlando, FL.....        572        --             --              572           n/a        1997
TC Riverside--Belcamp, MD.....        919        --             --              919           n/a        1997
Westridge at Gateway-Dallas,
  TX..........................      1,535        --             --            1,535           n/a        1997
                                ---------   -------------         -----    ---------
  Total.......................  $  40,269        $58,298        $--        $ 98,567
                                ---------   -------------         -----    ---------
                                ---------   -------------         -----    ---------

----------------------------------
(A) Property is subject to a ground lease.
(B) The aggregate cost for Federal income tax purposes is approximately $103 million.
(C) All real estate investments have been held for sale since acquisition and are therefore not depreciated.

                     TRAMMELL CROW COMPANY AND SUBSIDIARIES

               NOTES TO SCHEDULE III--REAL ESTATE INVESTMENTS AND
                            ACCUMULATED DEPRECIATION

Changes in real estate investments and accumulated depreciation for the three years ended December 31, 1997 are as follows (in thousands):

                                                                                           1997        1996        1995
                                                                                        ----------  ----------  ----------
Real estate investments:
  Balance at beginning of year........................................................  $   71,122  $   20,274  $   20,215
    Additions and improvements........................................................     104,147      92,975      38,549
    Sales and transfers...............................................................     (76,702 (A)    (42,127)    (38,490)
                                                                                        ----------  ----------  ----------
  Balance at end of year..............................................................  $   98,567  $   71,122  $   20,274
                                                                                        ----------  ----------  ----------
                                                                                        ----------  ----------  ----------

------------------------

(A) Includes $35,400 contributed to a partnership in March 1997.

                               INDEX TO EXHIBITS

1.1*       Form of Underwriting Agreement

2.1**      Agreement and Plan of Merger dated August 22, 1997, among the Company, the
             Predecessor Company, TCC Merger Sub, Inc. and certain other parties thereto.

2.2**      First Amendment to Agreement and Plan of Merger dated as of November 22,
             1997

2.3*       Asset Purchase Agreement among Faison Associates, Inc., Faison
             Enterprises, Inc., Media Advertising & Design, Inc., Harry J. Faison,
             TCSE Realty Services, Inc. and Trammell Crow Company dated as of June
             29, 1998

3.1**      Certificate of Incorporation of the Company

3.2**      Bylaws of the Company

4.1**      Form of certificate for shares of Common Stock of the Company

5.1*       Opinion of Vinson & Elkins L.L.P. relating to the Common Stock

8.1*       Opinion of Vinson & Elkins L.L.P. relating to Certain U.S. Federal Tax
             Considerations for Non-U.S. Holders of Common Stock

10.1*****  Credit Agreement dated as of December 1, 1997, among the Company,
             NationsBank of Texas, N.A. and Bankers Trust Company

10.2***    First Amendment of Credit Agreement dated as of December 1, 1997 among the
             Company, NationsBank of Texas, N.A. and Bankers Trust Company--January
             29, 1998.

10.3***    Second Amendment of Credit Agreement dated as of December 1, 1997 among the Company, NationsBank of Texas, N.A. and Bankers Trust Company--
             April 27, 1998.

10.4**     Form of License Agreement among the Company and CFH Trade-Names, L.P.

10.5**     Form of Indemnification Agreement, with schedule of signatures

10.6**     Predecessor Company's 1997 Stock Option Plan

10.7**     Company's Long-Term Incentive Plan

10.8**     Company's 1995 Profit Sharing Plan

10.9****   Company's Employee Stock Purchase Plan

10.10**    Acquisition Agreement dated August 15, 1997, among the Company, TCRS,
             Doppelt and Jeffrey J. Doppelt

10.11**    Subordinated Promissory Note dated August 22, 1997, between the Company and Doppelt

10.12**    Form of Stockholders' Agreement among the Company, Crow Family Partnership
             L.P., CFH Trade-Names, L.P., J. McDonald Williams and certain other signatories thereto

10.13*     Merchant Build/Right of First Refusal Agreement entered into July 2, 1998 by and between Faison Enterprises, Inc., Faison ICP, Inc., and TCSE
             Realty Services, Inc.

10.14*     Real Estate Services Agreement entered into July 2, 1998 by and between
             Faison & Associates, Inc., Faison Enterprises, Inc. and TCSE Realty
             Services, Inc.

10.15*     Employment Agreement for Henry J. Faison dated July 2, 1998

21.1*      Subsidiaries of the Company

23.1       Consent of Ernst & Young LLP

23.2       Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1)

24.1       Power of Attorney (included on signature pages of this Registration
             Statement)

------------------------

*     To be filed by Amendment.

** Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File Number 333-34859) initially filed with the Securities and Exchange Commission on September 3, 1997 and incorporated herein by reference.

*** Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 and incorporated herein by reference.

**** Previously filed as an exhibit to the Company's Registration Statement on Form S-8 (File Number 333-50578) filed with the Securities and Exchange Commission on April 21, 1998 and incorporated herein by reference.

***** Previously filed as an exhibit to the Company's Annual Report on Form
      10-K/A for the fiscal year ended December 31, 1997 and incorporated herein by reference.

+ Pursuant to Item 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission on request.